UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

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EQUIFAX INC.

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EQUIFAX

Our Next Gear

Notice of 2023 Annual Meeting and Proxy Statement

2022 was a strong year for the New Equifax. We are truly a diversified data, analytics and technology company that is shifting into our Next Gear and extending well beyond a traditional credit bureau in the markets we serve worldwide. We are driving innovation to meet the evolving needs of global consumers and customers while delivering strong financial results for our shareholders.

Equifax achieved record 2022 annual revenue of $5.122 billion,

up 4% over 2021 despite an unprecedented estimated 56% decline in U.S. mortgage originations and a softening of the global macroeconomic environment. The power of the Equifax business model and our execution against our EFX2025 strategic priorities is reflected in our eight consecutive quarters of strong, double digit core revenue growth – and strong 17% non-mortgage growth in 2022. Our non-mortgage businesses comprised 77% of Equifax and delivered growth in 2022 well above our 8-12% long-term growth framework.

In 2022, we harnessed the power of our new Equifax Cloud™ capabilities and differentiated data to deliver more than 100 new products for a record setting Vitality Index (defined as revenue from new products introduced in the last three years) of 13%, which is well above our 10% long term vitality target for new products and 400 basis points above 2021. North American revenue from products delivered from an application running in the new Equifax Cloud reached a record of approximately 70%, up from 50% in 2021. We also continued to invest in strategic, bolt-on acquisitions to strengthen our company and drive future growth and have signed or completed 14 transactions for consideration totaling $4.1 billion since the beginning of 2021. We continue to set ourselves apart in the industry with innovative solutions and differentiated data assets that ‘Only Equifax’ can provide.

At the Business Unit Level in 2022

Workforce Solutions

$2.3B

Workforce Solutions, our fastest growing, highest margin, and most valuable business, delivered annual revenue of $2.3 billion – **growth of 14%** over 2021. Importantly, Workforce Solutions **non-mortgage revenue, which represents 67% of revenue, was up a very strong 42%**. This business unit has more than doubled in size over the past several years and has grown from about 25% of our total revenue four years ago to almost 50% in 2022. It will likely exceed more than half of Equifax revenue in the coming years!

U.S. Information Solutions

$1.7B

U.S. Information Solutions (USIS) delivered annual revenue of $1.7 billion, a decline of 7% from 2021 due to the declining 2022 mortgage market, which was partially offset by **strong 6% business-to-business (B2B) non-mortgage growth and B2B Online non-mortgage revenue growth of 11.5%.** In March 2023, we announced the appointment of Todd Horvath as President of USIS effective March 31, 2023. Horvath will drive our USIS growth strategy – leveraging the company's differentiated data assets, Equifax Cloud-based technology and deep analytics expertise to create innovative solutions that drive financial opportunity for businesses and consumers. He joins Equifax from Fiserv, where he most recently served as the Co-Head of the Fiserv Banking organization.

International

$1.1B

International, for the **second year in a row**, achieved more than a billion dollars in revenue and **double digit local currency growth, to $1.1 billion**, up 12% in local currency. We are seeing broad-based execution from our International businesses, with strong double digit local currency revenue **growth in our Latin America (LATAM) and Europe** regions.

Strong Financial Performance

Our strong financial performance was supported by the significant strides we have made to complete our Equifax Cloud transformation. This new Cloud infrastructure is delivering always-on capabilities and faster New Product Innovation, with integrated data assets, faster data delivery and industry leading enterprise security. Approximately 70% of our North American revenue is now being delivered from the Equifax Cloud and in 2023 we are focused on completing our North American cloud transformation to become the only cloud native data and analytics company.

The strength of the New Equifax worldwide is supported by our nearly 14,000 Equifax employees in 24 countries who have helped our customers adapt to a challenging post-COVID economic landscape, enabling them to support rapidly evolving consumer needs.

A few of our 2022 highlights include:

Consumer Impact: Helping People Live Their Financial Best

Our company purpose is to help people live their financial best and Equifax strives to support economically healthy individuals and financially inclusive communities in each of the 24 countries where we do business. This purpose-driven focus was recognized in 2022 with a Google Customer Award for Diversity, Equity and Inclusion.

Financial inclusion is at our core and Equifax is committed to helping people and small businesses access useful and affordable financial products and services that meet their needs – including payments, savings, credit, insurance and government benefits – delivered in a responsible and sustainable way. Every financial first – whether it’s a first job, a college education, a bank account, credit card, car loan, apartment lease, small business loan, government benefit or mortgage – can spur positive economic change.

While credit reports remain a strong indicator of credit history and past financial reliability, we believe that Fair Credit Reporting Act (FCRA) compliant information that is not included in traditional credit report data has the potential to help responsibly expand consumer access to credit and support a more inclusive economy. Equifax is a leader in alternative data that supports financial inclusion and access to credit.

In 2022, we publicly announced plans to become the first in the industry to provide certain telecommunications, pay TV and utilities attributes to the mortgage industry to help streamline the mortgage underwriting process and support loans within the secondary mortgage market. Effective Q1 2023, these telecommunications, pay TV and utilities attributes are now available to the mortgage industry to provide a fuller picture of consumers’ financial profiles. The majority of American adults have at least one utility or cell phone bill in their name. Delivering certain telecommunications, pay TV and utilities attributes to mortgage lenders alongside traditional credit reports can help create greater home ownership opportunities for more than 191 million U.S. consumers, 80% of whom have traditional credit files, but may benefit from additional insights into their financial profile that can make mortgage underwriting faster and easier. The use of these expanded data insights can also provide visibility to millions of credit invisible consumers – those without traditional credit files – and enhance the financial profiles of younger, thin-file, and unscorable consumers as they complete first mortgage applications – helping to expand access to credit.

Equifax plays an important role in the financial lives of consumers and we take that responsibility seriously. As we strive to become the most consumer-friendly credit bureau, our company purpose drives our business actions.

ESG Priorities

Data, analytics and technology is a powerful force in addressing pressing issues facing the world around us and Equifax has committed to reaching net-zero greenhouse gas emissions by 2040, an important sustainability commitment enabled by our Equifax Cloud. As we move from physical, on-premise data centers to cloud-based technology, we are working to increase system reliability and reduce operating expenses while also transitioning to more renewable energy sources, consuming energy more efficiently and reducing our carbon footprint. These strategic business actions also have the potential to help reduce greenhouse gas emissions.

For Equifax in 2022, data centers made up approximately 50% of the company’s total scope 1 and 2 emissions, net of renewable energy. As a part of our Equifax Cloud transformation we have decommissioned 19 data centers to date, including seven decommissions in 2022. As we complete our North American Cloud transformation in 2023, we expect to close about 15 additional data centers, consolidate development centers, and continue to reduce our software application footprint. In 2022, we accelerated our plan to purchase renewable energy associated with our offices and data centers, which will continue to have a positive impact on our sustainability commitments.

Equifax makes quantitative Environmental, Social and Governance (ESG) diversity disclosures available annually in accordance with the Sustainability Accounting Standards Board (SASB) framework, and we were one of the first in our industry to publicly disclose our Equal Employment Opportunity (EEO-1) and SASB diversity reports. We are committed to nurturing a culture where everyone feels welcomed, valued and respected. Within our senior leadership team, nearly 60% identify as female or as having a diverse racial or ethnic background, and 45% of the Equifax global workforce identify as female.

In support of our commitment to inclusion and diversity and the creation of an environment where all team members can flourish, we also developed and launched the Equifax Inclusive Leader Framework in 2022 to articulate the habits and behaviors expected of leaders across Equifax. And all members of our Global Leadership Team had an ESG goal as part of their performance objectives last year.

In January 2023, Equifax appointed Karen Fichuk, former Chief Executive Officer of Randstad North America, as an independent director. Fichuk’s election is part of the board’s regular succession planning process in connection with the scheduled retirement of independent director Bob Selander in May 2023. Forty percent of our director nominees for election at the 2023 Annual Meeting identify as female.

EFX2025: Our Growth Strategy for the Future

We move into 2023 with significant momentum in the underlying growth of our businesses and in the execution of our EFX2025 strategic priorities. Our Equifax team around the world delivered against every component of our EFX2025 growth strategy in 2022 as we worked to rapidly build the New Equifax and shift into our Next Gear of operations.

Accelerate Innovation and New Products

Equifax truly accelerated New Product Innovation in 2022 with over 100 new products for the third year in a row, and a record full year Vitality Index of over 13% with over 90% of new product revenue from non-mortgage products. This 13% Vitality Index is an all-time high since our Vitality Index program’s inception in 2007, and is greater than 400 basis points above our strong 2021 results and more than 300 basis points higher than our long-term growth framework.

As we complete the new Equifax Cloud, we are positioned to bring exciting new products to market that leverage our diversified assets and unique capabilities to unlock growth opportunities for our customers. A majority of our New Product Innovations, about 75% in total, leverage global capabilities from our Equifax Cloud platform, which drives both scale and efficiency. Our time to market is averaging 77 days from start to launch, which is just a third of the time needed only three years ago. Revenue driven from new products reached the highest level in our history at $650 million in 2022.

Workforce Solutions continues to lead Equifax in New Product Innovation with offerings like the TotalVerify data hub, delivering a business unit Vitality Index at more than twice our long-term 10% Vitality Index target. Workforce Solutions is the first Equifax business to be substantially complete with their Equifax Cloud transformation and the growth of the Workforce Solutions Vitality Index from the low single digits in 2019 to its record levels in 2022 is a testament to the power of the Equifax Cloud to drive innovation and new products today and in the future.

Innovation and development across all regions is increasingly powered by our investment in the Equifax Cloud. It enables us to scale and replicate our innovations across the globe – and we have grown our multi-market launches as a percentage of total New Product Innovation from 2% in 2018 to over 20% in 2022 and growing. The LATAM region leads Equifax with this approach. With a regional Vitality Index well above our 10% long term target, the International team is creating solutions that fit each of the 11 countries in the Equifax LATAM region to expand and accelerate growth.

As we complete the Equifax Cloud, we are positioned to bring exciting new products to market.

As we move into 2023, our Equifax Cloud-based data fabric capabilities will further accelerate our New Product Innovation-based revenue growth worldwide. We are in the early days of leveraging these new capabilities but remain confident that they will differentiate us commercially, expand our New Product Innovation capabilities, and accelerate our top line growth.

Leverage Equifax Cloud Capabilities

We are entering 2023 in the final chapter of completing our Equifax Cloud data and technology transformation that we started almost five years ago. This massive, over $1.5 billion multi-year investment in the Equifax Cloud is central to our differentiation and to our competitive advantage today and in the years to come. We have created an agile new foundation for the enterprise to develop solutions that are faster, more reliable, more powerful, and more secure than ever before.

In 2022, North American revenue from the Equifax Cloud reached a record of about 70%, up from 50% in 2021.

In 2022, North American revenue from the Equifax Cloud reached a record of about 70%, up from 50% in 2021. We made the strategic decision in 2022 to increase capital spending by approximately $175 million to $625 million for the year to accelerate the completion of our North American Cloud transformation. The progress made in 2022 will enable substantial completion of the North American transformation and customer migrations in 2023, including the ability to decommission applications and major North American data centers. Our International transformation also continues to progress towards our goal of being principally complete by the end of 2024 and we are on track to reach our goal of 80% of our global revenue being delivered from the Equifax Cloud in the near future.

Other highlights of our work to complete the Equifax Cloud in 2022 include:

•	We decommissioned seven data centers, bringing our total to 19, which serves to help increase our system reliability and reduce our operating expenses while reducing our carbon footprint and fueling our commitment to reach Net Zero greenhouse gas (GHG) emissions by 2040.
•	We deployed a Global Network Security Stack to enable a standard, secure and scalable Cloud infrastructure globally. This drives substantially decreased latency and increased security protection and encryption, translating to faster application onboarding and customer response time.
•	Workforce Solutions accelerated growth with the Equifax Cloud, moving The Work Number database to our Data Fabric – scaling employer records to more than 2.6 million U.S. employers – and transforming Verification Services.
•	Equifax completed 53,000 customer migrations globally in 2022, an increase from the 30,000 customer migrations completed in 2021.
•	We strengthened our competitive edge in 2022 with the launch of a unified global keying and linking platform in our enterprise Data Fabric that will soon allow us to replace 10 disparate systems.
•	Our first consumer credit product, Automated Data View, moved to the Equifax Cloud, enabling 1,500 U.S. Information Solutions customers to access our Core Credit exchange on the Data Fabric for faster insights.
•	Canada began to transform their Consumer Exchange with almost 50% of online consumer transaction volume migrated. This is the first location outside of the U.S. to begin this shift.
•	Kount Identity Verification, our global Identity Verification and Adaptive Authentication platform, went live in the U.K. replacing a legacy system and unlocking Equifax Cloud savings.
•	Latin America completed more than 20,000 of our total customer migrations in 2022, while also delivering more than 30 new Equifax Cloud-based products and a regional Vitality Index well above our 10% long term target.
•	Australia and New Zealand successfully loaded 100% of their historical consumer data into the Data Fabric.
•	India made substantial transformation progress, deploying the International Work Number to the Equifax Cloud.

As we focus on completing our North America Cloud transformation in 2023, we will pivot to leveraging our differentiated data assets and new Cloud infrastructure to drive new product roll-outs and top-line growth. Workforce Solutions will accelerate its focus on leveraging their new Equifax Cloud capabilities and USIS and Canada will complete their consumer credit, alternative data and Identity & Fraud Solutions transformations. These are milestones that Equifax has been building towards for nearly five years. We are energized to be pivoting from building the cloud to leveraging our new Equifax Cloud technology to drive innovation, new products, growth, and margin expansion.

Expand Differentiated Data Assets

Differentiated data and analytics that Only Equifax can provide continue to be at the heart of our business. Unlocking deeper decision intelligence to help our customers deliver better outcomes for consumers at scale is a primary focus of our Equifax Cloud transformation. This requires exceptional data stewardship, including strong processes to ensure the accuracy of our differentiated data, and providing the highest level of regulated services in support of our goal to become the most consumer-friendly credit bureau.

Unlocking deeper decision intelligence to help our customers deliver better outcomes for consumers at scale is a primary focus of our Equifax Cloud transformation.

In 2021, we united our Technology, Product and Data & Analytics teams under the leadership of Bryson Koehler to create heightened connectivity and positive synergies across these critical teams. In 2022, we announced the appointment of Harald Schneider as Chief Data & Analytics officer, reporting to Koehler. Schneider brings more than two decades of multinational experience to the role of Chief Data & Analytics Officer. In this role, he will champion global data innovation, maximizing the benefits of Equifax differentiated data assets, leading analytics capabilities and single data fabric within the Equifax Cloud to drive new products and growth while overseeing our data acquisition strategy and data quality management.

Strengthening our data assets and connecting them to drive unique, real-time insights for our customers is central to the Next Gear of our operations. In 2022, the differentiated data that Only Equifax can provide included:

•	The Work Number Database: 152 million active employment records and 604 million total employment records for verifications of employment and income from 2.6 million different US employers
•	Core Credit: More than 1.6 billion tradelines with information on 240 million+ consumers
•	Insights: 180 million incarceration records and 600 million court records
•	Partnership with National Student Clearinghouse: Access to 130 million degrees from 2,700 colleges and universities
•	DataX and Teletrack: Access to 80 million unbanked, underbanked and credit rebuilding consumers – enabling greater access to credit
•	Partnerships for cash flow data: Information on balances, deposits and withdrawals from more than 7,700 participating U.S. financial institutions – allowing access to 99% of the U.S. population
•	IXI: Wealth information with $24 trillion in anonymized assets and investments
•	Kount: 56 billion consumer identity interactions
•	Commercial Financial Network powered with acquisitions of PayNet and Ansonia: 180 million tradelines across 155 million businesses

We will continue to maximize our differentiated data assets to drive new products and solutions leveraging alternative data assets to provide a fuller financial picture of consumers to lenders and service providers.

The bottom line goal of our Equifax Cloud innovation and investment is to help our customers deliver better outcomes for consumers and businesses at scale and in 2023 we will continue to maximize our differentiated data assets to drive new products and solutions leveraging alternative data assets to provide a fuller financial picture of consumers to lenders and service providers.

*	Based on actual and estimated results from January-December 2022; Sources: Data and analytics captured by Equifax business units (U.S. Information Solutions, Workforce Solutions, and International)

Put Customers and Consumers First

Migrating our products and solutions to the Cloud gives customers access to the most up-to-date data, which forms the most comprehensive profiles for consumers and businesses – helping to propel them forward. We are also driving more powerful consumer experiences through product innovation and improved services.

Our goal of becoming the most consumer-friendly Consumer Reporting Agency guides our actions:

•	In 2022, we supported victims of crime with more than 24 million notifications through the VINE network. VINE, acquired in our purchase of Appriss Insights in 2021, is the leading victim notification network in the U.S. It allows survivors, victims of crime, and other concerned citizens to access timely and reliable information about offenders or criminal cases in U.S. jails and prisons.

•	Our onboarding solutions helped one in 10 U.S. employees start their new jobs, and we provided consumers with access to 23 million tax forms to help them complete their tax returns.

•	We enhanced the consumer experience on The Work Number portal in 2022, making it even simpler for individuals to view, understand and control their employment data. The fully refreshed site now includes a mobile-friendly design with enhanced accessibility and new educational tools.
•	The experience of our U.S. myEquifax consumer portal, which surpassed 17 million users, 5.9 million Core Credit™ subscribers, and 626,000 paid product subscribers in 2022, has evolved over the last year to include access to new offers and services, helping to simplify processes like finding auto loans on behalf of the consumers we serve.

Along with TransUnion and Experian, we announced significant changes to medical collection debt reporting to support consumers faced with unexpected medical bills.

•	And, along with TransUnion and Experian, we announced significant changes to medical collection debt reporting to support consumers faced with unexpected medical bills. These joint measures will remove nearly 70% of medical collection debt tradelines from consumer credit reports. We also jointly announced the extension of free weekly credit reports to U.S. consumers through the end of 2023 to help consumers manage their financial health during a period of economic uncertainty.

Equifax plays an important role in the financial lives of consumers and we take that responsibility seriously. Ensuring the accuracy of our differentiated data and of consumer credit reports is our most important job and as we work to complete our transformation in 2023, we are examining our business processes and technology platforms as we work to improve them.

*	Based on actual and estimated results from January-December 2022; Sources: Data and analytics captured by Equifax business units (U.S. Information Solutions, Workforce Solutions, and International)

Execute Bolt-on M&A

Equifax continues to re-invest our strong performance in strategic, bolt-on acquisitions to strengthen our company and drive future non-mortgage growth. We have signed or completed 14 transactions totaling $4.1 billion since the beginning of 2021.

In 2022, we completed four acquisitions totaling $450 million that will contribute approximately $90 million in annualized revenue.

In 2022, we completed four acquisitions totaling $450 million that will contribute approximately $90 million in annualized revenue. The accretive acquisitions of Data-Crédito, Efficient Hire, LawLogix and Midigator not only grow our core revenue, but strengthen our business with new data assets, capabilities and talented team members.

•	Data-Crédito expands the Equifax International business into new geographies. As the largest consumer credit reporting agency in the Dominican Republic, Data-Crédito is a bridge to the Caribbean that will allow Equifax to connect and stay close to strategic regional clients and to better serve consumers. By bringing the power of the Equifax Cloud to credit reporting and scoring in the Dominican Republic, Equifax will enable financial institutions to gain new insights into consumers’ financial profiles as part of the lending process, helping them to responsibly open up new mainstream financial services opportunities to underbanked individuals.
•	Efficient Hire expands The Work Number database with more than 500,000 active payroll records and strengthens the Workforce Solutions suite of employer services with solutions specifically tailored to meet the needs of hourly employers, with an emphasis on helping firms in the restaurant, staffing, building services, senior care and hospitality industries, to help them efficiently scale their workforces. Employee acquisition and retention in these industries continue to impact consumer experiences in a hiring environment that has been challenged since the beginning of the COVID pandemic.
•	LawLogix Software-as-a-Service solutions further expand our Workforce Solutions employer services by providing the capability to digitize and streamline labor-intensive I-9 and immigration processes while helping thousands of organizations, including several of the largest businesses and most recognized immigration law firms in the United States comply with complicated regulatory frameworks.
•	Midigator post-transaction fraud mitigation solutions expand our USIS business and complement the Equifax Kount Identity Trust Global Network acquired in 2021. With global omnichannel digital payments expected to grow from 2.6 billion users in 2020 to over 4.4 billion in 2025, dispute and chargeback rates present growing problems for businesses around the world. Midigator offers a technology platform designed to not only automate the dispute response process, but to provide the real-time data businesses need to know why chargebacks are occurring in the first place and better understand their customers.

Non-mortgage revenue growth is a key priority for Equifax and a critical driver of our M&A priorities. The acquisitions we completed in 2022 are expected to deliver growth synergies in 2023 and 2024 as we complete their technology and product integrations into the Equifax Cloud – enabling us to create new products and drive new capabilities for our customers.

In 2021, we completed the strategic acquisitions of Kount and Appriss Insights. In 4Q 2022, Equifax expanded Kount business operations in the United Kingdom and made Kount digital identity trust and fraud prevention solutions available in Latin America and Australia. And, the Workforce Solutions talent solutions and government verticals are benefiting from the addition of new Insights data at the Federal, State, and Local level.

We continued to reinvest free cash flow in strategic acquisitions in the first part of 2023, signing a definitive agreement to acquire Boa Vista Serviços, the second largest credit bureau in Brazil.

Building on that success, we continued to reinvest free cash flow in strategic acquisitions in the first part of 2023, signing a definitive agreement to acquire Boa Vista Serviços, the second largest credit bureau in Brazil. The transaction is subject to Boa Vista Serviços’ shareholder approval and other customary closing conditions and is expected to be completed in mid-2023, at which time the company will become a part of our International business. We also announced the acquisition of The Food Industry Credit Bureau, the leading provider of credit information for the food industry in Canada, from Montreal-based Profile Credit in January.

Continue Leadership in Security

Security has become a point of strength and a competitive advantage for Equifax. We’ve built one of the world’s most advanced and effective cybersecurity programs, with a maturity level that has exceeded all major industry benchmarks for three consecutive years and a posture that ranks in the top 1% of Technology companies and top 3% of Financial Services companies analyzed.

We’ve built one of the world’s most advanced and effective cybersecurity programs, with a maturity level that has exceeded all major industry benchmarks for three consecutive years.

Since 2018, we have built a culture where security is part of our global team’s DNA. Every employee receives customized training and has visibility into their own security performance. In 2022, we expanded our customized training to include contract workers and introduced new, targeted measurement of key behaviors, including secure browsing and sensitive data handling. These performance measures are included in the calculation of annual incentive compensation for all bonus-eligible employees.

From our technology infrastructure, data fabric and product development, to our merger and acquisition strategies, security is embedded in everything we do. Over the last year, the security team has enhanced our acquisition processes by establishing tiered control priority, a subset of key controls, and risk-based reporting – critical in supporting our acquisition goals. To ensure that newly-acquired businesses align with our rigorous cybersecurity standards, we completed controls alignment for 15 acquisitions, including the four transactions completed in 2022.

As part of our commitment to delivering solutions that benefit the security community, customers and consumers, Equifax developed and introduced CloudControl, a dashboard that brings greater transparency and improved security to digital supply chains for organizations using Equifax products and solutions. Through the CloudControl dashboard, Equifax customers are provided with deep insights into control effectiveness, empowering them with the information they need to make informed risk decisions.

In our third Annual Security Report, released in the first quarter of 2023, we noted our continued optimization of security systems over the last year, driving additional cloud security and augmenting our security toolset for better governance, reduced risk, and less friction for the business. We worked in partnership with other technology providers to co-design solutions that are now available to the market at large, strengthening security across the broader business ecosystem. As part of these co-innovation efforts, we were recognized by Ping Identity with their Cloud Identity Champion award for “work that pushes our industry forward.”

We also continue to actively engage with customers, policymakers, and other organizations regarding the challenges and opportunities in cybersecurity.

We also continue to actively engage with customers, policymakers, and other organizations regarding the challenges and opportunities in cybersecurity. As part of this engagement, Equifax Chief Information Security Officer Jamil Farshchi has expanded on his Equifax responsibilities by taking on the role of Strategic Engagement Advisor to the Federal Bureau of Investigation (FBI). In this capacity, Farshchi supports the FBI’s efforts to strengthen their relationship with the private sector to address the range of cyber threats facing businesses across America.

*	Based on actual and estimated results from January-December 2022; Sources: Data and analytics captured by Equifax business units (U.S. Information Solutions, Workforce Solutions, and International)

Act as One Team, One Equifax

Our greatest competitive advantage and asset is our people. Nurturing a team environment that fosters cross-functional collaboration and innovation and working as One Equifax is core to our success.

Critical to that collaboration is face-to-face interaction. In 2022, we implemented a 3/2 + 2 return to office framework – open to any employee who can perform work outside of the office and whose role does not require routine weekly travel, such as our sales associates. As part of this framework, Tuesday, Wednesday and Thursday are standard “in office days,” and employees have the option to work from home on Mondays and Fridays, if desired. Our “+2” policy enables employees to work remotely for two full weeks of their choosing each year.

Our teams operated very well throughout the COVID-19 pandemic and have come together in new ways as we have returned to our office environment. In our 2022 Employee Engagement Survey, Equifax attained an engagement score of 78%, signaling high levels of engagement across the enterprise. Equifax continues to make a number of internal and external training opportunities available to our team worldwide, with our global employees completing more than 140,000 hours of training and professional development, including more than 14,000 hours of leadership and management development, and almost 45,000 hours of technical training in 2022. Equifax is a place where our employees can grow and develop their careers, with an internal fill rate for open positions reaching 40% in 2022.

An important part of supporting our people is supporting the areas where they live and work. The Equifax Foundation partners with organizations in Atlanta and St. Louis to help low-to-moderate income communities achieve the credit strength needed to live their financial best. In 2022, the Equifax Foundation put our purpose into action by making more than $1.9 million in direct charitable grants to our Community partners. Building financial capability is a critical step to establishing individual financial health and generational wealth that can change the trajectory and livelihood of families and communities. Additionally, through our Equifax Gives program, we matched a record $1.1 million in employee gifts for more than $4 million in total community impact.

Shifting Into Our Next Gear

We are energized by both our delivery against our EFX2025 strategic priorities and our 8 consecutive quarters of strong, double digit core revenue growth – but even more energized about the future of the New Equifax in 2023 and beyond. Our Equifax Cloud based technology, differentiated data assets in our new single data fabric, new product roll-outs, strategic bolt-on M&A and our market leading businesses will enable us to shift into our Next Gear to deliver higher growth, expanded margins and free cash flow in the future.

In 2023, we expect to deliver revenue growth at a midpoint of 4% in total with non-mortgage growth of over 8%, despite continuing challenges in the mortgage market and more uncertain broader economic outlook. Looking forward, we remain focused on growing the company to $7 billion in revenue and 39% EBITDA margins by 2025. Our strong top-line growth and expanding margins will expand our excess free cash flow substantially. We are moving into 2023 on offense and focused on completing the Equifax Cloud, bolstered by underlying business growth and taking proactive measures to ensure we execute and outperform.

On behalf of the Equifax board, leadership team, and nearly 14,000 team members around the world, we thank you for your ongoing support and confidence in our business. We are energized by our continued strong performance in 2022, and are shifting into our Next Gear to deliver on the power of the New Equifax in the future.

Thanks for your support,

Mark W. Begor	Mark L. Feidler
Chief Executive Officer and Director	Independent Chairman of the Board of Directors

1550 Peachtree Street, N.W.
Atlanta, Georgia 30309

Notice of 2023 Annual Meeting of Shareholders

Agenda

1.	Elect the 10 director nominees named in the accompanying Proxy Statement.
2.	Hold a non-binding, advisory vote on the compensation paid to the Company’s named executive officers (commonly referred to as “say-on-pay”).
3.	Hold a non-binding, advisory vote on the frequency of submission to shareholders of future say-on-pay votes.
4.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2023.
5.	Approve the 2023 Omnibus Incentive Plan.
6.	Vote on the shareholder proposal described in the accompanying Proxy Statement, if properly presented at the meeting and not previously withdrawn.
7.	Consider other business properly brought before the meeting or any adjournment or postponement thereof.

Proxies in the form furnished are being solicited by the Board of Directors of Equifax Inc. for this meeting or any adjournment or postponement thereof.

Shareholders are cordially invited to participate in the Annual Meeting by attending in person. See page 125 of the Proxy Statement for more information on how to attend, participate in and vote at the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. Most shareholders have a choice of voting over the internet, by telephone or by using a traditional proxy card. Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

Proxy materials were first made available to shareholders beginning on March 23, 2023.

March 23, 2023	By order of the Board of Directors, Lisa M. Stockard Assistant Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 4, 2023. The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

Via the internet Visit the website listed on your proxy card	By telephone Call the telephone number on your proxy card	By mail Sign, date and return your proxy card in the enclosed envelope	Attend the meeting Attend the meeting in person and cast your vote

Election to receive electronic delivery of future annual meeting materials.

You can expedite delivery and avoid costly mailings by confirming in advance your preference for electronic delivery. For further information on how to take advantage of this cost-saving service, please see page 129 of the Proxy Statement.

Back to Contents

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Proxy Summary

This summary highlights certain information contained in this Proxy Statement. This summary does not contain all of the information that you should consider, and we encourage you to read the entire Proxy Statement before voting.

Equifax 2023 Annual Meeting Information

Time 9:30 a.m., Eastern Time	Date May 4, 2023	Meeting Location Equifax Inc. 1550 Peachtree Street, N.W. Atlanta, Georgia 30309

Items for Vote		Board Voting Recommendation
1.	Election of 10 directors	FOR ALL NOMINEES
2.	Advisory vote to approve named executive officer compensation (“say-on-pay”)	FOR
3.	Advisory vote on frequency of future say-on-pay votes	ANNUAL VOTE
4.	Ratification of appointment of Ernst & Young LLP as independent registered public accounting firm for 2023	FOR
5.	Approval of the 2023 Omnibus Incentive Plan	FOR
6.	Shareholder proposal as described in this Proxy Statement, if properly presented at the meeting and not previously withdrawn	AGAINST

In addition, shareholders may be asked to consider any other business properly brought before the meeting or any adjournment or postponement thereof.

Voting and Admission Information

Voting. Holders of our common stock as of the record date, March 3, 2023, are entitled to notice of and to vote at our 2023 Annual Meeting. Each share of common stock outstanding on the record date is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on at our 2023 Annual Meeting. Even if you plan to attend our 2023 Annual Meeting, please cast your vote as soon as possible.

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

Via the internet Visit the website listed on your proxy card	By telephone Call the telephone number on your proxy card	By mail Sign, date and return your proxy card in the enclosed envelope	Attend the meeting Attend the meeting in person and cast your vote

Admission. Equifax shareholders as of the record date are entitled to attend the 2023 Annual Meeting, which will be held in person. Please review the admission procedures in this Proxy Statement under “Questions and Answers about the Annual Meeting.”

References to our website included in this Proxy Statement are provided solely for convenience purposes. Content on our website is not, and shall not be deemed to be, part of this Proxy Statement or incorporated herein or into any of our other filings with the Securities and Exchange Commission (the “SEC”).

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Our Company

Overview

Equifax Inc. is a global data, analytics and technology company. We provide information solutions for businesses, governments and consumers, and we provide human resources business process automation and outsourcing services for employers. Headquartered in Atlanta and supported by nearly 14,000 employees worldwide, Equifax operates or has investments in 24 countries in North America, Central and South America, Europe, and the Asia Pacific region.

2022 Performance Highlights

$5.1B Revenue, an increase of 4% from 2021	$7.56 Adjusted EPS*, down from $7.64 in 2021	$1.7B Adjusted EBITDA*, an increase of 3% from 2021	$191.1M Dividends paid to shareholders, consistent with 2021 levels
*	Adjusted EPS and Adjusted EBITDA are non-GAAP financial measures. Reconciliation of the Company’s non-GAAP financial measures to the corresponding GAAP financial measures can be found in Annex A to this Proxy Statement.

Strategy

Our strategic imperatives are based on our shift from an era of building, investing and transforming to one of leveraging our massive cloud investments to drive new product innovation and accelerate growth. With our new Equifax Cloud foundation in place, we are executing against the following strategic priorities:

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Our business and strategy are described in more detail in our 2022 Annual Report on Form 10-K filed with the SEC on February 23, 2023. Our 2022 progress against our goals and the link to our 2022 compensation program is described under “Executive Compensation—Compensation Discussion and Analysis—Executive Summary” beginning on page 46.

Who We Are

As a global data, analytics and technology company, we play an essential role in the economy by helping companies in diverse industries such as automotive, communications, utilities, financial services, fintech, healthcare, insurance, mortgage, professional services, retail, e-commerce and government agencies, make critical decisions with greater confidence.

Our unique blend of differentiated data, analytics and technology lets us create the insights that power decisions to move people forward. We help businesses provide a seamless and positive experience during life’s pivotal moments—like applying for a job or mortgage, financing an education or buying a car.

Our Purpose and Values

Our purpose is helping people live their financial best.

We strive to create economically healthy individuals and communities everywhere we do business. In a single year, our unique data and analytics change millions of lives across the world.

Our values express who we are, how we work and the behaviors that support our company, our vision and our purpose. They serve as guiding principles for our global team. They are:

Who We Are

• Be leaders in security and trusted data stewards • Lead with integrity and be personally accountable • Hold high standards in all our markets around the world

• Deliver results and play to win • Drive excellent execution • Have a sense of urgency, agility, and grit

• Be intellectually curious and insights driven • Optimize our data and technology to sustain market and product leadership • Drive scalable, profitable growth

• Exceed our customers’ expectations every day • Deliver value and quality to our customers so we grow together • Aspire to be our customers’ first call

• Work together as one aligned global team • Assume best intentions from each other • Foster optimism and have fun together

• Take initiative to develop ourselves and help others grow • Value diversity of experience and thought • Proudly show our Equifax spirit at work and in our communities

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Board Refreshment and Composition

Shareholder Engagement

Since our 2022 Annual Meeting We contacted investors representing 83% of our shares We met with investors representing 68% of our shares

•  Following our 2022 Annual Meeting, members of management, together with our Independent Chairman or our Compensation Committee Chair for certain conversations, conducted investor outreach meetings with shareholders representing approximately 68% of our shares

•  During these one-on-one meetings, we discussed our business strategy and governance-related topics, including executive compensation, progress related to our ESG priorities, and board composition and refreshment (see page 32 for an overview of our shareholder engagement program)

•  Investors provided constructive feedback regarding our 2022 executive compensation program, including the performance-oriented equity award granted to our CEO in July 2022 (see page 49 for a discussion of our shareholder engagement in the context of our compensation program and pages 66-69 for details regarding the CEO equity award)

•  Investors also provided valuable feedback regarding our ESG priorities and voiced support for our approach of aligning our ESG priorities with our business strategy

•  Following these engagements, we continued our long-standing process of sharing feedback received with our Board and relevant Board committees

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Our Director Nominees

Our Board recommends that you vote FOR each of the director nominees named below for terms that expire at the 2024 Annual Meeting. The following table provides summary information about each nominee, and you can find additional information under “Proposal 1, Election of Director Nominees” on page 26.

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Compensation Program Highlights

2022 Compensation Decisions

For the 2022 fiscal year, the Committee thoughtfully evaluated the compensation program structure in light of the ongoing evolution of our business strategy and shareholder feedback, when making decisions regarding the program. After evaluation, the Compensation Committee took certain actions with respect to our short- and long-term incentive programs for 2022, as summarized below and described in further detail under “Analysis of 2022 Compensation Decisions” beginning on page 54:

Expanded ESG goals under the Annual Incentive Plan (AIP) (see page 57)

•  Since 2018, our AIP has incorporated an ESG element in the area of security.

•  For the 2022 AIP, the Committee expanded the use of ESG goals, such that all members of our senior leadership team — including our CEO and other NEOs — had goals addressing the following areas: (i) environment; (ii) consumer impact (including financial inclusion and access to credit); (iii) workforce diversity; (iv) security; and (v) governance.

•  These ESG goals were a component of the non-financial goals that were set by the Committee and comprised 20% of each NEO’s AIP opportunity. Consistent with investor feedback, our CEO’s 2022 AIP payout was based entirely on financial performance metrics, although he is still responsible for meeting non-financial goals.

Added an operational metric to the Annual Long-Term Incentive (LTI) program (see page 62)

•  In response to investor feedback, the Committee added an operational metric to the 2022 Annual LTI program in the form of Adjusted EBITDA performance shares.

•  The 2022 Annual LTI mix for our NEOs other than the CEO consisted of Adjusted EBITDA performance shares (weighted 25%), TSR performance shares (weighted 25%), market-priced stock options (weighted 25%) and time-based RSUs (weighted 25%).

•  The 2022 Annual LTI mix for our CEO as set forth in his employment agreement consisted of Adjusted EBITDA performance shares (weighted 30%), TSR performance shares (weighted 30%), premium-priced stock options (weighted 20%) and time-based RSUs (weighted 20%).

Granted performance-oriented award to our CEO (see pages 66-69)	• In July 2022, the Committee granted to our CEO a performance-oriented equity award that cliff vests at the end of his term of employment. The award is intended to ensure Mr. Begor’s leadership during this critical time of our Company’s strategic shift from an era of building, investing and transforming, to one of leveraging our massive cloud investments to drive new product innovation and accelerate growth.

Compensation Best Practices

Independent Compensation Committee advised by independent compensation consultant
Performance-oriented pay philosophy, as evidenced by a target pay mix for our CEO and other NEOs that is predominantly performance-based (see page 50)
Capped annual and long-term performance-based awards
Double-trigger change in control cash severance benefits and vesting of equity awards
No income tax gross-ups other than for certain relocation or foreign tax expenses
Performance shares granted in 2021 and after are subject to a post-vesting holding period of 12 months
Compensation clawback policy contains financial and reputational harm standard, including in supervisory capacity
Meaningful share ownership requirements for senior executives
Anti-hedging and -pledging policy for directors, officers and other employees
Senior executives cannot purchase or sell Equifax securities except pursuant to a Rule 10b5-1 trading plan with robust requirements, reflecting governance best practices
No re-pricing of underwater stock options

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Corporate Governance Highlights

Independent Board	• 9 of our 10 director nominees are independent
Board Refreshment

•  The Governance Committee has implemented a succession plan to identify highly-qualified and diverse director candidates taking into account scheduled retirements

•  Since 2019, we have refreshed our Board with four new female directors who bring valuable perspective and expertise, including one member who is also racially diverse

•  Upon election of the Board’s nominees at the 2023 Annual Meeting, the average director tenure will be 6.5 years

Board Diversity	• 40% of our director nominees identify as female and 10% of our director nominees identify as racially or ethnically diverse
Independent Board Chairman	• We have separated the roles of CEO and Chairman
Annual Board Leadership Evaluation and Succession Planning

•  The Board annually reviews the leadership structure to determine whether a combined Chairman and CEO role or separate roles is in the best interests of shareholders

•  The Board annually evaluates the CEO’s performance and conducts a rigorous review and assessment of the succession planning process for the CEO and other top officers

Limits on Outside Board Service	• Outside directors are limited to service on three other public company boards • Our CEO is limited to two other public company boards (and serves on one outside board)
Director and Executive Stock Ownership

•  Each independent director is required to own Equifax common stock with a market value of at least five times his or her annual cash retainer

•  Our CEO and our other senior executive officers are required to own Equifax common stock with a market value of at least six and three times their base salary

Rigorous Trading Policy and Protocols

•  We have implemented risk escalation processes to support rapid escalation and internal notification of potentially significant events, including the impact of such events on our decision of whether to halt trading under our insider trading policy

–  Senior leadership team members and their direct reports are subject to trade pre-clearance requirements; a broader group of employees is subject to quarterly open trading windows

– Our trading policy and risk escalation notification procedures are designed to ensure that those with decision-making authority on trading restrictions and pre-clearance requests have notice of any potential security incident

•  Our insider trading policy prohibits our CEO and other senior executives from purchasing or selling Equifax securities except pursuant to an approved Rule 10b5-1 trading plan

No “Poison Pill”	• We do not have a stockholder rights plan, or “poison pill,” in place
Board Oversight of Risk

•  Our Board oversees risk management at the Company and exercises direct oversight of strategic risks to the Company and other risk areas not delegated to one of its committees

•  Our Governance Committee has oversight authority of our strategy with respect to ESG priorities

•  Our Audit Committee reviews our policies related to enterprise risk assessment and risk management

•  Our Audit Committee and Technology Committee jointly oversee risk management with respect to cybersecurity

Board Oversight of Political Contributions and Lobbying Activities

•  Our Governance Committee has oversight authority regarding Company political activity (including corporate political expenditures) pursuant to our political engagement policy

•  Our political engagement policy prohibits the Company from making political contributions with corporate funds

Annual Self-Evaluation

•  We have a rigorous annual Board and committee self-evaluation process, which presents the opportunity to examine the Board’s effectiveness and identify areas for improvement

•  The Board periodically engages an independent consultant to facilitate its annual Board and committee self-evaluation process

Director Orientation and Continuing Education

•  Upon joining our Board, directors participate in an orientation program regarding our Company, including business operations, strategy, regulatory compliance, cybersecurity, governance and company policies

•  The Board also conducts periodic visits to our key facilities and Board members participate in crisis management simulations and/or training with management

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ESG@Equifax

Our Business Strategy Propels our ESG Priorities

We have identified environmental, social and governance (“ESG”) priorities that are aligned with our corporate strategy:

By aligning our ESG priorities with our corporate strategy, we remain focused on the areas of most relevance for our business, which drives the creation of shareholder value while at the same time positioning our company for long-term sustainability. Highlights of our ESG initiatives and related business strategies are described below. Additional information on our ESG journey can be found on our website at www.equifax.com/ESG.

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ESG Priority Spotlight: Financial Inclusion

At Equifax, we recognize that positive economic change starts with a single financial opportunity. Our company purpose is to help people live their financial best and Equifax strives to create economically healthy individuals and financially inclusive communities in each of the 24 countries where we do business.

Financial inclusion is at our core and Equifax is committed to helping people and small businesses to access useful and affordable financial products and services that meet their needs – including payments, savings, credit, insurance and government benefits – delivered in a responsible and sustainable way. We are committed to furthering our investments and business actions to support financial inclusion, including through the initiatives described below.

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Proposal 1   Election of Director Nominees

All members of our Board are elected to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. The 10 nominees for election listed in Proposal 1 have consented to being named in this Proxy Statement and to serve if elected. All director nominees attended 75% or more of the aggregate of the meetings of the Board and of the committees of the Board on which such directors served during 2022. The Company does not have a policy about directors’ attendance at the annual meeting of shareholders, but directors are encouraged to attend. All of the directors then serving attended the 2022 Annual Meeting.

Our director nominees have a variety of backgrounds, which reflects the Board’s continuing objective to achieve a diversity of perspective, experience, gender, age, race and ethnicity. As more fully discussed below under “Director Membership Criteria,” director nominees are considered on the basis of a range of criteria, including their business knowledge and background, reputation and global business perspective. They must also have demonstrated experience and ability that is relevant to the Board’s oversight role with respect to Company business and affairs. Biographical information for each of the nominees is set forth below beginning on page 28.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF OUR DIRECTOR NOMINEES.

Process for Identifying Director Nominees

Director Membership Criteria

When the need to fill a new Board seat or vacancy arises, the Governance Committee proceeds in the manner it deems appropriate to identify a qualified candidate or candidates. Candidates may be identified through the engagement of an outside search firm, recommendations from independent directors, the Chairman of the Board, management or other advisors to the Company, and recommendations by shareholders. The Governance Committee Chair and Chairman of the Board are provided with copies of the resumes for any potential candidates so identified and review them as appropriate with the Governance Committee, our CEO and the full Board.

Our Governance Committee determines the selection criteria and qualifications for director nominees. As set forth in our Governance Guidelines, these criteria include, among other things, a director candidate’s integrity and ethical standards, independence from management, an ability to provide sound and informed judgment, a history of achievement that reflects superior standards and willingness to commit sufficient time. Cybersecurity is one of the skills that the Governance Committee specifically considers in its assessment of Board membership criteria. With respect to the four most recent additions to the Board, the Governance Committee was also very focused on expertise in corporate strategy development, risk management, data and analytics, financial technology, HR Services and corporate governance.

Although the Committee does not have a formal diversity policy for Board membership, it considers whether a director nominee contributes or will contribute to the Board in a way that can enhance the perspective and experience of the Board as a whole through, among other things, diversity in gender, age, race and ethnicity. When current Board members are considered for nomination for re-election, the Committee also takes into consideration their prior Board contributions, performance and meeting attendance records. The effectiveness of the Board’s skills, expertise and background, including its diversity, is also considered as part of the Board’s annual self-assessment.

Directors are limited to service on three other public company boards, not including our Board. Audit Committee members may not serve on the audit committee of more than three public companies absent a Board determination that such service will not impair the ability of such member to serve effectively on our Audit Committee. In addition, when our CEO is a member of our Board, he or she may not serve on more than two other public company boards.

See “Questions and Answers about the Annual Meeting” beginning on page 125 for information on the procedures for shareholders to recommend director nominees for consideration by the Governance Committee.

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Board Matrix

The Board matrix below summarizes certain of the key skills, experience, qualifications and attributes that our director nominees bring to the Board to enable the effective oversight of our Company and execution of our business strategy. This matrix highlights the depth and breadth of the skills and experience of our director nominees. Additional details regarding each director nominee’s skills, experience and background are set forth in the individual biographies that follow.

	Begor	Feidler	Fichuk	Hough	Marcus	McGregor	McKinley	Smith	Tillman	Wilson
Skills and Experience
Accounting
Consumer Marketing
Corporate Governance
Cybersecurity
Data & Analytics
Equifax Industry Knowledge
Executive Leadership & Business
Operations
CEO Experience
CFO Experience
International Business
Legal/Regulatory
Mergers & Acquisitions
Risk Management
Strategy Development
Technology
Background
Tenure/Age/Gender
Tenure (years)	5	16	0	6	9	5	14	2	2	4
Age	64	66	57	68	57	66	65	54	58	51
Gender (Male or Female)	M	M	F	M	M	M	M	F	F	F
Race and Ethnicity
Hispanic or Latino
Black or African American
White
Asian
American Indian or Alaska Native
Native Hawaiian or Pacific Islander

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Our Director Nominees

Mark W. Begor	Chief Executive Officer
Director since 2018 Age 64

Mr. Begor has served as our Chief Executive Officer and as a director since April 2018. Prior to joining Equifax, Mr. Begor was a Managing Director in the Industrial and Business Services group at Warburg Pincus, a global private equity investment firm, since June 2016. Prior to Warburg Pincus, Mr. Begor spent 35 years at General Electric Company (“GE”), a global industrial and financial services company, in a variety of operating and financial roles. During his career at GE, Mr. Begor served in a variety of roles leading multibillion dollar units of the company, including President and CEO of GE Energy Management from 2014 to 2016, President and CEO of GE Capital Real Estate from 2011 to 2014, and President and CEO of GE Capital Retail Finance (Synchrony Financial) from 2002 to 2011. Mr. Begor served on the Fair Isaac Corporation (FICO) board of directors from 2016 to 2018.

Other Public Directorships

• NCR Corporation

Overview of Board Qualifications

The Board believes that it is important to have the Company’s Chief Executive Officer also serve as a director. The Board values Mr. Begor’s broad depth of leadership experience, including 35 years at General Electric, and his proven track record of transforming, growing and strengthening businesses.

Mark L. Feidler	Independent Chairman of the Board
Director since 2007 Age 66 INDEPENDENT Committees: • Compensation • Governance (Chair)

Founding Partner of MSouth Equity Partners, a private equity firm based in Atlanta, since February 2007. Mr. Feidler was President and Chief Operating Officer and a director of BellSouth Corporation, a telecommunications company, from 2005 until January 2007. Mr. Feidler served as its Chief Staff Officer during 2004. From 2001 through 2003, Mr. Feidler was Chief Operating Officer of Cingular Wireless and served on the Board of Directors of Cingular from 2005 until January 2007.

Other Public Directorships

• New York Life Insurance Company

Overview of Board Qualifications

Mr. Feidler has extensive operating, financial, legal and regulatory experience through his prior position with a major regional telecommunications company, as well as expertise in private equity investments and acquisitions. This background is relevant to us as we market our products to companies in telecommunications and other vertical markets, while his private equity experience is relevant to our new product development, marketing and acquisition strategies. His public company operating experience and background in financial, accounting, technology and risk management are important resources for our Board.

Audrey Boone Tillman
Director since 2021 Age 58 INDEPENDENT Committees: • Governance

Executive Vice President and General Counsel of Aflac Incorporated, the largest U.S. provider of supplemental insurance, since 2014. Ms. Tillman joined Aflac in 1996 and has held positions of increasing significance, including serving as Senior Vice President of Human Resources. Prior to joining Aflac, she was an associate with Smith, Helms, Mulliss and Moore and an associate professor at the North Carolina Central University School of Law.

Ms. Tillman has received numerous awards and accolades during her career. Most recently, she was named to Black Enterprise magazine’s Most Powerful Women in Business list for the third consecutive year and Women’s Inc.’s Top Corporate Counsel list in 2019. In 2020, she was awarded the Meritorious Public Service Medal by the Department of the United States Army.

Overview of Board Qualifications

Ms. Tillman has a broad legal and business background, involvement in business strategy and operations, as well as a depth of experience in human resources, risk management, compliance and government relations. The Board believes she is a strong business leader who brings deep knowledge in corporate governance, gained over decades of significant experience in the legal and human resources fields.

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Heather H. Wilson
Director since 2019 Age 51 INDEPENDENT Committees: • Audit • Technology

Chief Executive Officer of CLARA Analytics, Inc., a provider of artificial intelligence technology in the commercial insurance industry, since June 2021. Prior to that, she served as Chief Data Scientist of L Brands, Inc., an American fashion retailer, from 2016 to 2020. From 2012 to 2016, Ms. Wilson served as chief data officer at American International Group, Inc. From 2010 to 2012, she was chief data officer of Citigroup and Global Head of Decision Sciences. Prior thereto, Ms. Wilson was global head of innovation and advanced technology at Kaiser Permanente from 2007 to 2010.

Ms. Wilson has also been a steady supporter of diversity throughout her career, launching the Kaiser Permanente Women in Technology group, serving as an executive member of Citi4Women at Citigroup, founding the Global Women in Technology at AIG and acting as executive sponsor of Girls Who Code. She currently serves on the Audit Committee of Shenandoah University.

Overview of Board Qualifications

The Board highly values Ms. Wilson’s technology experience, executive leadership and expertise in analytics, data science and artificial intelligence. Her technological insight, particularly her deep knowledge of data science and its impact on business transformation across several industries, is of tremendous value to our company, our Board and our customers as we seek to leverage our cloud data and technology transformation to implement our business imperatives.

John A. McKinley
Director since 2008 Age 65 INDEPENDENT Committees: • Audit • Technology (Chair)

Founder of Great Falls Ventures, a venture capital firm based in Washington, D.C., since April 2007. He was Chief Technology Officer of News Corporation from July 2010 to September 2012. He was President, AOL Technologies and Chief Technology Officer from 2003 to 2005 and President, AOL Digital Services from 2004 to 2006. Prior thereto, he served as Executive President, Head of Global Technology and Services and Chief Technology Officer for Merrill Lynch & Co., Inc., from 1998 to 2003; Chief Information and Technology Officer for GE Capital Corporation from 1995 to 1998; and Partner, Financial Services Technology Practice, for Ernst & Young International from 1982 to 1995.

Overview of Board Qualifications

The Board highly values Mr. McKinley’s extensive background in managing complex global technology operations as chief technology officer at a number of leading global companies. This experience is particularly important as we seek to leverage our cloud data and technology transformation to accelerate innovation and new product development. These skills are also highly relevant to the Board’s oversight of risks and opportunities in our technology operations, including data and cybersecurity, risk management and capital investments. The Board also values his technology and industry experience gained from his 12 years as a partner in Ernst & Young’s financial services technology practice, as well as his cybersecurity expertise and his entrepreneurial insights.

Karen L. Fichuk
Director since 2023 Age 57 INDEPENDENT

Former Chief Executive Officer of Randstad North America from 2019 until 2023. Prior to joining Randstad North America in 2019, Ms. Fichuk spent more than 25 years with Nielsen Holdings PLC, a global information services leader, where she held various positions, including President, Developed Markets, Executive Vice President of Commercial Go To Market and Global Managing Director for Kraft and Mondelez, among other positions.

Ms. Fichuk also has significant nonprofit experience, including serving as a trustee for the United States Council for International Business and sitting on the Global Leadership Council of the Colorado State University College of Business.

Overview of Board Qualifications

The Board highly values Ms. Fichuk’s three decades of growth-oriented leadership and her global data and analytics expertise, which will benefit Equifax as we execute against our strategic priorities and work to complete our Equifax Cloud transformation worldwide. In addition, the Board believes Ms. Fichuk’s experience in human resources services will benefit the Board in its oversight of continued growth in the Company’s Workforce Solutions business unit.

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Melissa D. Smith
Director since 2020 Age 54 INDEPENDENT Committees: • Compensation • Governance

Chair and Chief Executive Officer of WEX Inc., a global leader in financial technology solutions. Ms. Smith has served as Chief Executive Officer since 2014 and Board Chair since 2019. She joined WEX in 1997 and held several senior leadership positions across different aspects of the business prior to her appointment as Chief Executive Officer, including serving as Chief Financial Officer for ten years. Before joining WEX, Ms. Smith started her career at Ernst & Young LLP.

Ms. Smith also has a history of extensive nonprofit work and currently serves on the MaineHealth board of trustees.

Other Public Directorships

• WEX Inc.

Overview of Board Qualifications

The Board believes Ms. Smith’s strategic vision and broad-based executive leadership experience in the financial technology solutions industry will benefit Equifax as we develop and execute on our long-term strategic business priorities. The Board also values Ms. Smith’s experience in driving business growth, as evidenced by the fact that WEX’s annual revenue has increased from $800 million to $2.4 billion during her tenure as CEO. The Board views this experience as particularly valuable as Equifax leverages its cloud investments to drive innovation and accelerate growth.

Robert D. Marcus
Director since 2013 Age 57 INDEPENDENT Committees: • Compensation (Chair) • Governance

Former Chairman and Chief Executive Officer of Time Warner Cable Inc., a provider of video, high-speed data and voice services, from January 2014 until the company was acquired by Charter Communications in May 2016. He was named a director of Time Warner Cable Inc. in July 2013 and served as President and Chief Operating Officer from 2010 to 2013. Prior thereto, he was Senior Executive Vice President and Chief Financial Officer from January 2008 and Senior Executive Vice President from August 2005. Mr. Marcus joined Time Warner Cable Inc. from Time Warner Inc. where he held various senior positions from 1998. From 1990 to 1997, he practiced law at Paul, Weiss, Rifkind, Wharton & Garrison.

Mr. Marcus is an Executive Partner at XN LP, a New York-based investment firm. He serves on the Board of Directors of Newhouse Broadcasting Co. as well as the boards of several non-profit organizations, including New Alternatives for Children, Uncommon Schools, Newark Academy and Saint Barnabas Medical Center.

Overview of Board Qualifications

Mr. Marcus has extensive operating, financial, legal and regulatory experience through his position as Chairman and CEO of Time Warner Cable, as well as expertise in mergers and acquisitions. This background is relevant to us as we market our products to data and telecommunications companies and other vertical markets. His public company operating and finance experience and background in executive compensation, legal and regulatory matters are an important resource for our Board.

Scott A. McGregor
Director since 2017 Age 66 INDEPENDENT Committees: • Audit • Technology

Former President, Chief Executive Officer and Director of Broadcom Corporation, a world leader in wireless connectivity, broadband and networking infrastructure. Mr. McGregor served in those positions from 2005 until the company was acquired by Avago in 2016. From 2016 to 2017, Mr. McGregor served on the board of directors of Xactly Corporation. Mr. McGregor served on the board of directors of Ingram Micro, Inc. from 2010 to 2016. From 2001 to 2005, Mr. McGregor served as President and Chief Executive Officer of the Philips Semiconductors division of Royal Philips Electronics. Prior thereto, Mr. McGregor was head of Philips Semiconductors’ Emerging Business unit from 1998.

Other Public Directorships

• Applied Materials, Inc.

Overview of Board Qualifications

Mr. McGregor has extensive executive management, cybersecurity, information technology and risk management experience gained in over ten years as President and Chief Executive Officer of Broadcom and in senior positions at Royal Philips Electronics. This experience is particularly important to us as we seek to leverage our cloud data and technology transformation for growth and maintain our intense focus on data security.

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G. Thomas Hough
Director since 2016 Age 68 INDEPENDENT Committees: • Audit (Chair)

Retired Americas Vice Chair of Ernst & Young LLP, an international public accounting firm. He was Vice Chair of Assurance Services of Ernst & Young from 2009 to July 2014, and Americas Vice Chair until his retirement in September 2014. Mr. Hough joined Ernst & Young in 1978 and became a partner in 1987. During his career at Ernst & Young, he led various teams across the firm, including serving as Vice Chair and Southeast Area Managing Partner from 2000 to 2009 and Vice Chair of Human Resources from 1996 to 2000.

Other Public Directorships

• Federated Hermes Fund Family

• Haverty Furniture Companies, Inc.

Overview of Board Qualifications

Mr. Hough brings invaluable experience in audit, accounting, finance and corporate governance. His background in financial accounting and risk management, including executive leadership experience at a major international accounting firm, is of particular importance to our Board.

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Board Leadership & Corporate Governance

Corporate Governance Overview

Our Board of Directors and management team are committed to achieving and maintaining high standards of corporate governance, ethics and integrity. We conduct our business in a manner that is socially responsible, values-based and in compliance with the law. We periodically review our governance policies and practices against evolving standards and make changes as appropriate. We also value the perspectives of our shareholders and other stakeholders, including our employees and the communities in which we operate.

The following sections summarize our corporate governance policies and practices including our Board leadership structure, our criteria for director selection and the responsibilities and activities of our Board and its committees. Our corporate governance documents, including our Corporate Governance Guidelines (“Governance Guidelines”), our Board committee charters and our Code of Ethics and Business Conduct applicable to directors, officers and employees, are available at www.equifax.com/about-equifax/corporate-governance, or in print upon request to Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302, telephone (404) 885-8000. The Code of Ethics and Business Conduct provides our policies and expectations on a number of topics, including our commitment to good citizenship, providing transparency in our public disclosures, prohibiting insider trading, avoiding conflicts of interest, honoring the confidentiality of sensitive information, preservation and use of Company assets, compliance with all laws and operating with integrity.

See “Corporate Governance Highlights” on page 23 for a summary of our key governance practices.

Shareholder Engagement Program

Our Board of Directors and management team value the constructive feedback received from shareholders through our proactive and regular engagement. Investor engagement continues to prompt review of and changes to our governance practices, and our Board remains committed to receiving and responding to investor feedback. Recent conversations have provided valuable insight that has informed the Board’s decision-making on several of the enhancements to our ESG priorities, compensation programs and related disclosures set forth in this Proxy Statement.

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Board Leadership Structure

The Board annually reviews its leadership structure and our governance documents provide the Board with the flexibility to select the appropriate leadership structure for us at any given time. In 2017, the Board decided to adjust its leadership structure to separate the roles of Chairman and CEO. Mark Feidler, who had previously served as a leader for the independent directors in his role as Presiding Director, was elected to the role of Independent Chairman. In selecting Mr. Feidler to serve as Independent Chairman, the then-serving independent directors considered, among other things, his effective leadership when serving in the role of Presiding Director and his ability to commit sufficient time to the additional workload and increased meeting attendance as important qualifications.

The Board has determined that having separate Chairman and CEO roles is in the best interest of the Company and its shareholders at this time. This structure provides for direct independent oversight of management and clearly delineates the role of the Board as a source of insight and oversight for management. The Board believes this leadership structure, which also includes a majority independent Board and fully independent Board committees, best serves the objectives of the Board’s independent oversight of the Company’s business and affairs at this time.

Annual Self-Evaluations

Our Board continually seeks to improve its performance. We have a robust and constructive annual Board and committee self-evaluation process, which presents the opportunity to examine the Board’s effectiveness and practices and identify areas for improvement. Our Governance Committee annually reviews and recommends the specific format to use for that year’s Board evaluation.

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Board Evaluation Process for 2022-2023

This year, based upon the recommendation of the Governance Committee, the Board determined it was appropriate to engage a third party facilitator to assist with the 2022-2023 Board self-evaluation cycle. As part of this process, each director completed a written evaluation questionnaire and the responses were aggregated by the third party facilitator without individual attribution. The outside facilitator then held one-on-one discussions with each of our Board members, during which they discussed topics and trends suggested by the response summaries. The facilitator reviewed the evaluation results with the full Board in February 2023. In addition to the Board self-evaluation, each standing committee conducted its own self-evaluation and charter review.

Committees of the Board of Directors

The Board has four standing committees, each of which is comprised entirely of independent directors as defined in the New York Stock Exchange (“NYSE”) rules. The Board appoints committees to help carry out its duties and work on key issues in greater detail than is generally possible at Board meetings. Committees regularly review the results of their meetings with the Board. In 2022, the full Board held 8 meetings and the standing committees held a total of 30 meetings (including 4 joint meetings of the Audit and Technology Committees).

Committee Composition

		Committee Memberships
Name	Independent	Audit	Compensation	Governance	Technology
Mark W. Begor
Mark L. Feidler
Karen L. Fichuk(1)
G. Thomas Hough
Robert D. Marcus
Scott A. McGregor
John A. McKinley
Robert W. Selander(2)
Melissa D. Smith
Audrey Boone Tillman
Heather H. Wilson
Meetings held in 2022		10	7	5	8

= Independent Chairman
= Audit Committee Financial Expert
= Committee Chair
(1)	Ms. Fichuk was appointed to the Board on February 2, 2023 and has not yet been appointed to serve on a committee.
(2)	Mr. Selander will serve on the committees indicated through the 2023 Annual Meeting, but is not standing for re-election in view of his scheduled retirement.

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Committee Responsibilities

Each committee operates pursuant to a written charter which is available on the Company’s website at www.equifax.com/about-equifax/corporate-governance. The following summarizes the oversight responsibilities of each committee:

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Director Independence

Our Governance Guidelines provide that a substantial majority of our Board should be independent. Our Guidelines for Determining the Independence of Directors, which is an appendix to our Governance Guidelines and may be accessed on our website at www.equifax.com/about-equifax/corporate-governance, meet or exceed the requirements of SEC rules and regulations and the NYSE listing standards.

The Board has affirmatively determined that all director nominees (other than our CEO, Mr. Begor) are independent under the applicable NYSE listing standards, SEC rules and our Guidelines for Determining the Independence of Directors. In making these determinations, the Board considered the types and amounts of the commercial dealings between the Company and the companies and organizations with which the directors are affiliated. The Board views the independence analysis as an ongoing consideration and will continue to monitor these relationships.

Each director is an equal participant in decisions made by the full Board. All of our standing Committees are comprised solely of independent directors.

Board Refreshment and Succession Planning

Board Refreshment

The Governance Committee regularly assesses the requirements of the Board and makes recommendations regarding its size, composition and structure. The Governance Committee is focused on how the experience and skill set of each individual director complements those of fellow directors to create a balanced Board with diverse viewpoints, skills and expertise and reflecting a diversity of experience, gender, race, ethnicity and age. As part of its ongoing strategic review regarding Board refreshment, the Governance Committee seeks to anticipate future needs for expertise in corporate strategy, global business operations, mergers and acquisitions, security, technology and regulatory compliance, while also enhancing the diversity on our Board. Among other things, the Governance Committee considers committee composition and chair rotation as part of its overall succession planning process.

The Governance Committee and the Board actively seek new director candidates that can provide valuable guidance as we continue to focus on executing our EFX2025 strategic priorities by leveraging our new Equifax Cloud data and technology transformation for innovation, new products and growth. The Board believes that the additions of Heather Wilson in 2019, Melissa Smith in 2020, Audrey Boone Tillman in 2021 and Karen Fichuk in 2023 provide our Board with additional broad-based executive leadership experience, as well as enhanced expertise in data and analytics, financial technology, HR Services, risk management and corporate governance.

The Board will continue to seek out highly-qualified director candidates as part of the Board succession plan to enhance the experience and diversity of our Board to align with our overall strategy.

Board Tenure and Succession Planning

Pursuant to our Bylaws and Governance Guidelines, we have a mandatory retirement age of 72, after which a director will not be elected or re-elected unless the Governance Committee and Board determine that the continued service of the director on the Board would be of benefit to the Company. Bob Selander will reach the mandatory retirement age prior to our 2023 Annual Meeting and thus not stand for re-election. In order to effect a smooth transition and ensure adequate skill sets and expertise on the Board following Mr. Selander’s

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departure, the Committee conducted an extensive director search process, with the assistance of an executive search firm, which ultimately led to the appointment of Karen Fichuk in February 2023. With Ms. Fichuk’s appointment, the Board sought to identify a candidate with expertise relevant to our business and/or industry.

Since 2017, we have decreased the average tenure of our director nominees from 8.8 years to 6.5 years. The following chart shows the tenure of our director nominees, which is well distributed to create a balanced Board. Since 2019, we have refreshed our Board with four new female directors who bring valuable perspective and expertise, including one member who is also racially diverse.

Committee Tenure and Refreshment

The Governance Committee is responsible for reviewing the composition of the committees of the Board. In its review of committee composition, the Governance Committee considers the responses collected during the Board and committee annual self-evaluations, as well as the past experience and relevant skills of each director. The Governance Committee and the Board annually consider the composition of the committees of the Board to ensure each committee has the appropriate relevant mix of skills and experience.

Director Orientation and Continuing Education

Upon joining our Board, directors participate in an orientation program regarding our Company, including business operations, strategy, regulatory compliance, cybersecurity, governance and company policies. In addition to the onboarding process, members of senior management regularly present reports at Board meetings and review the operating plan and strategy of each of our business units and the Company as a whole, as well as provide periodic training sessions regarding regulatory compliance, cybersecurity, crisis management planning and other governance issues. The Board also conducts periodic visits to our key facilities and Board members participate in crisis management simulations and/or training with management. Board members also may attend outside director continuing education programs at Company expense to assist them in keeping pace with developments in corporate governance and other critical issues relating to the operations of public company boards.

Management Succession Planning and Talent Development Process

Our Board is accountable for the development, implementation and continual review of a succession plan for the CEO and other executive officers. As part of its responsibilities under its charter, the Compensation Committee oversees the succession planning process for the CEO and the senior leadership team. The process ensures that critical business capabilities are safeguarded, executive development is prioritized and strategic talent is leveraged to focus on current and new business imperatives. Our CEO is party to an Employment Agreement that provides for a five-year term of employment, ending on December 31, 2025. The terms of his Employment Agreement (described on pages 71-72) along with the performance-oriented award granted to our CEO in July 2022 (described on pages 66-69) are intended to ensure Mr. Begor’s continued leadership during a pivotal time for our Company and to further align realized pay with long-term shareholder value. The Compensation Committee monitors each of the CEO’s direct reports for high potential internal CEO succession candidates, all of whom have ongoing exposure to the Board and are reviewed annually with the Board by the CEO and the Chief Human Resources Officer. The Compensation Committee and the Board also review the foregoing in executive session on a regular basis.

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Human Capital Management

Our People

At Equifax, we blend unique data, analytics and technology to create insights that power decisions and enable people to live their financial best. This is brought to life by our nearly 14,000 employees in 24 countries around the world who are passionately focused on our customers and consumers. We believe our greatest competitive advantage and asset is our people. Nurturing a team environment that fosters cross-functional collaboration and innovation and working as One Equifax is core to our success. In 2022, we hired approximately 4,100 new employees and promoted approximately 2,500 employees as we continue to grow and transform our businesses around the world.

Our Values and Culture

We are focused on nurturing our people through meaningful opportunities for career advancement, learning and development, supporting our next generation of leaders, an inclusive and diverse work environment, and regular employee engagement and recognition.

Our team shares a culture that informs how we see ourselves and our view of the world. Our work is guided by our purpose and our shared values. Our values express who we are, how we work and the behaviors that support our company. Combined with our purpose, our values guide how we work together every day and form our relationships with customers, partners and shareholders. They are:

• Be leaders in security and trusted data stewards • Lead with integrity and be personally accountable • Hold high standards in all our markets around the world

• Deliver results and play to win • Drive excellent execution • Have a sense of urgency, agility, and grit

• Be intellectually curious and insights driven • Optimize our data and technology to sustain market and product leadership • Drive scalable, profitable growth

• Exceed our customers’ expectations every day • Deliver value and quality to our customers so we grow together • Aspire to be our customers’ first call

• Work together as one aligned global team • Assume best intentions from each other • Foster optimism and have fun together

• Take initiative to develop ourselves and help others grow • Value diversity of experience and thought • Proudly show our Equifax spirit at work and in our communities

Employee Engagement

In 2022, we conducted a global employee engagement survey that yielded an engagement score of 78%, signaling high levels of engagement across our organization. Notably, two categories that reflected the most improvement since our last global survey were related to (i) leadership’s commitment to cultivating a diverse workforce and (ii) our company culture being one where diverse perspectives are valued. We believe these recent survey results confirm the measurable impact of our inclusion and diversity strategy. Equifax is a place where our employees can grow and develop their careers, with an internal fill rate for open positions reaching 40% in 2022. As another meaningful indication of engagement, 29% of employees are active members of one of our employee networks.

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Inclusion and Diversity

Valuing diversity is at the heart of our shared values. We believe that increasing inclusion and diversity leads to better innovation, higher engagement levels and ultimately better business outcomes. We further believe that our employee base should reflect our customers and the communities where we live and work.

We continue to make visible, positive strides in support of our inclusion and diversity strategy and in adding and engaging diversity within our global teams. Our Chief Talent and Diversity Officer occupies a key leadership position, reporting directly to our Chief Human Resources Officer, and is responsible for activating our talent strategy with a focus on furthering an inclusive and diverse workforce and culture. We are advancing this strategy through deepening our commitment to employee networks around the world, open dialogues to enhance understanding, ongoing inclusion and diversity-focused training and cultural heritage celebrations. Further, consistent with our commitment to diversity, we have expanded the requirements for diverse candidate interview slates to encompass all professional and management roles.

We also continue to demonstrate our commitment to transparency around workforce diversity by publishing annual Sustainability Accounting Standards Board (SASB) and Equal Employment Opportunity (EEO-1) reports that contain detailed workforce diversity data. Through our regular investor engagement, we understand that these reports represent important tools for investors to evaluate our company.

We have consistently improved enterprise-wide trends around representation and promotions for both women and employees of diverse racial and ethnic backgrounds, and pride ourselves on promoting and hiring highly-qualified candidates who enhance our culture, add diverse perspectives and deliver on our business strategy. On our Board, 40% of our director nominees identify as female and 10% identify as racially or ethnically diverse. Within our senior leadership team, nearly 60% identify as female or as having a diverse racial or ethnic background. In addition, two of our three business unit leaders are diverse in terms of gender, race or ethnicity.

Our compensation program further supports our commitment to inclusion and diversity. Under our annual incentive plan, all employees in senior leadership roles are required to set individual ESG performance goals related to workforce diversity. See “Actions Taken with Respect to 2023 Compensation” on page 70 for more detail.

Workforce Health and Safety

During the past year, our Equifax offices around the world remained safely open and in compliance with all local jurisdictional requirements. In 2021, we announced a flexible working schedule to provide even more flexibility and retention value for our employees. Eligible employees are able to work three days in the office, with the option to work two days remotely. Additionally, our employees also have the option of taking two weeks per year to work fully remotely.

Disclosure regarding our human capital management initiatives and our other ESG priorities can be found on our website at www.equifax.com/ESG. We will continue to update shareholders and other stakeholders on these initiatives through regular updates to the website.

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Board Oversight of Risk

Our Board oversees risk management at the Company. The Board exercises direct oversight of strategic risks to the Company and other risk areas not delegated to one of its committees.

The risk management roles and responsibilities of the Board and its committees are:

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How We Manage Risk

We have a comprehensive enterprise risk management (“ERM”) program focused on the application of controls over the following primary risk types:

•	Compliance
•	Cybersecurity
•	Data and Privacy
•	Financial
•	Legal
•	Operational
•	Reputational
•	Strategic
•	Technology

In addition to the categories set forth above, we have a process under our ERM program for identifying other risks that could adversely affect our business, including risks related to ESG matters. Our Audit Committee annually reviews our policies and processes with respect to risk assessment and risk management.

We have implemented an ERM framework based on the “three lines of defense” model for establishing effective checks and balances, which is used by leading financial institutions.

The execution of our ERM program is supervised by our Compliance organization, with each business unit and corporate support unit having primary responsibility for assessing and mitigating risks within its respective areas of responsibility. Our Chief Privacy and Compliance Officer leads the ERM organization and function and meets regularly with the Board, the Audit Committee and the Technology Committee. A Risk Program Governance team develops, enhances, deploys and manages risk program elements.

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Related Person Transaction Policy

The Board has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater than 5% beneficial owners and their respective immediate family members (each, a “Related Person”), where the amount of the transaction is expected to exceed $120,000 in a single calendar year.

The policy provides that the Audit Committee reviews transactions subject to the policy and decides whether or not to approve those transactions. In doing so, the Audit Committee determines whether the transaction is in the best interests of the Company. In making that determination, the Audit Committee takes into account the following, among other factors it deems appropriate:

•	the extent of the Related Person’s interest in the transaction;
•	whether the transaction is on terms generally available to an unaffiliated third-party under the same or similar circumstances;
•	the benefits to the Company;
•	the availability of other sources for comparable products or services; and
•	the terms of the transaction.

The Governance Committee also determines the impact or potential impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder or executive officer.

Certain Relationships and Related Person Transactions of Directors, Executive Officers and 5 Percent Shareholders

During 2022, the Company was not a participant in any transaction or series of transactions in which the amount involved did or may exceed $120,000 in which any Related Person had or will have a direct or indirect material interest, other than the compensation arrangements (including with respect to equity compensation) described in “Executive Compensation” beginning on page 45 and “Director Compensation” beginning on page 101.

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Proposal 2   Advisory Vote to Approve Named Executive Officer Compensation

Summary

As we do each year, and as required by Section 14A of the Securities Exchange Act, we are seeking advisory shareholder approval of the compensation of our named executive officers (“NEOs”) as disclosed in the section of this Proxy Statement titled “Executive Compensation” beginning on page 45. This vote is commonly referred to as “say-on-pay.” Shareholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Equifax’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, and any related material).”

Our executive compensation program aligns closely with our performance and shareholder interests.

We provide competitive pay opportunities that reflect best practices and strong governance standards (See pages 51-54 for details)

•   Attracting, retaining and motivating the right talent is a high priority for us as we focus on executing the business initiatives that underpin our strategy.

•   In support, the Compensation Committee annually reviews our executive compensation program to ensure that it provides competitive pay opportunities, establishes appropriate performance targets based on our strategic and operating plans, and considers evolving market trends to ensure that the overall program aligns with best practices.

•   The Committee retains an independent compensation consultant to assist in aligning our program with our shareholders’ interests and current market practices, and to guard against programs that create any inappropriate or excessive risk likely to have a material adverse effect on the Company.

Our Compensation Committee conducted a thoughtful review and designed our 2022 compensation program to align with strategic initiatives and shareholder feedback (See pages 54-65 for details)

•   In designing the 2022 compensation program, the Committee conducted a thoughtful review and made decisions after taking into consideration the ongoing evolution of our business strategy and feedback from our shareholders.

–   For the 2022 Annual Incentive Plan, the Committee:

•   Expanded the use of ESG goals, such that all members of our senior leadership team — including our CEO and other NEOs — had goals addressing the following areas: (i) environment; (ii) consumer impact (including financial inclusion and access to credit); (iii) workforce diversity; (iv) security; and (v) governance.

•   These ESG goals were a component of the non-financial goals that were set by the Committee and comprised 20% of each NEO’s AIP opportunity. Consistent with investor feedback, our CEO’s AIP payout was based entirely on financial performance metrics, although he is still responsible for meeting non-financial goals.

–   For the 2022 Long-Term Incentive Plan, the Committee:

•   Added an operational metric to the 2022 LTI program in the form of Adjusted EBITDA performance shares;

•   The 2022 Annual LTI mix for our NEOs other than the CEO consisted of Adjusted EBITDA performance shares (weighted 25%), TSR performance shares (weighted 25%), market-priced stock options (weighted 25%) and time-based RSUs (weighted 25%); and

•   The 2022 Annual LTI mix for our CEO as set forth in his employment agreement consisted of Adjusted EBITDA performance shares (weighted 30%), TSR performance shares (weighted 30%), premium-priced stock options (weighted 20%) and time-based RSUs (weighted 20%).

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Our performance-based compensation program is designed to deliver payouts that align with performance (See pages 54-69 for details)

•   Although we achieved record revenue in 2022, our financial performance fell short of our targets due to the unprecedented declines in the U.S. mortgage market and a softening of the global macroeconomic environment. As a result, payouts under the 2022 AIP were below target.

•   80% of the long-term incentives granted to our CEO (and 75% of the long-term incentives granted to our other NEOs) in 2022 are performance-based and “at-risk”, meaning awards can result in no payout if threshold goals are not met or stock option exercise price is not exceeded.

Board Recommendation

Our Board believes that the information provided above and within the “Executive Compensation” section of this Proxy Statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with those of our shareholders and support long-term value creation.

Although the vote is non-binding, the Board of Directors and the Compensation Committee will review the voting results in connection with their ongoing evaluation of Equifax’s executive compensation program.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

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Executive Compensation

Compensation Discussion and Analysis

To assist shareholders in finding important information, this Compensation Discussion and Analysis (CD&A) section is organized as follows:

This CD&A discusses the compensation decisions for the NEOs listed in the Summary Compensation Table on page 76 of this Proxy Statement. The NEOs are:

NEO	Position in 2022	Years in Position at End of 2022 (rounded)
Mark W. Begor	Chief Executive Officer	5
John W. Gamble, Jr.	Executive Vice President, Chief Financial Officer and Chief Operations Officer	9
Rodolfo O. Ploder	Executive Vice President, President, Workforce Solutions	7
Bryson R. Koehler	Executive Vice President, Chief Technology, Product and Data & Analytics Officer	5
John J. Kelley III	Executive Vice President, Chief Legal Officer and Corporate Secretary	10
Sid Singh	Former Executive Vice President, President, U.S. Information Solutions	N/A

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Executive Summary

2022 Financial Highlights

$5.1B	$7.56	$1.7B	$191.1M
Revenue, an increase of 4% from 2021	Adjusted EPS*, down from $7.64 in 2021	Adjusted EBITDA*, an increase of 3% from 2021	Dividends paid to shareholders, consistent with 2021 levels
*	Adjusted EPS and Adjusted EBITDA are non-GAAP financial measures. Reconciliation of the Company’s non-GAAP financial measures to the corresponding GAAP financial measures can be found in Annex A to this Proxy Statement.

2022 Strategic and Operational Highlights

During 2022, we were guided by our strategic imperatives, which are based on our shift from an era of building, investing and transforming to one of leveraging our massive cloud investments to drive new product innovation and accelerate growth. A summary of our significant 2022 accomplishments against our strategic priorities is set forth below:

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Our Incentive Programs Align Payouts with Financial Performance and Non-Financial Goals

Our 2022 compensation program metrics, established in the first quarter of 2022, were:

(1)	Corporate Operating Revenue and Corporate Adjusted EPS, as used for the corporate-level financial goals under the AIP, are non-GAAP measures. Corporate Operating Revenue is Operating Revenue adjusted to be stated in constant dollars at our budgeted 2022 foreign exchange rates and further adjusted to exclude certain acquisitions. Corporate Adjusted EPS is Adjusted EPS as shown in Annex A to this Proxy Statement, and then further adjusted to be stated in constant dollars at our budgeted 2022 foreign exchange rates and to exclude certain acquisitions. Because of these adjustments to Operating Revenue and Adjusted EPS, the actual Corporate Operating Revenue and Corporate Adjusted EPS used for incentive management purposes are not the same as Operating Revenue and Adjusted EPS reported under our 2022 Financial Highlights on page 46.
(2)	Certain of our NEOs had roles for 2022 for which their AIP outcome was tied to specific business unit-level financial goals, as described in further detail under “Analysis of 2022 Compensation Decisions” beginning on page 54.
(3)	Adjusted EBITDA is a non-GAAP measure, as shown in Annex A to this Proxy Statement.

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Say-on-Pay Voting Results in 2022

In evaluating our executive compensation program, one factor our Compensation Committee considers is the results of the most recent annual shareholder advisory vote on executive compensation or “say-on-pay” vote. At our 2022 Annual Meeting, approximately 95% of the votes cast approved our executive compensation program. Following our 2022 Annual Meeting, the Committee continued to review our compensation program and practices and how they align with our core compensation philosophy, market best practices and our strategic priorities. The Committee continues to take steps to ensure that pay opportunities are performance-based, with a mix of fixed and at-risk variable pay that ensures alignment between management and shareholder interests.

Shareholder Engagement on Executive Compensation

As part of our ongoing Board-directed shareholder engagement program, feedback received from shareholders on our executive compensation program is shared with the Compensation Committee and the full Board. The Compensation Committee considers this feedback, as well as the compensation plan and benchmarking advice from its independent compensation consultant in its review of our compensation program.

Following the 2022 Annual Meeting, members of our management team, together with our Compensation Committee Chair or our Independent Board Chair for certain conversations, conducted investor outreach meetings with investors representing approximately 68% of our shares. During these meetings, our shareholders:

•	described their priorities and expressed support for our core compensation program, including our use of performance-based equity award structures to drive alignment of the interests of our NEOs and shareholders;
•	expressed support for the Committee’s decision to add an operational metric to the 2022 Annual LTI program in the form of Adjusted EBITDA performance shares; and
•	asked questions and provided constructive feedback regarding various topics, including (i) the ESG component of our annual incentive plan, (ii) the performance-oriented equity award granted to our CEO in July 2022, including the Committee’s process and rationale underlying its determination to issue the award, and (iii) our compensation-related disclosures.

This feedback informed the Committee’s decisions with respect to the disclosures in this proxy statement related to the July 2022 equity award to our CEO on pages 66-69, as well as the design of our 2023 compensation program, which remains consistent with our 2022 program, as more fully described under “Actions Taken with Respect to 2023 Compensation” on page 70.

Based on shareholder recommendations, we continue to improve our proxy disclosures regarding changes to executive compensation programs. We will continue to maintain an active dialogue with shareholders and continue to evaluate and integrate feedback into the Committee’s discussions, including topics such as metrics that are used to determine the NEOs’ short- and long-term incentive compensation.

Compensation Program Highlights

Executive Compensation Philosophy

•	The Compensation Committee is responsible for the Company’s executive compensation policies and plans.
•	The Committee works to ensure that incentives are performance-based and aligned with shareholders’ interests, while guarding against metrics or goals that create inappropriate or excessive risk reasonably likely to have an adverse effect on the Company.
•	The Committee has designed and regularly reviews our compensation program to ensure we are providing competitive pay opportunities to attract and retain executive talent and to incentivize achievement of strategic and financial goals.

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2022 Target Pay Mix

As illustrated in the chart below, the Company emphasizes long-term equity awards and annual performance-based cash incentives so that a majority of each executive’s total compensation opportunity is linked directly to the Company’s stock price or otherwise tied to performance. For 2022, 89% of target total direct compensation for our CEO and an average of 83% for the other NEOs was in the form of variable, at-risk pay. Moreover, 80% of long-term incentive awards for our CEO and 75% of long-term incentive awards for our other NEOs was in the form of performance-based compensation (performance shares and stock options).

*	Percentages calculated based upon actual base salary, target annual incentive and the target grant date value of annual long-term incentive awards, excluding special awards.

Compensation Best Practices

   Independent Compensation Committee advised by independent compensation consultant

   Performance-oriented pay philosophy, as evidenced by a target pay mix for our CEO and other NEOs that is predominantly performance-based (see above)

   Capped annual and long-term performance-based awards

   Double-trigger change in control cash severance benefits and vesting of equity awards

   No income tax gross-ups other than for certain relocation or foreign tax expenses

   Performance shares granted in 2021 and after are subject to a post-vesting holding period of 12 months

   Compensation clawback policy contains financial and reputational harm standard, including in supervisory capacity

   Meaningful share ownership requirements for senior executives

   Anti-hedging and -pledging policy for directors, officers and other employees

   Senior executives cannot purchase or sell Equifax securities except pursuant to a Rule 10b5-1 trading plan with robust requirements, reflecting governance best practices

   No re-pricing of underwater stock options

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How We Determine the Total Amount of Compensation

Compensation Elements and Objectives

Element		Objectives
Base Salary	•	Provides competitive pay to attract and retain experienced and successful executives
Annual Incentive Plan (AIP)	•	Encourages and rewards valuable contributions to our annual financial and operational performance objectives, which align with our strategic priorities
	•	Designed to reward high performance and achievement of financial and non-financial goals (including goals related to ESG matters) by key employees, including our NEOs
Long-Term Incentive (LTI) Program	•	Designed to align the interests of key employees with those of shareholders, while striking a balance between market-based and operational performance
		–	TSR performance shares align the interests of key employees with those of shareholders by linking pay to our share price performance relative to other companies in which shareholders could invest
		–	Adjusted EBITDA performance shares tie our executive compensation payouts to a key internal operational performance metric that measures management’s ability to drive profitable growth over time
		–	Market-priced stock options (granted to our NEOs other than the CEO) provide a strong incentive for the creation of long-term shareholder value because the options may be exercised for a profit only to the extent our stock price appreciates following the grant date
		–	Premium-priced stock options (granted to our CEO) provide an even greater link between our LTI compensation and creation of shareholder value by ensuring that our CEO receives gains only after a premium return is delivered to investors
		–	RSUs are time-vested and primarily encourage retention and alignment with long-term shareholder interests

Compensation Design Process

Role of the Compensation Committee and Management in Determining Executive Compensation

The Compensation Committee reviews and makes decisions about executive compensation, including the amount of base salary, short-term incentives and long-term incentives awarded to our NEOs. Our CEO and other executives may assist the Committee from time to time in its evaluation of compensation elements or program design or by providing mathematical calculations, historical information, year-over-year comparisons and assessments of performance and potential. For the 2022 AIP and 2022 LTI program, the Committee considered recommendations from members of management regarding the performance measures and targets, including the ESG-related performance goals under the AIP. The Compensation Committee also considers recommendations from its independent compensation consultant and competitive data and makes decisions on executive compensation based on its assessment of individual performance and achievement of goals by both the individual and the Company.

The CEO’s performance is reviewed by the Compensation Committee with input from the other non-employee members of the Board. The CEO annually reviews the performance of each executive officer who reports to him, including the NEOs. The conclusions reached and recommendations made based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee for approval and to the Board for review. Members of management play various additional roles in this process:

•	The CEO makes recommendations to the Committee regarding the design of performance measures for our AIP and the design of our LTI program, as well as compensation packages for the executive officers (other than himself) based on his evaluation of the performance of the executives who report to him.
•	The Chief Human Resources Officer provides the Committee with details of the operation of our various compensation plans, including the design of performance measures for our AIP and the design of our LIT program. The CHRO also facilitates a robust performance evaluation process and succession planning discussions.
•	The Chief Financial Officer provides information and analysis relevant to the establishment of performance targets for our AIP as well as any other performance-based awards and presents information regarding the attainment of corporate and business unit financial goals for the preceding year.
•	The Chief Legal Officer attends meetings of the Committee to provide input on legal issues, to communicate governance-focused investor perspectives based on shareholder engagement efforts, and to respond to questions about corporate governance and executive compensation.

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The Compensation Committee considers the information and recommendations it receives and may exercise discretion to modify any recommended adjustments or awards to executives based on considerations it deems appropriate. Although members of our management team participate in the executive compensation process, the Compensation Committee meets regularly in executive session without any members of the management team present. The Compensation Committee makes the final determination of the executive compensation package provided to each of our NEOs.

Compensation Consultant Services and Independence

The Compensation Committee has the authority to engage advisors to assist it in fulfilling its responsibilities. The Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”), a nationally-recognized executive compensation consulting firm, to provide advice with respect to 2022 compensation for our NEOs and other officers. FW Cook performs services solely on behalf of the Committee and does not provide any other services to the Company. Management had no role in selecting the Committee’s compensation consultant and has no separate relationship with FW Cook. The Committee has assessed the independence of FW Cook pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent FW Cook from independently representing the Committee. In 2022, FW Cook assisted the Committee in determining appropriate levels of compensation for the CEO and other executive officers for 2022, advising on the structure of variable incentives and assisting the Committee in evaluating performance goals.

Benchmarking Use of a Peer Group

Compensation Peer Group: Business Overview and Competitive Market

The Committee regularly evaluates whether the compensation opportunities for our executives are appropriate and competitive by comparing each NEO’s target compensation opportunity to the compensation opportunities for executives in comparable positions at peer companies. The Committee considers the pay practices of our peer companies as a primary factor when setting target pay opportunities for our executives. However, the Committee also believes that compensation decisions are multi-dimensional and require consideration of other factors, including relevant industry data, market competition and each individual executive’s performance, experience, long-term potential and leadership contributions.

The Committee conducts an annual evaluation, with the assistance of FW Cook, of our compensation peer group to ensure the companies continue to reflect our business strategy and the evolving market in which we compete for business. Most importantly, the Committee ensures that the peer group also includes competitors for talent as our labor market for executive leadership extends across the highly competitive technology and technology-enabled industries. The peer group selection process further refines these business and labor market competitors to only include companies that are similar to us in scale and business complexity.

Business Evolution and Impact on Peer Group

Equifax Inc. is a global data, analytics and technology company. We provide information solutions for businesses, governments and consumers, and we provide human resources business process automation and outsourcing services for employers. The market for our products and services is highly competitive and is subject to change. Our competitors vary widely in size and in the nature of the products and services they offer.

Since 2018, we have transformed into a faster growing, higher margin, diversified data, analytics and technology company that has expanded well beyond a traditional consumer credit bureau. Our market capitalization has almost doubled during that time. Workforce Solutions, our largest and fastest-growing business segment, provides verification services that enable customers to verify income, employment, educational history, criminal history, healthcare professional licensure and sanctions of people in the U.S., as well as employer services that assist our employer customers in complying with and automating certain payroll-related and human resource management processes throughout the entire cycle of the employment relationship. The service offerings within our Workforce Solutions business continue to evolve, as evidenced by our recent acquisitions of Efficient Hire and LawLogix that enhance our robust suite of employer services. The expansion of our portfolio of employer services has been further facilitated by our cloud-native technology architecture and enabled by the successful completion of our broader cloud technology transformation.

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2022 Peer Group Determination

In 2021, in consideration of the substantial evolution in our business since the time our then-current peer group was established, the Committee directed FW Cook to conduct a comprehensive review of our compensation peer group. After a detailed analysis and several meetings with the Committee and management, FW Cook recommended revising the peer group selection criteria to better align with the Company’s size, complexity, business strategy and focus. Quantitative considerations included market capitalization and revenue. Other general considerations included industry, business characteristics, growth orientation, peers identified by third parties and competitors for executive talent.

Following this evaluation, the Committee revised our compensation peer group to remove Alliance Data Systems (due to disparate business operations and scale), Black Knight (due to disparate scale and organizational restructuring) and CoreLogic (due to industry consolidation). The Compensation Committee at the same time added Automatic Data Processing (ADP), Intuit and Workday to our peer group, which are businesses that align with our enhanced portfolio of employer services. (ADP offers cloud-based human capital management and related outsourcing solutions globally. Intuit is a global financial technology platform that provides financial management and compliance products and services to consumers and small businesses. Workday provides enterprise cloud application services focused on financial and human capital management solutions.)

The Committee utilized this updated peer group in February 2022 when setting NEO pay levels under the 2022 compensation program.

The companies comprising our 2022 compensation peer group were as follows:

Automatic Data Processing, Inc.	Fiserv, Inc.	Moody’s Corporation
Broadridge Financial Solutions, Inc.	Gartner, Inc.	Paychex, Inc.
FactSet Research Systems, Inc.	Global Payments, Inc.	TransUnion
Fidelity National Information Services	Intuit Inc.	Verisk Analytics, Inc.
Fair Isaac Corporation (FICO)	Jack Henry & Associates, Inc	Workday, Inc.

2023 Peer Group Determination

In May 2022, following an annual review and based on the recommendations of FW Cook, the Committee determined it would be appropriate to modify our compensation peer group to remove FactSet Research Systems, Inc. and Jack Henry & Associates, Inc. (due to disparate business operations). The Compensation Committee at the same time added Intercontinental Exchange, Inc. and S&P Global Inc. to our peer group. These changes were designed to further align with our size, growth orientation and business strategy, while further refining our peer group to more closely reflect companies we consider competitors for executive talent. (S&P Global provides credit ratings, data analytics and workflow solutions, similar to our business offerings. Intercontinental Exchange has a mortgage technology business that serves the residential mortgage loan market by providing data and analytics to lenders.)

The Committee referred to this updated peer group when designing the performance-oriented award granted to our CEO in July 2022, in particular by comparing Mr. Begor’s compensation to CEO compensation at those peer companies, on both a current and projected basis. See pages 66-69 for additional information regarding this award. The Committee also utilized this updated peer group in February 2023 when setting NEO pay levels under the 2023 compensation program.

The companies comprising our 2023 compensation peer group are as follows:

Automatic Data Processing, Inc.	Gartner, Inc.	Paychex, Inc.
Broadridge Financial Solutions, Inc.	Global Payments, Inc.	S&P Global Inc.
Fidelity National Information Services	Intercontinental Exchange, Inc.	TransUnion
Fair Isaac Corporation (FICO)	Intuit Inc.	Verisk Analytics, Inc.
Fiserv, Inc.	Moody’s Corporation	Workday, Inc.

Peer Group for Performance Shares

The peer group described above was deemed appropriate for compensation purposes, but the stock performance of those companies does not necessarily adjust based on the same economic factors as ours. For that reason, the Compensation Committee believes that a broader peer group is more appropriate for evaluating TSR performance for performance shares issued under our LTI program. Therefore, the Committee uses the companies in the S&P 500 Index (of which we are a member) as the comparative group for that purpose.

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Use of “Tally Sheets”

On a regular basis, the Compensation Committee reviews “tally sheets” relating to compensation of the NEOs. The tally sheets quantify the total compensation package, the impact of stock price change on the value of existing long-term incentives, the wealth created from prior equity grants and amounts payable upon hypothetical employment change events. The summaries allow the Committee to assess the cumulative impact of its past compensation decisions and to evaluate retention risk. Tally sheet review in 2022 did not lead to any specific compensation program changes.

Other Factors Considered in Setting Pay Opportunities for NEOs

The CEO and the Compensation Committee consider a number of factors in addition to the market data in determining individual pay amounts. Such factors include an individual’s level of performance, the individual’s demonstrated success in meeting or exceeding business objectives and creating shareholder value, job market conditions, our operating environment and business challenges, the individual’s importance to our business, succession planning considerations and the individual’s pay in the context of others at the Company. The application of discretion based on such factors may result in pay opportunities that are different from market. Overall compensation opportunities reflect our executives’ positions, responsibilities, performance and tenure.

Analysis of 2022 Compensation Decisions

Context for 2022 Compensation Decisions

At our 2021 Annual Meeting, approximately 90% of the votes cast approved our executive compensation program. During our subsequent off-season engagement (October 2021 to February 2022), shareholders representing approximately 53% of our outstanding shares described their priorities and provided constructive feedback to our management team regarding our executive compensation program. Our shareholders expressed support for our core compensation program, including the use of performance-based equity award structures to drive alignment of the interests of our executives and shareholders.

In designing the 2022 compensation structures and target pay levels, the Committee sought to ensure that the compensation program reflected our strategic business priorities and ESG priorities, while also ensuring that the Company could attract and retain talented employees in order to create value for shareholders and provide appropriate incentives for executives managing those efforts.

Key Compensation Decisions for 2022

In February 2022, after conducting a thoughtful review and considering shareholder feedback, the Committee determined the key elements of our 2022 executive compensation program. The key program changes for 2022 (compared to 2021) are described below.

•	Expanded ESG Goals under 2022 AIP. Since 2018, our AIP has incorporated an ESG element in the area of security. For the 2022 AIP, the Committee expanded the use of ESG goals, such that all members of our senior leadership team — including our CEO and other NEOs — had goals addressing the following areas: (i) environment; (ii) consumer impact (including financial inclusion and access to credit); (iii) workforce diversity; (iv) security; and (v) governance. These ESG goals were a component of the non-financial goals that were set by the Committee and comprised 20% of each NEO’s AIP opportunity. Consistent with investor feedback, our CEO’s 2022 AIP payout was based entirely on financial performance metrics, although he is still responsible for meeting non-financial goals.
•	Added an Adjusted EBITDA Component to the 2022 Annual LTI Program. In response to investor feedback, the Committee added an operational metric to the 2022 Annual LTI program in the form of Adjusted EBITDA performance shares.
–	The 2022 Annual LTI mix for our NEOs other than the CEO consisted of Adjusted EBITDA performance shares (weighted 25%), TSR performance shares (weighted 25%), market-priced stock options (weighted 25%) and time-based RSUs (weighted 25%).
–	The 2022 Annual LTI award mix for our CEO as set forth in his employment agreement consisted of Adjusted EBITDA performance shares (weighted 30%), TSR performance shares (weighted 30%), premium-priced stock options (weighted 20%) and time-based RSUs (weighted 20%).
•	Granted Performance-Oriented Award to our CEO. In July 2022, the Committee granted to our CEO a performance-oriented equity award that cliff vests at December 31, 2025 at the end of his term of employment under his Employment Agreement. The award is intended to ensure Mr. Begor’s leadership during this critical time of our Company’s strategic shift from an era of building, investing and transforming, to one of leveraging our massive cloud investments to drive new product innovation and accelerate growth. See pages 66-69 for additional information regarding this award.

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The 2022 compensation program is described in detail below.

2022 Annual Cash Incentive Structures and Outcomes

Summary

Annual cash incentive awards are designed to reward the achievement of near-term business goals in alignment with our strategic business priorities. Moreover, these awards are structured to ensure that payouts are aligned to performance and shareholder experience. In addition to financial metrics, annual incentive awards are based on an assessment of individual contributions toward the achievement of business and strategic goals.

The 2022 corporate financial performance goals for the NEOs with Company-wide responsibilities were based on Corporate Operating Revenue (used to measure top line business growth) and Corporate Adjusted EPS (used to measure profitability). We refer to this as the Corporate Plan. The financial goals for business unit leaders were focused primarily on relevant business unit revenue and operating income performance (used to measure business unit growth and profitability), as well as Corporate Adjusted EPS (to emphasize profitability of the Company as a whole). We refer to these as Business Unit Plans.

When setting the range of performance goals for the Corporate Plan and the Business Unit Plans at the outset of the fiscal year, the Compensation Committee considers our financial results from the prior year and our annual operating budget for the coming year. The Committee also considers the history of goal attainment in prior years, economic and industry conditions, industry sector performance and the views of our shareholders.

Establishment of Corporate-Level Financial Goals

The Compensation Committee established corporate-level financial goals required to earn a cash incentive award for 2022 in a manner that was designed, within reasonable limits, to encourage achievement that exceeds target goals and penalizes underachievement. The financial goals under our compensation program are established with reference to our annual operating budget, which is approved by the Board. We set challenging but achievable goals, including maximum payout opportunities requiring exceptional performance for the Company and our executives in order to drive the achievement of our short-and long-term objectives.

The 2022 threshold, target and maximum levels for Corporate Operating Revenue and Corporate Adjusted EPS were set at or above 2021 levels, and the 2022 targets were set above 2021 actual results. In setting the levels for each corporate-level and business unit-level financial goal under the 2022 AIP, the Compensation Committee considered (i) the Board’s review and approval of our 2022 operating budget, (ii) our 2022 financial outlook as of February 2022 (including assumptions related to macroeconomic factors, U.S. mortgage market conditions and business unit growth trends for 2022) and (iii) our strategic priorities, taking into account the initiatives to be implemented during 2022.

The 2022 corporate-level financial goals under the AIP were as follows:

Performance Measure(1)	Weight (%)(2)	Threshold (25% payout)	Target (100% payout)	Maximum (200% payout)
Corporate Adjusted EPS	65	$7.64	$8.60 (12.5% above Threshold)	$8.91 (16.6% above Threshold)
Corporate Operating Revenue	15	$4.884 billion	$5.316 billion (8.7% above Threshold)	$5.502 billion (12.5% above Threshold)
(1)	Corporate Operating Revenue and Corporate Adjusted EPS, as used for the corporate-level financial goals under the AIP, are non-GAAP measures. Corporate Operating Revenue is Operating Revenue adjusted to be stated in constant dollars at our budgeted 2022 foreign exchange rates and further adjusted to exclude certain acquisitions. Corporate Adjusted EPS is Adjusted EPS as shown in Annex A to this Proxy Statement and then further adjusted to be stated in constant dollars at our budgeted 2022 foreign exchange rates and to exclude certain acquisitions. Because of these adjustments to Operating Revenue and Adjusted EPS, the actual Corporate Operating Revenue and Corporate Adjusted EPS used for incentive management purposes are not the same as Operating Revenue and Adjusted EPS reported under our 2022 Performance Highlights above.
(2)	In connection with the amendment of our CEO’s employment agreement in February 2021, the Compensation Committee determined that Mr. Begor’s 2022 AIP award would be determined based exclusively on achievement measured against Company financial goals (rather than 80% financial goals and 20% individual objectives). As a result, for 2022, Mr. Begor’s AIP payout was based upon our Corporate Adjusted EPS (81.25% weighting) and Corporate Operating Revenue (18.75% weighting).

Payouts for achievement between threshold and target, and between target and maximum, are determined based upon straight line interpolation. Pursuant to the terms of the AIP, awards are subject to the Committee’s authority to reduce awards through the exercise of its negative discretion and an individual award limit of $5 million.

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Establishment of Business Unit-Level Financial Goals

The Compensation Committee reviewed and approved a Business Unit Plan for each of our business units. The Compensation Committee established business unit-level financial goals required to earn a cash incentive award for 2022 in a manner designed, within reasonable limits, to encourage achievement that exceeds target goals and penalizes underachievement. Each Business Unit Plan included a corporate-level financial goal (Corporate Adjusted EPS) at a 30% weighting.

In 2022, Mr. Ploder participated in the Business Unit Plan for the Workforce Solutions business unit and Mr. Singh participated in the Business Unit Plan for the USIS business unit.

The 2022 business unit objectives for Messrs. Ploder and Singh are set forth below. The 2022 target levels for each of these business unit objectives were set above 2022 actual results.

Workforce Solutions	Weight	Threshold	Target	Maximum
Plan—Performance Measures	(%)	(25% payout)	(100% payout)	(200% payout)
Corporate Adjusted EPS	30	$7.64	$8.60	$8.91
			(12.5% above Threshold)	(16.6% above Threshold)
Workforce Solutions Operating Revenue	30	$2.170 billion	$2.408 billion	$2.492 billion
			(11.0% above Threshold)	(14.8% above Threshold)
Workforce Solutions Operating Income	20	$1.018 billion	$1.136 billion	$1.198 billion
			(11.6% above Threshold)	(17.7% above Threshold)

	Weight	Threshold	Target	Maximum
USIS Plan—Performance Measures	(%)	(25% payout)	(100% payout)	(200% payout)
Corporate Adjusted EPS	30	$7.64	$8.60	$8.91
			(12.5% above Threshold)	(16.6% above Threshold)
USIS Operating Revenue	30	$1.651 billion	$1.769 billion	$1.831 billion
			(12.6% above Threshold)	(16.6% above Threshold)
USIS Operating Income	20	$457.9 million	$516.9 million	$563.2 million
			(12.9% above Threshold)	(23.0% above Threshold)

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Establishment of Non-Financial Goals

Non-financial objectives for our NEOs and other members of the senior leadership team are developed in the first quarter of each year in connection with the preparation of the Company’s business plan and overall strategy. Individual AIP objectives are specific to each NEO but also intended to support our enterprise-wide initiatives. The 2022 performance objectives for our NEOs are set forth on pages 59-62 and reflect our focus on the following:

•	leveraging our new Equifax Cloud capabilities to achieve growth by accelerating new product innovation, executing bolt-on acquisitions and expanding our differentiated data assets;
•	completing the Cloud transformation on schedule and on budget through operational discipline and focused expense management, while at the same time putting customers first; and
•	non-financial goals that are important to our success, including objectives related to our ESG priorities, as well as people-related objectives such as talent management and demonstrating leadership through behavior consistent with Company values.

Non-Financial Goals Related to ESG Priorities

In 2018, the Committee added a cybersecurity performance measure as one of the metrics under the AIP, in order to promote a Company-wide focus on data security and reinforce our overall security program goals. Non-financial goals have proven to be an effective tool for motivating executives to execute on our key strategic initiatives.

Given the significant progress we made in strengthening our data security program, the positive feedback we received from shareholders on incorporating cybersecurity performance in the executive compensation program and the continued importance of prioritizing cybersecurity in our strategic priorities, beginning in 2021, the Committee determined to move cybersecurity from a single Company-wide AIP performance metric to a required component of the non-financial goals that comprise up to 20% of the AIP opportunity for all bonus-eligible employees.

As a result, Equifax employees who participate in the AIP have a mandatory security-focused performance goal as part of their individual objectives, which is designed to support the highest level of performance under our global cybersecurity awareness program. Employees are required to identify one or more pre-determined security goals, established by the Security Department, that are most appropriate to their role and scope of responsibility.

Under the 2022 AIP, in support of our accelerating enterprise-wide ESG priorities, the Committee expanded the use of ESG goals as follows:

•	All members of the Company’s senior leadership team — including our CEO and other NEOs — had an expanded set of ESG goals as part of their individual performance objectives that addressed the following areas: (i) environment; (ii) consumer impact (including financial inclusion and access to credit); (iii) workforce diversity; (iv) security; and (v) governance.

•	All other employees in senior leadership roles had individual ESG performance goals related to workforce diversity and security, and were encouraged to include additional ESG goals related to their individual roles.
•	Beyond the senior leadership level, all participants in the 2022 AIP had a security performance goal, and were encouraged to include additional ESG goals related to their individual roles.

These ESG goals are considered management business objectives (MBOs) and evaluated along with an executive’s other MBOs to ultimately determine the 20% portion of that executive’s AIP opportunity based on non-financial individual goals. Consistent with investor feedback, our CEO’s 2022 AIP payout was based entirely on financial performance metrics, although he was still responsible for meeting non-financial goals.

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Evaluation of Individual NEO Performance

Following the end of each year, the CEO evaluates the performance of the other NEOs, taking into account performance for the just-completed year versus predefined commitments for such year, as well as any unforeseen financial, operational and strategic issues and any other relevant information. These performance evaluations are subject to the review of the Compensation Committee. For 2022, the plan structure set individual performance rating categories and award opportunities for NEOs at needs improvement (no individual performance award), achieves expectations (award at 100% of Target), exceeds expectations (award at 150% of Target) and distinguished (award at 200% of Target).

The Compensation Committee evaluates the performance of the CEO in a similar manner, with input from the full Board. In connection with the amendment of our CEO’s employment agreement in February 2021, the Compensation Committee determined that Mr. Begor’s 2022 AIP award would be determined based exclusively on achievement measured against Company financial goals (rather than 80% financial goals and 20% individual objectives). The Committee set non-financial performance objectives for Mr. Begor for 2022, including ESG goals related to security, financial inclusion, consumer impact, workforce diversity and environment; however, Mr. Begor’s performance against those objectives did not impact his 2022 incentive payout.

Summary of 2022 Annual Cash Incentive Awards

In February 2023, the Compensation Committee reviewed each NEO’s performance against the pre-established 2022 performance goals as approved by the Committee. Awards could range from 0% of the executive’s award goal (for performance below the threshold level) to 200% of the individual’s award target (for performance at or above the maximum level). The award paid to our CEO under the 2022 AIP was based exclusively on achievement measured against specified financial goals. Awards paid to our other NEOs under the 2022 AIP were determined based on achievement measured against specified financial goals (80% weighting) and non-financial MBOs (20% weighting). The target and maximum incentives, along with a summary of the actual 2022 awards earned by the NEOs, are set forth in the table below. A detailed description of how each NEO’s 2022 incentive award was achieved follows the table.

Although we achieved record revenue in 2022, our financial performance fell short of our targets due to the unprecedented declines in the U.S. mortgage market and a softening of the global macroeconomic environment. As a result, payouts under the 2022 AIP were below target.

Named Executive Officer	Base Salary ($)	Target Incentive (as Percentage of Salary) (%)	Target Incentive ($)	Maximum Incentive ($)(1)	Earned 2022 Incentive as Percentage of Target (%)	2022 Incentive Payout ($)
M. Begor	1,500,000	120	1,800,000	3,600,000	12.4	223,078
J. Gamble	750,000	85	637,500	1,275,000	49.9	318,206
R. Ploder	700,000	85	595,000	1,190,000	67.2	399,748
B. Koehler	680,000	75	510,000	1,020,000	49.9	254,564
J. Kelley	596,400	70	417,480	834,960	49.9	208,384
S. Singh	650,000	85	552,500	1,105,000	20.0	110,500
(1)	The maximum incentive for each is 200% of Target.

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Determination of each NEO’s Performance and Annual Cash Incentive

Mark Begor I Chief Executive Officer

Objectives	Target Level	Actual Results	Actual Payout as a % of Target	2022 Incentive Payout
Corporate Adjusted EPS	$8.596	$7.595	0	$0
Corporate Operating Revenue	$5.315 billion	$5.122 billion	66	$223,078
Individual Objectives	n/a(1)	Distinguished	n/a(1)	n/a(1)

(1)	In connection with the amendment of our CEO’s employment agreement in February 2021, the Compensation Committee determined that Mr. Begor’s 2022 AIP award payout would be determined based exclusively on achievement measured against Company financial goals (previously 80% financial goals and 20% individual objectives). As a result, for 2022, Mr. Begor’s AIP payout was based upon our Corporate Adjusted EPS (81.25% weighting) and Corporate Operating Revenue (18.75% weighting). The Committee set non-financial performance objectives for Mr. Begor for 2022, including ESG goals related to security, financial inclusion, consumer impact, workforce diversity and environment; however, Mr. Begor’s performance against those objectives did not impact his 2022 incentive payout.

Mr. Begor achieved a rating of “Distinguished” based on his achievements for 2022. These achievements included:

•	Led the Company to achieve record revenue of $5.122 billion, up 4% over 2021, despite an estimated 56% decline in U.S. mortgage originations and a softening of the global macroeconomic environment.
•	Executed against our strategic priorities, as reflected by eight consecutive quarters of double-digit core revenue growth and non-mortgage growth of 17%, well above our 8-12% long-term growth framework.
•	Delivered more than 100 new products for a record-setting Vitality Index of 13%, which is well above our 10% long-term vitality target for new products and 400 basis points above 2021.
•	Made significant progress toward completing our Cloud transformation, reaching a milestone of 70% of North American revenue delivered from products delivered from an application running in the new Equifax Cloud, up from 50% in 2021.
•	Completed four acquisitions for consideration totaling $450 million that strengthen our non-mortgage business and are expected to contribute approximately $90 million in annualized revenue.
•	Led efforts to increase diversity at both the Board and workforce level. Oversaw global employee engagement survey that yielded an engagement score of 78%, signaling high levels of engagement across our organization.
•	Accelerated our commitment to financial inclusion and expanded access to credit by enhancing our disclosures and becoming the first and only in our industry to provide certain telecommunications, pay TV and utilities attributes to the mortgage industry.
•	Continued leadership in security, attaining a cybersecurity program maturity level that exceeded all major industry benchmarks for the third consecutive year, with a posture that ranks in the top 1% of technology companies and top 3% of financial services companies analyzed.

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John Gamble I Executive Vice President, Chief Financial Officer and Chief Operations Officer

Objectives	Target Level	Actual Results	Actual Payout as a % of Target	2022 Incentive Payout
Corporate Adjusted EPS	$8.596	$7.595	0	$0
Corporate Operating Revenue	$5.315 billion	$5.122 billion	66	$63,206
Individual Objectives	$127,500	Distinguished	200	$255,000

Mr. Gamble achieved a rating of “Distinguished” based on his achievements for 2022. These achievements included:

•	Proactively managed costs and significantly outperformed against budget for the non-mortgage business that comprises nearly 80% of the company, despite an unprecedented decline in U.S. mortgage originations and a softening of the global macroeconomic environment.
•	Led efforts within the finance organization to support our four acquisitions for consideration totaling $450 million that strengthen our non-mortgage business and are expected to contribute approximately $90 million in annualized revenue.
•	Played a key role and devoted substantial time to investor engagement activities.
•	Oversaw a successful $750 million public debt offering in September 2022 to refinance debt maturity.
•	Drove efforts within the finance organization to support our significant Equifax Cloud transformation efforts, including enhanced reporting and management of Cloud-related costs and improved consistency of cost tracking.
•	Supported our net-zero 2040 commitment by implementing a process to track Scope 1 and 2 global GHG emissions and developing a vendor engagement strategy to support achievement of Scope 3 goals.
•	Developed talent within the broader finance organization, including through a successful rotational development program. Retained and developed a diverse and high-performing leadership team.

Rudy Ploder I President, Workforce Solutions

Objectives	Target Level	Actual Results	Actual Payout as a % of Target	2022 Incentive Payout
Corporate Adjusted EPS	$8.596	$7.595	0	$0
Workforce Solutions Operating Revenue	$2.408 billion	$2.306 billion	68	$121,039
Workforce Solutions Operating Income	$1.136 billion	$1.033 billion	34	$40,710
Individual Objectives	$119,000	Distinguished	200	$238,000

Mr. Ploder achieved a rating of “Distinguished” based on his achievements for 2022. These achievements for Workforce Solutions included:

•	Delivered record financial performance, with over $2.3 billion in revenue, up 14% over 2021.
•	Led the Company with the highest level of new product innovations, attaining a record Vitality Index of 24%.
•	Successfully introduced the TotalVerify™ data hub, which is anchored by The Work Number® database and powered by the Equifax Cloud and provides a single insights source for social service agencies, lenders, background screeners and employers.
•	Continued to drive growth in The Work Number, increasing active records by 12% over 2021, to 152 million, while also adding new direct contributors.
•	Accelerated international expansion of Workforce Solutions in the U.K., Canada and Australia.
•	Completed acquisitions of Efficient Hire and LawLogix, which strengthen our suite of employer services.
•	Developed and retained a high-performing and diverse team despite a highly-competitive labor market. Made progress on workforce diversity commitments, including for management roles.

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Bryson Koehler I Chief Technology, Product and Data & Analytics Officer

Objectives	Target Level	Actual Results	Actual Payout as a % of Target	2022 Incentive Payout
Corporate Adjusted EPS	$8.596	$7.595	0	$0
Corporate Operating Revenue	$5.315 billion	$5.122 billion	66	$50,564
Individual Objectives	$102,000	Distinguished	200	$204,000

Mr. Koehler achieved a rating of “Distinguished” based on his achievements for 2022. These achievements included:

•	Attained 70% of North American revenue delivered from products delivered from an application running in the Equifax Cloud, up from 50% in 2021.
•	Leveraged the Equifax Cloud capabilities to accelerate new product innovation, delivering over 100 new products and raising the Vitality Index to a record 13%, up from just under 9% in 2021.
•	Continued leadership of data & analytics, technology and product functions, creating heightened connectivity and positive synergies across teams.
•	Partnered with the compliance team to lead significant improvements in operational performance and strengthen relationships with our regulators, including through delivery against committed improvements.
•	Collaborated with CISO to develop robust M&A integration processes, reducing integration timeline for recently-acquired companies and completing several legacy integrations.
•	Supported our net-zero 2040 commitment by leading efforts to decommission seven additional data centers, which decreases our Scope 1 and Scope 2 GHG emissions.
•	Developed and retained a high-performing, diverse team despite a highly-competitive labor market.

John J. Kelley III I Executive Vice President, Chief Legal Officer and Corporate Secretary

Objectives	Target Level	Actual Results	Actual Payout as a % of Target	2022 Incentive Payout
Corporate Adjusted EPS	$8.596	$7.595	0	$0
Corporate Operating Revenue	$5.315 billion	$5.122 billion	66	$41,391
Individual Objectives	$83,496	Distinguished	200	$166,992

Mr. Kelley achieved a rating of “Distinguished” based on his achievements for 2022. These achievements included:

•	Continued effective oversight and management of legal and regulatory matters in the U.S. and the other jurisdictions where we operate, including engagement with the CFPB.
•	Drove efforts within the legal organization to support our significant Equifax Cloud transformation efforts, including U.S. customer migration activities.
•	Led efforts within the legal organization to support our four acquisitions totaling $450 million that strengthen our non-mortgage business and are expected to contribute approximately $90 million in annualized revenue.
•	Provided robust and strategic legal support to our business units and our corporate functions, including finance, communications, investor relations, executive compensation and human resources.
•	Accelerated our progress with respect to our ESG strategic initiatives, including introduction of new programs, commitments and public disclosures, as well as strong shareholder engagement related to ESG.
•	Oversaw our comprehensive shareholder engagement program, culminating in strong support for directors and say-on-pay support of 95% at our 2022 Annual Meeting.
•	Developed and retained a high-performing and diverse team despite a highly-competitive labor market.

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Sid Singh I Former President, USIS

Objectives	Target Level	Actual Results	Actual as a % of Target	2022 Incentive
Corporate Adjusted EPS	$8.596	$7.595	0	$0
USIS Operating Revenue	$1.769 billion	$1.639 billion	0	$0
USIS Operating Income	$516.9 million	$419.9 million	0	$0
Individual Objectives	$110,500	Achieves Expectations	100	$110,500

Mr. Singh achieved a rating of “Achieves Expectations” based on his achievements for 2022. These achievements for USIS included:

•	Delivered $1.7 billion in revenue, a decline of 7% from 2021 due to the declining mortgage market, but partially offset by business-to-business (B2B) non-mortgage growth of 6% and B2B online non-mortgage revenue growth of 11.5%.
•	Supported our commitment to financial inclusion and expanded access to credit by becoming the first and only in our industry to provide certain telecommunications, pay TV and utilities attributes to the mortgage industry.
•	Helped drive the acquisition of Midigator, further strengthening our ID&F portfolio and differentiated data assets.
•	Drove progress on Cloud transformation commitments, including the migration of our first consumer credit product, Automated Data View, to the Equifax Cloud and thereby enabling 1,500 USIS customers to access our Core Credit exchange on the Data Fabric for faster insights.

2022 Long-Term Equity Incentive Compensation

Overview

For our CEO and other NEOs, LTI is the largest element of their total compensation package. In determining the value of long-term incentive awards to executive officers other than the CEO, the Committee considers numerous factors including the benchmarking data described on pages 52-53, individual performance, internal equity, importance of role and share run rate (a measure of actual equity-grant activity in relation to the total number of shares outstanding at the Company).

In January 2022, the Committee approved a 2022 Annual LTI structure for our NEOs other than the CEO consisting of performance shares (weighted 50%), market-priced stock options with a ten-year term (weighted 25%) and time-based RSUs (weighted 25%). The 2022 Annual LTI award mix for our CEO is set forth in his employment agreement and consists of performance shares (weighted 60%), premium-priced stock options (weighted 20%) and time-based RSUs (weighted 20%).

The 2022 Annual LTI framework for our NEOs (including our CEO) is generally consistent with the 2021 LTI award mix, except the Committee added an Adjusted EBITDA component to the performance share structure to complement the existing TSR performance shares. The 2022 performance share awards are split evenly between Adjusted EBITDA performance shares and TSR performance shares and continue to cliff vest following the three-year performance period. The decision to reintroduce an operational metric to the annual LTI program is in response to shareholder feedback and a review of the market. The plan is intended to strike a balance between market and operational performance, given that market performance may not always reflect operational performance and relative TSR positioning may be impacted by factors outside of the control of our NEOs. Despite the change, our 2022 Annual LTI program continues our emphasis on shareholder alignment with 25% of the performance share awards still tied to relative TSR.

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2022 Annual LTI Structure

TSR performance shares: value based on the performance of our stock relative to companies in the S&P 500 Index over a three-year period

Adjusted EBITDA performance shares: value based on our Adjusted EBITDA performance during a three-year period

Premium-priced stock options: granted to our CEO, cliff vest on December 31, 2025 and have exercise prices set at a premium to the market value of our stock on the grant date

Market-priced stock options: granted to our other NEOs, vest ratably over three years and have an exercise price set at the market value of our stock on the grant date

Time-based RSUs: accomplish retention objectives through a three-year cliff vesting schedule while also augmenting the alignment of management and shareholder interests

A detailed description of each element of our 2022 Annual LTI program follows.

2022 LTIP Elements

Performance shares are granted based on two different metrics: TSR and Adjusted EBITDA.

TSR Performance Shares

The TSR performance shares metric aligns with shareholder interests, as higher relative cumulative TSR results in higher returns for shareholders compared to other investment options. TSR performance shares are earned, if at all, based on the percentile ranking of the Company’s cumulative TSR compared to the TSR of the companies in the S&P 500 Index (as constituted on the initial grant date, subject to certain adjustments) after a three-year performance period. TSR performance shares accrue dividend equivalent units, which are payable only with regard to earned shares that are delivered upon settlement.

Payouts in February 2025 (if any) for the TSR performance shares awarded on February 11, 2022 will be based on the following scale, with straight-line interpolation between the threshold and maximum levels:

TSR PERFORMANCE SHARES: PERFORMANCE/PAYOUT SCALE

Company TSR Percentile	Performance Share Payout as a % of Target
75th	200%
50th	100%
25th	50%
Below 25th	0%

The number of TSR performance shares payable is the target award multiplied by a percentage (from 0% to 200%), calculated by taking an average of the payout percentages achieved for each of the last four quarters of the performance period based on the Company’s cumulative TSR percentile ranking through the end of each such quarter. Basing the award payout on the average of the payout percentages for each of the last four quarters of the three-year performance period counterbalances potential late performance period volatility.

If our team does not deliver cumulative TSR that ranks at or above the 25th percentile, the value of the TSR performance shares will be $0. In addition, in the event our cumulative TSR is negative over the three-year performance period, the payout is capped at 100% of the target shares, irrespective of our TSR percentile rank versus peers.

TSR performance share awards accrue dividend equivalents on earned shares and require the recipient to hold the shares for a period of 12 months following vesting.

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Adjusted EBITDA Performance Shares

Adjusted EBITDA performance shares tie our executive compensation payouts to a key internal operational performance metric that measures management’s ability to drive profitable growth.

Adjusted EBITDA performance shares granted in 2022 are earned, if at all, based on our Adjusted EBITDA for each of the three years of the performance period. In February 2022, the Committee set the threshold, target and maximum Adjusted EBITDA levels for 2022, and threshold, target and maximum Adjusted EBITDA growth rate goals for each of 2023 and 2024. The number of Adjusted EBITDA performance shares payable is the target award multiplied by a percentage (from 0% to 200%), calculated by taking an average of the payout percentages achieved for each of the three years of the performance period.

The following chart illustrates how the overall payout for the 2022 Adjusted EBITDA Performance Shares, covering the 2022-2024 performance period, will be determined:

Adjusted EBITDA Growth (2022-2024)
Performance Period:	Performance Goals:	Final Payout:
2022	Adjusted EBITDA annual growth goals set	Final payout will be determined by
2023	at the beginning of the three-year period;	three-year average performance and
2024	actual Adjusted EBITDA performance measured each year	corresponding payout, which can range from 0% to 200% of target

Adjusted EBITDA performance share awards accrue dividend equivalents on earned shares and require the recipient to hold the shares for a period of 12 months following vesting.

Market-Priced Stock Options

The Compensation Committee believes that market-priced stock options provide a strong incentive for the creation of long-term shareholder value, because stock options may be exercised for a profit only to the extent our stock price appreciates after the grant date. If our NEOs are not able to drive share price returns in excess of the exercise price before the expiration date, the realized value of their 2022 stock options will be $0.

The exercise price of stock options granted in 2022 for our NEOs other than the CEO were set at the market value of our stock on the grant date. The market-priced stock options granted on February 11, 2022 vest in one-third installments on the first, second and third anniversaries of the grant date, assuming continued employment with the Company, and have a ten-year term.

Premium-Priced Stock Options

Premium-priced stock options granted to our CEO tightens the link between our long-term incentive compensation and the creation of shareholder value by ensuring that our CEO receives gains only after a premium return is delivered to investors.

The exercise prices of stock options granted in 2022 for our CEO were set above the market value of our stock in two equally weighted tranches, with exercise prices of 110% and 120% of the market value of our stock on the grant date. The premium-priced stock options granted on February 11, 2022 cliff-vest on December 31, 2025, assuming continued employment with the Company, and have a seven-year term.

RSUs

We use RSUs to encourage retention of our employees over the long-term and simultaneously inspire our team to focus on corporate performance. The RSUs issued to our NEOs on February 11, 2022 vest on the third anniversary of the grant date. The value of RSUs varies directly with the market price of our common stock, which creates an added incentive to make decisions that will build shareholder value over the long term. RSUs accrue dividend equivalent units on earned shares.

Determination of 2022 Annual LTI Grant Values

The Compensation Committee set 2022 long-term incentive grant values by establishing a dollar value for each NEO and then converting this dollar value to a number of performance shares, stock options (either market or premium-priced) and RSUs based on the grant date fair value of the award on the relevant grant date. The grant date fair value of performance shares is based on the Monte Carlo equity valuation model. The grant date fair value of premium-priced stock options is based on a Monte Carlo model, which is built on a lattice model framework. The grant date fair value of market-priced stock options is deemed to be $56.25 (25% of the grant date stock price).

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The following table details the target grant value used by the Compensation Committee to determine the number of performance shares, stock options and RSUs granted to each NEO in 2022. Actual grant date values, computed in accordance with applicable accounting standards, are disclosed in the “2022 Grants of Plan-Based Awards” table on page 78. The actual value of equity awards that may be realized by the NEOs will depend on their continued service, our Adjusted EBITDA growth and our future stock price performance.

TARGET GRANT VALUE FOR 2022 ANNUAL LTI AWARDS

The Committee approved a 2022 Annual LTI award mix for our CEO that included TSR performance shares (weighted 30%), Adjusted EBITDA performance shares (weighted 30%), premium-priced stock options (weighted 20%) and time-based RSUs (weighted 20%). The Committee approved a 2022 Annual LTI award mix for our NEOs other than the CEO that included TSR performance shares (weighted 25%), Adjusted EBITDA performance shares (weighted 25%), market-priced stock options with a ten-year term (weighted 25%) and time-based RSUs (weighted 25%).

Name(1)	Target Grant Value ($)	Target Number of Performance Shares (TSR) Granted(3)	Target Number of Performance Shares (Adj. EBITDA) Granted(4)	Number of Stock Options Granted(5)	Number of RSUs Granted(6)
M. Begor(2)	10,100,000	15,520	15,317	37,174	8,978
J. Gamble	3,250,000	4,162	4,108	14,438	3,612
R. Ploder	3,000,000	3,842	3,792	13,327	3,334
B. Koehler	2,800,000	3,586	3,539	12,438	3,112
J. Kelley	1,600,000	2,049	2,023	7,107	1,778
S. Singh	2,800,000	3,586	3,539	12,438	3,112
(1)	The Committee approved annual equity awards to each of the NEOs with a February 11, 2022 grant date. The closing stock price on such date was $225.00.
(2)	Amounts in this table do not include the performance-oriented equity award granted to Mr. Begor on July 29, 2022. See pages 66-69 for more information regarding this award.
(3)	The grant date fair value of each TSR performance share was $195.23.
(4)	The grant date fair value of each Adjusted EBITDA performance share was $197.82.
(5)	Premium-priced stock options were granted to our CEO in 2022 and market-priced stock options were granted to our other NEOs. The premium-priced stock options were granted in two equally-weighted tranches, with exercise prices of 110% and 120% of the grant date closing stock price. The grant date fair value of each premium-priced stock option was $57.65 and $51.38, respectively.
(6)	The grant date fair value of each RSU was $225.00.

2020-2022 Performance Share Awards

In February 2023, the Compensation Committee approved the vesting and payment of the TSR performance shares granted in February 2020 at 160.4% of their target award level. The Committee’s determination was based on the Company’s achievement of total shareholder return relative to companies in the S&P 500 Index (as constituted on the initial grant date, subject to certain adjustments) over the three-year performance period ended December 31, 2022. The number of performance shares payable was the target award multiplied by a percentage (from 0% to 200%) that was calculated by taking the average of the payout percentages achieved through each of the last four quarters of the performance period, based upon the Company’s cumulative TSR percentile ranking through the end of each such quarter, as shown in the table below:

	Period from January 1, 2020 through the end of:
	Q1 2022	Q2 2022	Q3 2022	Q4 2022	Average
Equifax TSR	72.3%	33.1%	25.1%	42.1%
Equifax Percentile vs. S&P 500	85th	72nd	70th	69th
Payout	188.3%	155.2%	150.5%	147.6%	160.4%

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Performance-Oriented Equity Award to Our CEO

On July 29, 2022, the Compensation Committee granted to Mr. Begor a performance-oriented equity award (the “Award”). The Award is intended to ensure Mr. Begor’s leadership during this critical time as the Company continues its strategic shift from an era of building, investing and transforming, to one of leveraging its massive cloud investments to drive new product innovation and accelerate growth.

Our CEO-Led Business Transformation

Since joining Equifax as Chief Executive Officer in 2018, Mr. Begor has led the transformation of our organization at every level, driving our more than $1.5 billion investment in security and technology to build our new Equifax Cloud, and repositioning Equifax as a global data, analytics and technology leader with a world-class security program. Under Mr. Begor’s leadership, the Company has delivered record results and transformed into a faster growing, higher margin, diversified data, analytics and technology company that has expanded well beyond a traditional consumer credit bureau in the markets we serve worldwide.

The Board believes Mr. Begor is a proven leader whose strategic vision and unparalleled knowledge of our business make him uniquely qualified to continue to lead the Company during the final stages of our technology transformation and into our next chapter of leveraging the new Equifax Cloud to drive innovation and create long-term shareholder value.

Since Mr. Begor joined Equifax in April 2018, we have strengthened and grown our business through successful execution on several major strategic initiatives.

Transformed and Strengthened our Business

Transitioned from a traditional consumer credit bureau to a faster growing, higher margin, diversified data, analytics and technology company, with a **total addressable market that is now almost 3x larger** than under our prior strategy

Introduced a new Long-Term Financial Framework, with **expected total revenue growth of 8-12%**, up from our prior framework of 7-10%

Invested in strategic, bolt-on **acquisitions that expanded our differentiated data assets**, strengthened our Workforce Solutions business, and broadened our digital, identity and fraud capabilities

Expanded our international presence with the acquisitions of AccountScore, Kount and Data-Crédito, and our recently-signed agreement to acquire Boa Vista Serviços, the second-largest credit bureau in Brazil

Achieved Strong Financial and Operational Results

Market capitalization has increased nearly 2x, from $14 billion in April 2018 to $24 billion as of March 15, 2023

Total shareholder return of 76% from April 16, 2018 through March 15, 2023 has significantly outperformed the S&P 500 total shareholder return of 59% during the same period

Revenue has increased to $5.1 billion in 2022, from $3.4 billion in 2018

Our **compounded annual revenue growth rate for 2018 to 2022 was 10.7%** for the total enterprise and 29.5% for our Workforce Solutions business

Signed or completed more than **24 acquisitions and investments** totaling $4.6 billion of deployed capital that strengthen our capabilities to drive future growth

Drove our Vitality Index – a measure of revenue from new product innovation – **to over 13% for 2022, an all-time record for Equifax**

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Under Mr. Begor’s leadership, the Company has delivered record results and transformed into a faster growing, higher margin, diversified data, analytics and technology company.

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Board and Committee Deliberative Process Regarding CEO Compensation Structure

The compensation levels in Mr. Begor’s employment agreement were developed in 2020 and finalized in January 2021. The employment agreement set pay levels for our CEO based on competitive market data at that time, in order to allow our CEO to focus on the business transformation. In recognition of the fact that CEO pay levels are dynamic (not fixed), and in view of Mr. Begor’s demonstrated ability to grow our business and the Board’s desire to retain him, the Committee conducted an extensive benchmarking analysis in 2022 to determine whether the compensation opportunities for Mr. Begor remained appropriate and competitive.

The Committee considers the pay practices of our peer companies as a primary factor when setting target pay opportunities for our executives. As discussed on pages 52-53, in May 2022 the Committee determined it would be appropriate to update our compensation peer group to ensure that it aligned with the Company’s size, growth orientation and business strategy. The Committee utilized this updated peer group during its benchmarking analysis and compared Mr. Begor’s compensation to CEO compensation at those peer companies, taking into account relative size and growth of Equifax and the peer companies, on both a current and projected basis.

The competitive market assessment conducted in 2022 suggested that Mr. Begor’s pay was meaningfully below peer group median – while, at the same time, Equifax was outperforming peers. This suggested a misalignment between pay and performance and introduced retention risk in a hyper-competitive and volatile environment for proven technology leadership.

Mr. Begor’s pay was meaningfully below peer group median and strong company performance suggested a misalignment between pay and performance and introduced retention risk in a hyper-competitive and volatile environment for proven technology leadership.

After deliberation, the Committee determined it would be in the best interests of the Company and its shareholders to grant additional compensation to Mr. Begor in the form of a performance-oriented equity award to ensure his continued leadership in driving strong performance during the term of his employment, which ends on December 31, 2025 (the “Employment Term”), aligning with a critical period in the execution of our business strategy.

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Award is Performance Oriented and Aligned with Long-Term Shareholder Interests

The Committee conducted a thoughtful review and structured the Award in a manner that is consistent with our performance-based compensation philosophy and aligns our CEO’s compensation with the creation of long-term shareholder value. During this process, the Committee took into consideration the shareholder feedback we have received over the years during the Company’s ongoing investor engagement discussions regarding executive compensation.

During this process, the Committee took into consideration the shareholder feedback we have received over the years during the Company’s ongoing investor engagement discussions regarding executive compensation.

In fact, as shown below, the performance-based elements of the Award have already demonstrated alignment with performance and shareholders’ interests following the July 29, 2022 grant date:

•	The TSR performance shares were tracking below threshold (no payment) at December 31, 2022 and at target (100% payout) on March 15, 2023
•	Both tranches of premium-priced stock options were underwater (exercise price above our stock price) as of December 31, 2022 and March 15, 2023

Each component of the Award cliff vests on December 31, 2025 and is intended to incentivize Mr. Begor to continue serving the Company as our Chief Executive Officer during the Employment Term. As a result, if Mr. Begor leaves the Company before the end of the Employment Term, he will forfeit the Award in full. The Award does not modify the terms of Mr. Begor’s employment agreement, as amended in February 2021.

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Actions Taken with Respect to 2023 Compensation

Based on a 95% approval of our compensation program at the 2022 Annual Meeting and direct engagement with approximately 68% of our shareholder base since that time, our investors have expressed support for our overall compensation strategy.

In February 2023, the Compensation Committee approved a structure for the 2023 AIP that is consistent with the 2022 AIP. The 2023 AIP retains the expanded set of ESG goals for our senior leadership team — including our CEO and other NEOs – that address the following areas: (i) environment; (ii) consumer impact (including financial inclusion and access to credit); (iii) workforce diversity; (iv) security; and (v) governance.

The Committee approved a 2023 LTI award mix that is consistent with the 2022 LTI award mix for our CEO and other NEOs.

The Compensation Committee will continue to monitor our executive compensation program to ensure that it is consistent with the Company’s objectives, provides appropriate incentives to management, and remains competitive with other companies in the industries in which we operate and compete for executive talent.

Other Compensation Program Information

Equity Award Grant Practices

We have a written policy on equity grants designed to formalize our equity grant practices and ensure that equity awards will be made on specified dates. The Compensation Committee reviews and approves annual equity-based awards to senior executives who are direct reports to the CEO or reporting officers under Section 16 of the Exchange Act in the first calendar quarter of each year (around the time of their annual performance reviews). In accordance with our policy and shareholder-approved 2008 Omnibus Incentive Plan, the Committee has delegated specific authority to the CEO to approve grants (within specified limits) to non-executive officers and other eligible employees. We may make equity awards at other times during the year for new hires or other reasons, such as a job promotion or as a result of an acquisition. The Compensation Committee reviews equity grants made pursuant to the CEO’s delegated authority, if any, on a quarterly basis.

We generally schedule Board and Committee meetings at least a year in advance and, as noted above, make annual equity awards to our NEOs at around the same time every year.

Retirement and Other Benefits

Our NEOs receive retirement, deferred compensation and other benefits that are designed to be part of a competitive package to attract and retain executive talent. We maintain the following retirement, deferred compensation and other benefit plans, in which all or some of our NEOs participate:

401(k) Plan

The 401(k) Plan is a tax-qualified defined contribution plan that permits eligible employees (including NEOs) to defer a portion of their compensation and receive Company matching contributions.

Supplemental Retirement Plan

The Supplemental Retirement Plan for Executives of Equifax Inc. (the “SERP”) covers certain of our NEOs (Messrs. Gamble, Kelley and Ploder) as well as certain senior executive officers designated by the Compensation Committee. The SERP provides monthly supplemental retirement benefits after retirement. The SERP was closed to new participants after January 1, 2016.

Supplemental Contribution Program

In 2016, we amended the Executive Deferred Compensation Plan to establish a supplemental retirement contribution program (the “Supplemental Contribution Program”) for senior executive officers designated by the Compensation Committee who are not eligible to participate in the SERP. The Supplemental Contribution Program provides for an annual contribution equal to 10% of the sum of the eligible executive’s base salary paid and cash incentive earned for the year. Messrs. Begor and Koehler participate in, and Mr. Singh participated in, the Supplemental Contribution Program. Messrs. Gamble, Ploder and Kelley participate in the SERP and are not eligible to participate in the Supplemental Contribution Program.

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Deferred Compensation Plans

The NEOs and other executives are eligible to participate in the Company’s non-qualified deferred compensation plans. These plans allow participants to elect to defer cash compensation and receipt of shares of Company stock on vesting of RSU and performance share awards. Deferred amounts are payable upon the executive’s retirement or other termination of employment. See pages 86-88 for more information on our deferred compensation plans.

Other Benefits

We provide our NEOs with benefits generally available to our U.S. employees, including participation in our employee stock purchase program and medical, dental, vision, life insurance and disability insurance benefits.

Limited Perquisites

We offer limited perquisites to our executive officers. Perquisites for our executives have the following objectives:

•	maximizing the value of Company-provided compensation through provision of an annual financial planning allowance;
•	supporting executives’ continued health and ability to render services to the Company through an annual physical program;
•	to allow the CEO’s travel time to be used productively, providing the CEO with private aircraft usage for personal purposes, up to an annual limit of $200,000; and
•	providing monthly relocation living allowances under certain circumstances, as approved by the Compensation Committee.

The NEOs are eligible to receive financial planning and tax services in an annual amount of up to $50,000 for the CEO and $10,000 for other NEOs ($12,500 in their first year for newly-hired and newly-promoted executives) and comprehensive medical examinations. The attributed costs of perquisites are included in the “All Other Compensation” column of the Summary Compensation Table on page 76 and Note 6 thereto. We do not provide tax reimbursement on the value of the applicable perquisite other than certain relocation and foreign tax expenses.

CEO Employment Agreement

On February 4, 2021, the Company entered into a letter agreement (the “Letter Agreement”) with our CEO which amends certain terms of the employment agreement between the Company and Mr. Begor dated March 27, 2018 (the “Original Employment Agreement” and, as amended by the Letter Agreement, the “Employment Agreement”). The Employment Agreement provides for a five-year term of employment, ending on December 31, 2025.

Under the Employment Agreement, Mr. Begor’s annual base salary is $1.5 million, subject to increase, but not decrease, by the Board or the Compensation Committee. Mr. Begor’s target annual cash incentive award opportunity is 120% of his annual base salary and is determined exclusively based upon achievement measured against specified Company financial goals.

Mr. Begor’s long-term incentive award target grant date value is $10.1 million.

The components of Mr. Begor’s annual long-term incentive award consist of (i) 60% performance shares, (ii) 20% premium-priced stock options and (iii) 20% time-based RSUs. Each grant of premium-priced stock options cliff vest on the later of (i) December 31, 2025 and (ii) the third anniversary of the date of grant. The premium-priced stock options granted in 2022 have a seven-year term and the premium-priced stock options granted in 2023 have an eight-year term. Each award of premium-priced options will be split evenly into two equally weighted tranches, based on fair value on the grant date, with exercise prices set at premiums of 110% and 120% to the fair market value of a share of our common stock on the applicable date of grant.

As a result of the above, 80% of Mr. Begor’s annual long-term incentive award is subject to substantive performance requirements and only 20% being subject to time-based vesting. Mr. Begor’s annual long-term incentive awards are subject to the Company’s enhanced clawback policy whereby the Board may recover incentive compensation awarded to employees in the event of misconduct or failure of oversight that results in significant financial or reputational harm, irrespective of whether there has been a financial restatement.

Mr. Begor participates in the Company’s incentive, savings, retirement and welfare benefit plans and programs made available to senior executives. The Employment Agreement provides for perquisites that include health care and a financial planning allowance. These perquisites serve the important business purposes of ensuring that our CEO is aware of his personal health and receives adequate assistance in managing his personal finances, each of which enables him to focus his time on managing our business.

If Mr. Begor is terminated by the Company without “cause” (other than due to “disability” or death) or resigns for “good reason” (each as defined in the Employment Agreement), he will be entitled to receive, provided he signs a release of claims against the Company and complies with applicable restrictive covenants: (i) a severance payment equal to twice the sum of (x) his annual base salary and (y) his target annual incentive opportunity for the year of

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termination, (ii) any accrued but unpaid annual incentive plus a pro rata annual incentive for the year of termination, (iii) for all other equity awards (except as described below for the long-term incentives awards commencing in 2021 and except for the July 2022 performance-oriented award), continued vesting under the Company’s equity incentive plan until the second anniversary of the termination date (subject, in the case of performance-based awards, to certification by the Board of the Company’s performance), with vested stock options being exercisable until the second anniversary of termination (or, to the extent such options vest within the 90 days before such second anniversary, until such 90 day period after such vesting has elapsed) (but not beyond their original expiration date) and (iv) access to the Company’s health plan for two years or the lesser period permitted by the Company’s general benefits plans and applicable law and monthly payments of or an amount equal to premiums for continuation of healthcare coverage under Section 4980B of the Internal Revenue Code (“Code”) or comparable law (“COBRA”) for 24 months.

If Mr. Begor is terminated by the Company without cause (other than due to disability or death) or resigns for good reason, in each case on or following April 17, 2023, the annual long-term incentive awards granted to Mr. Begor in 2021 through 2025 will continue to vest until the earlier of the applicable vesting date and the second anniversary of the date of his termination of employment, with each such award becoming vested in accordance with the original vesting schedule. Upon the second anniversary of any such termination of employment, each such outstanding award will vest on a pro-rated basis determined based on the portion of the original vesting schedule that has elapsed through such second anniversary (subject, in the case of performance shares, to certification by the Board of the Company’s performance following the end of the applicable performance period). Following any such termination of employment, Mr. Begor will have 36 months to exercise his vested options (or, if earlier, until the applicable expiration date of the option).

If Mr. Begor is terminated by the Company without cause (other than due to disability or death) or resigns for good reason within the period six months prior to and two years after a “change in control” (as defined in the Employment Agreement), he will be entitled to receive, provided he signs a release of claims against the Company and complies with applicable restrictive covenants, (i) a lump sum payment equal to three times the sum of (x) his annual base salary and (y) his target annual incentive opportunity for the year of termination, (ii) any accrued but unpaid annual incentive plus a pro rata annual incentive for the year of termination, (iii) full vesting of any outstanding equity awards (subject, in the case of performance-based awards, to the determination of achievement of the performance measures in accordance with the applicable award agreement and incentive plan) and (iv) access to the Company’s health plan for two years or the lesser period permitted by the Company’s general benefits plans and applicable law and monthly payments of or an amount equal to premiums under COBRA for 24 months.

Mr. Begor is required to own and hold Company stock having a value equal to six times his annual base salary within five years of his appointment.

The Employment Agreement contains confidentiality, non-competition and non-solicitation restrictions during the term of the Employment Agreement and for certain specified periods thereafter, that are comparable to the restrictions applicable to other senior executives.

Except for Mr. Begor’s Employment Agreement, employment agreements are not used with respect to any other executive officer, each of whom is employed on an “at will” basis.

Singh Transition Agreement

On December 5, 2022, Mr. Singh and the Company entered into a transition agreement and general release relating to his termination without cause from the Company. Mr. Singh received a lump sum separation payment of $1,549,558, minus applicable taxes and withholdings, when his employment ended on March 1, 2023. Mr. Singh will also receive a pro rata payment of his annual cash incentive award under the 2023 AIP, subject to the achievement of the applicable performance metrics.

Change in Control Arrangements

The Equifax Inc. 2019 Change in Control Severance Plan (the “CIC Plan”) applies to each of our NEOs and senior executives, except our CEO. The severance benefits applicable to Mr. Begor in the event of a change of control are contained in his employment agreement with the Company, as described above. See “Change in Control Severance Plan” on page 94 for more information on the CIC Plan.

Subject to the discretion of the Compensation Committee, under the 2008 Omnibus Incentive Plan and applicable award agreements, equity awards granted to our NEOs include a “double-trigger” change in control provision to limit accelerated vesting in the event of a change in control of Equifax to those situations where an executive is terminated without cause, the executive terminates for good reason or the acquirer fails to assume the awards.

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Consideration of Certain Tax Effects

The Company’s annual tax deduction for compensation paid to each of the NEOs and certain other current or former officers who are subject to the compensation limits of Code Section 162(m) is capped at $1 million. The Compensation Committee considers these implications, including the potential lack of deductibility under Section 162(m), among several factors when making compensation decisions, but the Compensation Committee has provided and reserves the right to provide compensation that does not qualify as deductible under Section 162(m).

Management of Compensation-Related Risk

In establishing and reviewing the Company’s executive compensation program, the Compensation Committee considers whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. The Committee reviewed our material compensation programs and noted numerous ways in which risk is effectively managed or mitigated. This evaluation for 2022, which was conducted with the assistance of management and the Committee’s outside compensation consultant (FW Cook), covered a wide range of practices and policies. All plans were deemed to have substantial risk mitigators which, in the most material incentive plans, include a balanced mix of fixed and variable pay and short- and long-term incentives; use of multiple performance measures including corporate, business unit and individual performance weightings in incentive plans; a portfolio of long-term equity incentives including time-based and performance-based measures; caps, discretion in payment, decelerators, clawbacks, oversight by non-plan participants, significant stock ownership guidelines, pre-approval requirements for executive stock transactions; and the existence of policies prohibiting Company stock hedging and pledging and requiring executive incentive compensation recoupment in specified circumstances.

The Compensation Committee has also reviewed the Company’s overall enterprise risks and how compensation programs for employees generally impacted individual behavior that could exacerbate these enterprise risks. Board and management processes are in place to oversee risk associated with global compensation programs and practices, including, but not limited to, regular business reviews; alignment of compensation plan goals with our annual and long-term strategic goals and performance expectations; review of enterprise risk management by the Board as part of the annual strategy and budget reviews; and other appropriate internal controls. The Committee concluded that the Company’s compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on the Company.

Policies on Clawback of Incentive Compensation

We have a clawback policy that covers all employees, including executive officers, and applies to equity awards and other incentive compensation awarded to such employees. The Compensation Committee has discretion to apply the policy to recover and recoup incentive compensation in all of the events described below:

Events that Trigger Action	Covered Persons	Covered Awards
Material restatement with misconduct	Current and former employees	Annual and long-term incentives awarded within three-year period preceding the date the misconduct is discovered
Material restatement without misconduct	Current and former executives	Excess amount of annual and long-term incentives awarded within three-year period preceding the restatement date
Materially inaccurate financial statements or performance metrics with misconduct	Current and former employees	Annual and long-term incentives awarded within three-year period preceding the date the misconduct is discovered
Materially inaccurate financial statements or performance metrics without misconduct	Current and former employees	Excess amount of annual and long-term incentives awarded within three-year period preceding the date the inaccuracy is discovered
Misconduct resulting in significant financial and/or reputational harm and the employee either engaged in the misconduct or failed to fulfill his or her supervisory responsibility to prevent another employee from engaging in such misconduct	Current and former employees	Annual and long-term incentives awarded within three-year period preceding the date the misconduct is discovered

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The policy also provides that the Company will disclose its decision to take action, the number of employees impacted and their seniority, and the aggregate amount of the clawback/forfeiture if the underlying circumstances of the misconduct are publicly disclosed. The policy provides that the Committee may limit or eliminate disclosure if the events are not publicly disclosed or if disclosure would be likely to result in or exacerbate any litigation or other proceeding against the Company or its officers or directors, violate applicable law with respect to privacy, violate legal privilege or breach a contractual obligation.

Under the terms of award agreements issued under our 2008 Omnibus Incentive Plan, employees, including our NEOs, who violate the agreement’s non-compete, non-solicitation and non-disclosure restrictions or who engage in certain other activities detrimental to the Company may be subject to financial consequences, including cancellation of their outstanding equity awards or recovery by the Company of all gains from exercised stock options and vested shares received during the period beginning six months prior to the date of the violation. In addition, these recovery means are also applicable to the incentive equity awards of any employee who is terminated for cause, as determined in the sole discretion of the Committee.

We will update our clawback policy for compliance with final NYSE listing standards prior to the effective date of the new rules and will comply with SEC rules and NYSE listing standards related to clawbacks.

Stock Ownership Requirements

The Compensation Committee recognizes the critical role that executive stock ownership has in aligning the interests of management with those of shareholders. As such, we maintain a formal stock ownership policy, under which our CEO and our other senior executives are required to acquire and hold Equifax common stock with a market value of six times base salary and three times base salary, respectively, within five years of assuming their respective positions. As of the most recent annual measurement date, all of our executive officers were in compliance with our stock ownership requirements.

Mandatory Trading Plans for Senior Executives

Our insider trading policy prohibits our CEO and other senior executives from purchasing or selling Equifax securities except pursuant to a Rule 10b5-1 trading plan in a form that has been approved by the Office of Corporate Secretary.

Hedging and Pledging Policies

Under our insider trading policy, our employees, officers and directors are prohibited from purchasing or selling financial instruments (including prepaid variable forward contracts, equity swaps, collars, exchange funds and other derivative securities), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Equifax securities. We also prohibit our directors, officers and employees from holding our stock in a margin account or pledging our stock as collateral for a loan.

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Compensation Committee Interlocks and Insider Participation

Mark Feidler, Rob Marcus, Bob Selander and Melissa Smith were members of the Compensation Committee during 2022. None of these individuals is or has been an executive officer of the Company, or had any relationship requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or a member of the Compensation Committee during 2022.

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Summary Compensation Table

The following table presents information regarding compensation of the NEOs for services rendered during 2022, 2021 and 2020. The table includes values for contingent compensation such as unvested or unpaid stock awards and unexercised stock options. The executives may never realize the value of certain items included in the column headed “Total,” or the amounts realized may differ materially from those listed in the table.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Mark W. Begor	2022	1,500,000	0	28,080,015	7,019,934	233,078	0	422,826	37,245,853
Chief Executive Officer	2021	1,500,000	0	8,079,933	2,020,085	3,600,000	0	865,557	16,065,575
	2020	1,557,692	0	6,075,108	2,024,985	3,115,385	0	928,054	13,701,224
John W. Gamble, Jr.	2022	750,000	0	2,437,902	812,138	318,206	134,600	17,150	4,469,995
EVP, Chief Financial Officer and Chief Operations Officer	2021	741,260	0	1,312,491	437,526	1,260,142	1,178,700	22,471	4,952,590
	2020	711,424	0	1,125,069	375,000	1,209,421	987,900	22,006	4,430,820
Rodolfo O. Ploder	2022	700,000	0	2,250,367	749,644	399,748	0	43,030	4,142,789
EVP, President, Workforce Solutions	2021	683,173	0	1,124,896	375,111	1,161,394	1,604,500	40,495	4,989,569
	2020	597,116	0	825,069	275,001	955,385	1,072,200	42,071	3,766,842
Bryson R. Koehler	2022	680,000	0	2,100,389	699,638	254,564	0	118,924	3,853,514
EVP, Chief Technology, Product and D&A Officer	2021	676,803	0	899,984	300,027	1,015,205	0	199,886	3,091,905
	2020	675,481	0	750,137	250,012	1,013,221	0	195,665	2,884,516
John J. Kelley III	2022	596,400	0	1,200,271	399,769	208,384	0	13,821	2,418,645
EVP, Chief Legal Officer and Corporate Secretary	2021	592,577	0	899,984	300,027	829,608	228,600	23,622	2,874,418
	2020	584,665	0	900,217	299,991	818,531	953,900	24,275	3,581,579
Sid Singh	2022	650,000	0	2,100,389	699,638	110,500	0	84,180	3,644,707
Former EVP, President, USIS	2021	639,904	0	974,955	325,055	838,609	0	175,492	2,954,015
	2020	592,308	0	825,069	275,001	930,418	0	177,350	2,800,146
(1)	Salary represents base salary paid to each of the NEOs for each year shown. Amounts shown are not reduced to reflect the individuals’ election, if any, to defer receipt of salary under the Equifax 2005 Executive Deferred Compensation Plan or the Equifax Inc. Employee Deferred Compensation Plan (2022). Amounts for 2020 reflect an additional 27th pay period, applicable to all employees, due to the leap year calendar.
(2)

For each NEO, the amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 without regard to estimated forfeitures related to service-based vesting conditions. Stock awards in 2022 included time-vested RSUs, TSR performance shares and Adjusted EBITDA performance shares. For the 2022 TSR performance share awards, the value at the grant date is determined using a Monte Carlo valuation model consistent with the estimated full cost to be recognized over the three-year performance period based on the probable outcome of the performance conditions. The calculations reflect an accounting value for the 2022 TSR performance share grants of $195.23 per share for the awards, which was 86.77% of our closing stock price of $225.00 on the February 11, 2022 grant date. Assumptions used in the calculation of the amounts in this column are described in Note 8 to our audited consolidated financial statements for the fiscal year ended December 31, 2022, in our 2022 Form 10-K.

For the 2022 Adjusted EBITDA performance share awards, the value at the grant date is determined using a Monte Carlo valuation model consistent with the estimated full cost to be recognized over the three-year performance period based on the probable outcome of the performance conditions. The calculations reflect an accounting value for the 2022 Adjusted EBITDA performance share grants of $197.82 per share for the awards, which was 87.92% of our closing stock price of $225.00 on the February 11, 2022 grant date.

The value of the 2022 time-vested RSU awards, TSR performance share awards and Adjusted EBITDA performance share awards, assuming the highest level of performance under the performance share awards would be achieved (200% of the target), based on the closing price of our common stock on the grant date are as follows: Mr. Begor, $46,275,139; Mr. Gamble, $4,534,200; Mr. Ploder, $4,185,450; Mr. Koehler, $3,906,450; Mr. Kelley, $2,232,450; and Mr. Singh, $3,906,450. The NEOs may never realize any value from the performance shares, and to the extent they do, the amounts realized may have no correlation to the amounts reported above.

For 2022, the amount for Mr. Begor includes a performance-oriented equity award granted on July 29, 2022. See pages 66-69 for more detail.

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(3)	The amount in this column shows the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. The amount is based on the fair value of the stock option award as estimated using the binomial model multiplied by the number of shares subject to the option award. Assumptions used in the binomial model for calculation of the amounts in this column are described in Note 8 to our audited consolidated financial statements for the fiscal year ended December 31, 2022, in our 2022 Form 10-K.
(4)	Represents annual incentive awards paid under the Annual Incentive Plan for services performed in 2022, 2021 and 2020, respectively. Amounts shown are not reduced to reflect the NEO’s election, if any, to defer receipt of awards under the Equifax 2005 Executive Deferred Compensation Plan or the Equifax Inc. Employee Deferred Compensation Plan (2022).
(5)

For Messrs. Gamble, Ploder and Kelley, the amounts in this column reflect the aggregate increase (or decrease), if any, of accumulated pension benefit accruals at the earliest unreduced retirement age for such NEOs under the SERP in the applicable fiscal year. For Mr. Ploder, amounts also reflect accruals under the Equifax Inc. U.S. Retirement Income Plan (“USRIP”). There are no above-market or preferential earnings on compensation deferred on a basis that is not tax-qualified, including such earnings on non-qualified contribution plans. The pension accrual amounts represent the difference in present value liability (measured at the respective fiscal year-end dates shown in the table) based on the assumptions shown in the text following the “Pension Benefits at 2022 Fiscal Year-End” table on page 84. Year-over-year changes in pension value generally are driven in large part by changes in actuarial pension assumptions as well as increases in service, age and compensation. The increase in pension value for Mr. Gamble is due to his compensation increase, offset by the increase in discount rate from 3.08% at December 31, 2021 to 5.67% at December 31, 2022. The change in pension value for Messrs. Ploder and Kelley decreased over this time period by $443,600 and $327,800, respectively, primarily due to the increase in discount rate. See “Pension Benefits at 2022 Fiscal Year-End ” on page 84 for more information on pension benefits.

(6)	The “All Other Compensation” column for 2022 includes the following:

Name	Perquisites and Personal Benefits(a) ($)	Relocation and Living Expenses ($)	Tax Reimbursements(b) ($)	Company Contributions to Defined Contribution Plans(c) ($)	Insurance Premiums(d) ($)	Total ($)
M. Begor	235,268	0	0	187,558	0	422,826
J. Gamble	8,000	0	0	9,150	0	17,150
R. Ploder	10,000	0	0	9,150	23,880	43,030
B. Koehler	10,217	0	0	108,706	0	118,924
J. Kelley	4,671	0	0	9,150	0	13,821
S. Singh	8,130	0	0	76,050	0	84,180
(a)	The amounts in this column are based on the aggregate incremental cost to the Company, if any, with respect to tax and financial planning services, annual medical examinations, private aircraft usage, none of which exceeded $25,000 as a category for any NEO except for Mr. Begor, whose total includes $50,000 for tax and financial planning services and $180,923 for private aircraft usage.
(b)	The Company does not provide tax reimbursements on the value of perquisites and personal benefits received by the NEOs other than those provided to other employees. The Company’s standard policy for employees is to provide a tax gross-up for certain relocation assistance.
(c)	For Messrs. Begor, Koehler and Mr. Singh, the amounts in this column reflect the aggregate increase (or decrease), if any, of accumulated benefit accruals for such individuals under the Company’s Supplemental Contribution Program in the applicable fiscal year as well as a Company match of 100% of the first 5% of compensation (subject to the government limit on compensation of $305,000 in 2022) contributed on a pre-tax and/or after-tax basis to the tax-qualified 401(k) Plan. For Messrs. Gamble, Ploder and Kelley, the amounts reflect a Company match of 50% of the first 6% of compensation (subject to the government limit on compensation of $305,000 in 2022) contributed on a pre-tax and/or Roth after-tax basis to the tax-qualified 401(k) Plan. See “401(k) Plan” on page 79 and “Supplemental Contribution Program” on page 86.
(d)	Represents imputed income for the cost of $3,000,000 in life insurance coverage. Mr. Ploder has this coverage as a participant in the Equifax Inc. Executive Life and Supplemental Retirement Benefit Plan, which was closed to new participants in 2005. Existing participants at time of closure were grandfathered under the plan.

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2022 Grants of Plan-Based Awards

Set forth below is information regarding awards provided to the NEOs in 2022. The non-equity incentive awards were made under the AIP which is part of our shareholder-approved amended and restated 2008 Omnibus Incentive Plan (the “2008 Omnibus Incentive Plan”). The equity awards were also made under the 2008 Omnibus Incentive Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units(4) (#)	Options (#)	Awards(5) ($/Sh)	Awards(6) ($)
M. Begor
AIP	2/11/22	450,000	1,800,000	3,600,000
PS-TSR	2/11/22				7,760	15,520	31,040				3,030,008
PS-EBITDA	2/11/22				7,659	15,317	30,634				3,030,009
RSU	2/11/22							8,978			2,020,050
PPSO	2/11/22								17,522	247.50	1,010,056
PPSO	2/11/22								19,652	270.00	1,009,916
PS-TSR (S)	7/29/22				30,370	60,740	121,480				14,999,896
RSU (S)	7/29/22							23,934			5,000,052
PPSO (S)	7/29/22								43,440	229.80	2,499,972
PPSO (S)	7/29/22								48,281	250.69	2,499,990
J. Gamble
AIP	2/11/22	255,000	637,500	1,275,000
PS-TSR	2/11/22				2,081	4,162	8,324				812,558
PS-EBITDA	2/11/22				2,054	4,108	8,216				812,645
RSU	2/11/22							3,612			812,700
MPSO	2/11/22								14,438	225.00	812,138
R. Ploder
AIP	2/11/22	238,000	595,000	1,190,000
PS-TSR	2/11/22				1,921	3,842	7,684				750,083
PS-EBITDA	2/11/22				1,896	3,792	7,584				750,133
RSU	2/11/22							3,334			750,150
MPSO	2/11/22								13,327	225.00	749,644
B. Koehler
AIP	2/11/22	204,000	510,000	1,020,000
PS-TSR	2/11/22				1,793	3,586	7,172				700,104
PS-EBITDA	2/11/22				1,770	3,539	7,078				700,085
RSU	2/11/22							3,112			700,200
MPSO	2/11/22								12,438	225.00	699,638
J. Kelley
AIP	2/11/22	166,992	417,480	834,960
PS-TSR	2/11/22				1,025	2,049	4,098				400,031
PS-EBITDA	2/11/22				1,012	2,023	4,046				400,190
RSU	2/11/22							1,778			400,050
MPSO	2/11/22								7,107	225.00	399,769
S. Singh
AIP	2/11/22	221,000	552,500	1,105,000
PS-TSR	2/11/22				1,793	3,586	7,172				700,104
PS-EBITDA	2/11/22				1,770	3,539	7,078				700,085
RSU	2/11/22							3,112			700,200
MPSO	2/11/22								12,438	225.00	699,638

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(1)	AIP = cash incentive award under 2022 AIP; PS-TSR = TSR performance shares granted under 2022 Annual LTI program; PS-EBITDA = Adjusted EBITDA performance shares granted under 2022 Annual LTI program; RSU = time-vested RSUs granted under 2022 Annual LTI program; PPSO = premium-priced stock options granted under 2022 Annual LTI program; MPSOs = market-priced stock options granted under 2022 Annual LTI program; PS-TSR (S) = award of TSR performance shares granted to Mr. Begor on July 29, 2022; PPSO (S) = award of premium-priced stock options granted to Mr. Begor on July 29, 2022; and RSU (S) = award of time-vested RSUs granted to Mr. Begor on July 29, 2022.
(2)	The amounts shown represent the range of possible dollar payouts that could have been earned under the 2022 Annual Incentive Plan. With respect to Mr. Begor, the amount in the “Threshold” column assumes the Company achieved the minimum performance level required for the granting of AIP awards for each component of the AIP award, resulting in an award equal to 25% of Mr. Begor’s award target. With respect to our other NEOs, the amount in the “Threshold” column assumes the Company achieved the minimum performance level required for the granting of AIP awards for each component of the AIP award, and that the NEO was rated “achieves expectations” for the individual performance portion of the award (100% of target), resulting in an award equal to 40% of each such NEO’s award target.
(3)	Represents grants to each NEO during 2022 of performance shares under our 2008 Omnibus Incentive Plan. TSR performance shares granted are earned, if at all, based on our TSR performance after a three-year period relative to the TSR after the same period for the companies in the S&P 500 Index as of the grant date. Adjusted EBITDA performance shares granted are earned, if at all, based on Adjusted EBITDA for each of the three years of the performance period. Performance shares accrue dividend equivalent units which vest at the same time and at the same level of award attainment as the underlying shares. Performance share awards require the recipient to hold the shares for a period of 12 months following vesting. Information regarding performance targets, vesting and additional performance share award details is set forth under “2022 Long-Term Equity Incentive Compensation” beginning on page 62.
(4)	Represents the number of RSUs granted to each NEO during 2022. The RSUs will vest, subject to continued employment, on the third anniversary of the grant date. Dividend equivalents accrue on unvested shares. Additional information regarding RSUs is set forth under the heading “2022 Long-Term Equity Incentive Compensation” beginning on page 62.
(5)	For Mr. Begor, represents premium-priced stock options issued with an exercise price equal to 110% or 120% of the closing price of Equifax stock on each grant date ($225.00 closing price on February 11, 2022 and $208.91 closing price on July 29, 2022). For Messrs. Gamble, Ploder, Kelley, Koehler and Singh, represents market-priced stock options issued with an exercise price equal to the closing price of Equifax stock ($225.00) on the February 11, 2022 grant date.
(6)	Represents full grant date fair value of stock and option awards granted to each NEO in 2022 computed in accordance with FASB ASC Topic 718, excluding the estimated effect of forfeitures. The premium-priced stock options granted in 2022 to our CEO cliff vest on December 31, 2025, subject to continued employment, and have a seven-year term. The market-priced stock options granted in 2022 to NEOs other than the CEO vest, subject to continued employment, one-third annually for three years following the grant date and have a ten-year term.

Additional Discussion of Material Items in Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described under “Compensation Discussion and Analysis” beginning on page 45. A summary of certain material terms of our compensation plans and arrangements is set forth below.

2022 Annual Incentive Plan

Annual incentive opportunities awarded to our NEOs are earned based on Company performance against one-year operating objectives and individual performance metrics. The actual amount of annual incentive earned by each NEO pursuant to the individual performance portion is reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. Annual incentive plan thresholds, targets and maximums are identified for each NEO in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column of the “2022 Grants of Plan-Based Awards” table on page 78. Additional information regarding the design of the annual incentive plan is included in the CD&A.

401(k) Plan

We sponsor a tax-qualified 401(k) Plan in which eligible salaried employees may participate in either a basic plan or an enhanced plan put into place following the 2008 freeze of certain benefits payable to non-grandfathered employees under the USRIP. For 2022, we matched either 50% of the first 6% of eligible pay, or 100% of the first 5% of eligible pay an employee contributed on a pre-tax or Roth after-tax basis to the plan (subject to the government limit on compensation, or $305,000 in 2022).

Supplemental Retirement Plan and U.S. Retirement Income Plan

Descriptions of the SERP and USRIP are set forth under “Pension Benefits at 2022 Fiscal Year-End” on page 84.

Executive Life and Supplemental Retirement Benefit Plan

The Executive Life and Supplemental Retirement Benefit Plan provides executive life insurance benefits. The plan was amended and restated effective July 2002 to provide that executive officers will receive only life insurance benefits and no retirement benefits under the plan.

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Outstanding Equity Awards at 2022 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(2)
M. Begor	62,246	0	0	112.46	5/4/28
	88,919	0	0	112.46	5/4/28
	63,597	0	0	127.37	2/22/25
	76,895	0	0	138.45	2/22/25
	92,712	0	0	149.53	2/22/25
	29,547	14,774	0	175.48	2/21/26
	37,279	18,640	0	191.44	2/21/26
		26,751	0	194.91	2/12/28
		30,596	0	212.63	2/18/28
		17,522	0	247.50	2/11/29
	0	19,652	0	270.00	2/11/29
	0	43,440	0	229.80	7/29/30
	0	48,281	0	250.69	7/29/30
						13,004	(3)	2,527,457
						11,568	(3)	2,248,356
						9,049	(3)	1,758,764
						24,031	(3)	4,670,665
									30,816	(9)	5,989,398
									38,259	(10)	7,436,019
									15,438	(11)	3,000,530
									7,822	(12)	1,520,284
									30,493	(13)	5,926,619
J. Gamble	10,385	0	0	129.93	2/16/27
	11,128	0	0	121.35	3/5/28
	16,196	0	0	123.49	7/27/28
	16,512	0	0	127.37	2/22/25
	19,965	0	0	138.45	2/22/25
	24,069	0	0	149.53	2/22/25

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	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(2)
	5,472	2,736	0	175.48	2/21/26
	6,903	3,452	0	191.44	2/21/26
	3,292	6,585	0	177.19	2/12/31
	0	14,438	0	225.00	2/11/32
						2,408	(4)	468,019
						2,505	(4)	486,872
						1,674	(4)	325,359
						1,966	(4)	382,112
									5,705	(9)	1,108,824
									5,524	(10)	1,073,645
									1,904	(11)	370,061
									2,236	(11)	434,589
									965	(12)	187,557
									1,133	(12)	220,210
R. Ploder	12,233	0	0	127.37	2/22/25
	14,788	0	0	138.45	2/22/25
	17,831	0	0	149.53	2/22/25
	4,012	2,007	0	175.48	2/21/26
	5,062	2,532	0	191.44	2/21/26
	2,822	5,646	0	177.19	2/12/31
	0	13,327	0	225.00	2/11/32
						1,766	(5)	343,240
						2,147	(5)	417,291
						1,680	(5)	326,525
						1,680	(5)	326,525
									4,185	(9)	813,397
									4,734	(10)	920,100
									1,911	(11)	371,422
									1,911	(11)	371,422
									968	(12)	188,140
									968	(12)	188,140
B. Koehler	7,289	0	0	123.49	7/27/28
	11,007	0	0	127.37	2/22/25
	13,310	0	0	138.45	2/22/25
	16,047	0	0	149.53	2/22/25
	3,648	1,824	0	175.48	2/21/26

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	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(2)
	4,602	2,302	0	191.44	2/21/26
	2,257	4,516	0	177.19	2/12/31
	0	12,438	0	225.00	2/11/32
						1,605	(6)	311,948
						1,717	(6)	333,716
						1,349	(6)	262,192
						1,787	(6)	347,321
									3,805	(9)	739,540
									3,788	(10)	736,236
									2,033	(11)	395,134
									1,534	(11)	298,148
									1,030	(12)	200,191
									777	(12)	151,018
J. Kelley	13,150	0	0	127.37	2/22/25
	15,899	0	0	138.45	2/22/25
	19,172	0	0	149.53	2/22/25
	2,189	2,189	0	175.48	2/21/26
	2,761	2,762	0	191.44	2/21/26
	2,257	4,516	0	177.19	2/12/31
	0	7,107	0	225.00	2/11/32
						1,927	(7)	374,532
						1,717	(7)	333,716
						447	(7)	86,879
						1,344	(7)	261,220
									4,567	(9)	887,642
									3,788	(10)	736,236
									509	(11)	98,929
									1,530	(11)	297,371
									258	(12)	50,145
									775	(12)	150,629
S. Singh	10,697	0	0	149.53	2/22/25
	4,012	2,007	0	175.48	2/21/26
	5,062	2,532	0	191.44	2/21/26
	2,446	4,892	0	177.19	2/12/31
	0	12,438	0	225.00	2/11/32
						1,766	(8)	343,240
						1,861	(8)	361,704

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	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(2)
						1,474	(8)	286,487
						1,662	(8)	323,026
									4,185	(9)	813,397
									4,103	(10)	797,459
									1,889	(11)	367,146
									1,677	(11)	325,942
									958	(12)	186,197
									850	(12)	165,206
(1)	Options granted in 2020 vest one-third annually for three years following the grant date. Options granted in 2021 to Messrs. Gamble, Ploder, Koehler, Kelley and Singh vest one-third annually for three years following the grant date. Options granted in 2021 to Mr. Begor vest on December 31, 2025. Options granted in 2022 for Messrs. Gamble, Ploder, Koehler, Kelley and Singh vest one-third annually for three years following the grant date. Options granted in 2022 to Mr. Begor vest on December 31, 2025.
(2)	Based on the closing price of Equifax common stock ($194.36) on December 30, 2022.
(3)	RSUs vest on February 21, 2023 (13,004), February 12, 2024 (11,568), February 11, 2025 (9,049) and December 31, 2025 (24,031).
(4)	RSUs vest on February 21, 2023 (2,408), February 12, 2024 (2,505) and February 11, 2025 (3,640).
(5)	RSUs vest on February 21, 2023 (1,766), February 12, 2024 (2,147) and February 11, 2025 (3,360).
(6)	RSUs vest on February 21, 2023 (1,605), February 12, 2024 (1,717) and February 11, 2025 (3,136).
(7)	RSUs vest on February 21, 2023 (1,927), February 12, 2024 (1,717) and February 11, 2025 (1,791).
(8)	RSUs vest on February 21, 2023 (1,766), February 12, 2024 (1,861) and February 11, 2025 (3,136).
(9)	TSR performance shares granted during 2020 that were earned based on Equifax’s performance for the three-year performance period ended December 31, 2022; the TSR performance shares did not vest until performance was approved by the Compensation Committee in February 2023 and therefore were unvested as of December 31, 2022.
(10)	Target (100%) of TSR performance shares granted in February 2021 that may be earned based on Equifax’s performance, as determined by the Compensation Committee, following the completion of the three-year performance period ending December 31, 2023.
(11)	Target (100%) of Adjusted EBITDA performance shares granted in February 2022 that may be earned based on Equifax’s performance, as determined by the Compensation Committee, following the completion of the three-year performance period ending December 31, 2024.
(12)	Threshold (50% of target) of TSR performance shares granted in February 2022 that may be earned based on Equifax’s performance, as determined by the Compensation Committee, following the completion of the three-year performance period ending December 31, 2024.
(13)	Threshold (50% of target) of TSR performance shares granted in July 2022 that may be earned based on Equifax’s performance, as determined by the Compensation Committee, following the completion of the three-year performance period ending December 31, 2025.

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Option Exercises and Stock Vested in Fiscal Year 2022

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of RSU Shares Acquired on Vesting (#)	Value of RSUs Realized on Vesting ($)(2)	Number of Performance Shares Acquired on Vesting (#)	Value of Performance Shares Realized on Vesting ($)(3)
M. Begor	0	0	16,249	3,448,688	86,818	18,426,252
J. Gamble	0	0	3,133	664,948	21,974	4,663,762
R. Ploder	0	0	2,321	492,609	16,275	3,454,206
B. Koehler	0	0	2,088	443,157	14,651	3,109,528
J. Kelley	0	0	2,494	529,327	17,497	3,713,563
S. Singh	19,222	1,653,977	2,321	492,609	16,275	3,454,206
(1)	The value realized upon stock option exercises is calculated based on the difference between the market price of Equifax common stock at the time of exercise and the exercise price of the option.
(2)	The value realized for RSUs was determined by multiplying the number of units that vested during 2022 by the market price of Equifax common stock on the respective vesting date.
(3)	The value realized for performance shares was determined by multiplying the number of units that vested (target award times the payout percentage earned of 195.5%) by the market price of Equifax common stock on February 22, 2022 ($212.24).

Retirement Plans

The following table shows the present value at December 31, 2022 of accumulated benefits payable to each of our NEOs at the earliest unreduced retirement age (age 60 or current age for executives over the age of 60), including the number of years of service credited to each NEO, under the USRIP and the SERP. Age 60 is the earliest age at which a participant can begin receiving an unreduced early retirement benefit under the SERP. No pre-retirement mortality was assumed. Mr. Ploder is currently eligible for retirement under the USRIP and Messrs. Gamble, Ploder and Kelley are currently eligible for retirement under the SERP.

Pension Benefits at 2022 Fiscal Year-End

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year(s) ($)
M. Begor(2)	USRIP	N/A	—	—
	SERP	N/A	—	—
J. Gamble(2)	USRIP	N/A	—	—
	SERP	9	5,208,400	—
R. Ploder	USRIP	5	189,200	—
	SERP	19	7,746,100	—
B. Koehler(2)	USRIP	N/A	—	—
	SERP	N/A	—	—
J. Kelley(2)	USRIP	N/A	—	—
	SERP	10	4,000,900	—
S. Singh(2)	USRIP	N/A	—	—
	SERP	N/A	—	—
(1)	These values were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements.
(2)	Messrs. Begor and Koehler do not, and Mr. Singh did not, participate in the USRIP or the SERP. Messrs. Gamble and Kelley do not participate in the USRIP.

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U.S. Retirement Income Plan

The USRIP is a tax-qualified defined benefit plan that covers eligible salaried U.S. employees. The USRIP is fully frozen for all U.S. employees, including for Mr. Ploder who is the only NEO who is a participant in the USRIP. For Mr. Ploder, service credit was frozen as of December 31, 2008, and salary increase was frozen as of December 31, 2012. Other grandfathered participants who were still employed on December 31, 2014 had their pension benefits fully frozen on such date.

Supplemental Retirement Plan

The SERP covers certain NEOs (Messrs. Gamble, Ploder and Kelley) as designated by the Compensation Committee. Messrs. Begor and Koehler do not, and Mr. Singh did not, participate in the SERP. The plan provides benefits that supplement the USRIP benefits. The SERP provides an annual benefit equal to 2.5% of “average annual compensation” times years of service as a senior executive officer (up to 10 years), plus 1.67% of average annual earnings multiplied by years of service as a senior executive officer in excess of 10 years (up to 20 years).“Average annual compensation” for this purpose is generally determined by taking the monthly average of the participant’s compensation (including base salary and annual incentives) over the 36 consecutive month period during the participant’s employment with the Company in which he or she was paid the greatest amount of compensation, and multiplying such monthly average by 12. For service as a senior executive officer in excess of 20 years or in a position other than as a senior executive officer, a participant receives a “restoration benefit” using a formula similar to that of the USRIP, without the IRS limits on compensation. In general, only actual years of service with the Company are credited for purposes of determining the SERP benefit. The SERP was closed to new participants after January 1, 2016.

The benefit under the SERP is reduced by the benefit payable under the USRIP and is paid without regard to the limitations under Code Sections 401(a) and 415. However, the maximum aggregate benefit from both the SERP and the USRIP cannot exceed 50% of the executive’s average total earnings.

The normal retirement age under the SERP is age 65. However, participants can retire early once they reach age 55 if they have five years of service under the plan. The benefit would be reduced to reflect the early commencement of the benefit.

The benefit for senior executive officer service is unreduced at age 60, with reductions from age 60 for those who retire prior to age 60. The “restoration benefit” is reduced from normal retirement age to the participant’s early retirement age in the same manner as the USRIP. The normal form of benefit and optional forms of benefit are the same as those in the USRIP.

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Non-Qualified Deferred Compensation

The following table sets forth information regarding the NEOs’ participation in our non-qualified deferred compensation plans in 2022. All of the balances relate to executives’ own deferred amounts. Cash deferrals are invested in investment funds available to the general public. Stock deferrals are deferred as stock equivalent units with earnings and losses solely attributable to changes in our stock price. We do not make any additional contributions to such plans, except as explained below with respect to the Supplemental Contribution Program.

	Non-Qualified Deferred Compensation for 2022 Fiscal Year
Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
M. Begor	1,338,274	168,259	(363,310)	0	2,877,514
J. Gamble	222,744	0	0	0	222,744
R. Ploder	0	0	0	0	0
B. Koehler	0	91,260	(105,211)	0	579,853
J. Kelley	0	0	0	0	0
S. Singh	0	74,263	(81,528)	0	455,750

(1)	These amounts include salary, annual incentive plan and stock contributions made by NEOs and deferred into the Equifax Inc. Employee Deferred Compensation Plan (2022). Accordingly, cash deferral amounts are included in the amounts reported in the “Salary” and the “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table on page 76.
(2)	These amounts represent the Company’s contribution on behalf of the NEO under the Supplemental Contribution Program funded in February 2023 based on base salary and incentives earned in 2022. Participants in the SERP are not eligible to participate in the Supplemental Contribution Program.
(3)	Aggregate earnings in the last fiscal year are not reported in the Summary Compensation Table because earnings were neither preferential nor above-market. These amounts include earnings (losses), dividends and interest provided on current contributions and existing balances, including the change in value of the underlying investment options in which the NEO is deemed to be invested.
(4)	These amounts represent each NEO’s aggregate balance in the Equifax Inc. Employee Deferred Compensation Plan (2022) (including amounts earned under the 2022 AIP that were deferred in February 2023) and the Director and Executive Stock Deferral Plan and/ or the Supplemental Contribution Program (including the Supplemental Contribution Program contributions made in February 2023 relating to 2022 eligible compensation) as of December 31, 2022.

Supplemental Contribution Program

After the SERP was closed to new participants on January 1, 2016, the Company amended the Equifax 2005 Executive Deferred Compensation Plan to add provisions to permit senior executive officers designated by the Compensation Committee to receive supplemental retirement contributions (the “Supplemental Contribution Program”). NEOs and senior executive officers who participate in the SERP are not eligible to participate in the Supplemental Contribution Program. Messrs. Begor and Koehler participate in, and Mr. Singh participated in, the Supplemental Contribution Program.

The Supplemental Contribution Program provides for an annual contribution equal to 10% of the sum of the eligible executive’s base salary and annual cash incentive earned for the year. The Company’s contributions are credited to an account for the executive and the executive directs the investments of the account among designated investment alternatives. The account fully vests upon the executive’s completion of three years of service after the date the executive becomes a participant in the plan. The account also fully vests upon the executive’s termination of employment as a result of death or disability.

Upon the executive’s termination of employment after age 55 (or in the event of death or disability), the vested amount credited to the account is payable in a lump sum or in annual installments over a period of up to 15 years. If the executive terminates employment prior to age 55 (except for death or disability), the vested account is not payable until the executive attains age 55 and is paid in a lump sum.

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Deferred Compensation Plans

We maintain two frozen deferred compensation plans that, prior to their freezing, allowed for certain management employees to defer the receipt of compensation (such as salary, incentive compensation and/or stock from vested shares) until a later date based on the terms of the plans. These plans, the Director and Executive Stock Deferral Plan and the Equifax 2005 Executive Deferred Compensation Plan, were frozen, effective as of December 31, 2021, as described below. The Board adopted a new deferred compensation plan in 2021, the Equifax Inc. Employee Deferred Compensation Plan, which allows for certain management employees to defer the receipt of compensation earned for services performed in calendar years commencing on or after January 1, 2022, as described below. The benefits under our deferred compensation plans are represented by the assets of a grantor trust which, through our funding, makes investments in certain mutual funds. The purpose of this trust is to ensure the distribution of benefits to participants in the deferred compensation plans. However, all benefits under the plan are non-funded obligations of the Company and are subject to the claims of creditors in the event of bankruptcy.

Director and Executive Stock Deferral Plan (frozen December 31, 2021)

This nonqualified plan was frozen by the Board, effective as of December 31, 2021, and no deferral elections may be made under the plan in respect of compensation earned for services performed after such date. Prior to the freezing of the plan, it permitted the directors, NEOs and other senior leadership team members to defer receipt of compensation and taxes upon the vesting of RSUs and performance shares. Participants could defer 25%, 50%, 75% or 100% of the portion of the grant that is vesting. Stock deferrals track the performance of our common stock, with credit for dividends beginning with grants made in 2020. The participant receives the right to a number of shares of deferred stock. In general, amounts deferred under the plan are not paid until the participant retires. However, participants may also establish sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director or executive officer, referred to as a scheduled withdrawal. Amounts deferred are paid in our common stock, either in a lump sum or in annual installments over a period of two years up to five years for retirement distributions, or up to five years for a scheduled withdrawal.

Equifax 2005 Executive Deferred Compensation Plan (frozen December 31, 2021)

This nonqualified plan was frozen by the Board, effective as of December 31, 2021, and no deferral elections may be made under the plan in respect of compensation earned for services performed after such date. This plan is a tax deferred compensation program for a limited number of executives, including NEOs, and provides a tax-favorable vehicle for deferring annual compensation, including base salary and annual or periodic incentives. Prior to the freezing of the plan, an executive could defer up to 75% of his or her base salary and up to 100% of any incentive payment. Amounts deferred are credited with gains or losses which mirror the performance of benchmark investment funds selected by the participant from among several publicly-available investment funds. The plan does not offer any above-market or preferential rates of return to the NEOs. Amounts deferred are paid, at the participant’s option, either in a lump sum or in annual installments over a period of up to 15 years for retirement or termination distributions, or up to five years for a scheduled withdrawal.

Equifax Inc. Employee Deferred Compensation Plan (2022)

The Equifax Inc. Employee Deferred Compensation Plan was adopted by the Board, effective as of November 4, 2021. This nonqualified plan allows for certain management or highly compensated employees, including NEOs, to defer the receipt of compensation earned for services performed in calendar years commencing on or after January 1, 2022. The plan is a tax deferred compensation program and provides a tax favorable vehicle for deferring annual compensation, including base salary and annual or periodic incentives, and long-term incentive compensation, including RSUs and performance shares. Under the plan, a participant may defer up to 75% of his or her base salary and up to 100% of any cash or stock-based incentive compensation, including RSUs and performance shares. Any cash-based compensation that is deferred under the plan is credited with gains or losses which mirror the performance of benchmark investment funds selected by the participant from among several publicly-available investment funds. The plan does not offer any above-market or preferential rates of return to the NEOs. Any RSUs or performance shares that are deferred under the plan are credited in shares of deferred stock, which are notional shares equal in value to one share of our common stock. If any cash dividends or other distributions are paid with respect to our common stock between the date the deferred stock is credited to the participant’s account under the plan and the date the deferred stock is delivered to the participant, dividend equivalent units will be credited in respect of the participant’s deferred stock and will be deemed reinvested in additional deferred stock. Deferred stock credited to the plan is paid in shares of our common stock.

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Amounts deferred under the Equifax Inc. Employee Deferred Compensation Plan are paid, at the participant’s option, either in a lump sum or in annual installments over a period of up to 10 years for distributions upon a termination of employment, or up to five years for a scheduled withdrawal. The Supplemental Contribution Program will be continued under the Equifax Inc. Employee Deferred Compensation Plan on substantially the same terms as set forth in the frozen Equifax 2005 Executive Deferred Compensation Plan, except that payment of a participant’s vested supplemental contribution amounts will be made following his or her termination of employment either in a lump sum or in annual installments over a period of up to 10 years, as elected by the participant. Participants in the Equifax Inc. Employee Deferred Compensation Plan will be charged a proportionate share of the administrative fees incurred in connection with its administration.

Potential Payments Upon Termination or Change In Control

The following tables summarize the value of potential payments and benefits that our NEOs would receive if they had terminated employment on December 31, 2022 under the circumstances shown. The tables exclude amounts that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual cash incentive for 2022, and vested account balances in our 401(k) Plan that are generally available to all of our active U.S. salaried employees. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.

M. BEGOR

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)	Disability ($)		Death ($)
Severance payments	0	0	(1)	6,600,000	(2)	9,900,000	(3)	0	0		0
Pension/supplemental retirement plan(4)	1,423,325	1,423,325		1,423,325		1,423,325		1,423,325	1,591,583		1,591,583
Executive compensation deferral program(6)	1,285,930	1,285,930		1,285,930		1,285,930		1,285,930	1,285,930		1,285,930
Life insurance benefits	0	0		0		0		0	0		250,000	(7)
Disability benefits	0	0		0		0		0	488,700	(8)	0
Healthcare benefits	0	0		31,607	(9)	31,607	(9)	0	10,000	(10)	8,600	(11)
Perquisites and other
personal benefits(12)	0	0		50,000		50,000		0	50,000		50,000
Tax gross-up	0	0		0		0		0	0		0
Market value of stock options vesting on termination	0	0		0		333,362	(13)	0	333,362	(13)	333,362	(13)
Market value of restricted stock units and performance shares vesting on termination	0	0		0		40,814,527	(14)	0	40,814,527	(14)	40,814,527	(14)
TOTAL	2,709,255	2,709,255		9,390,862		53,838,751		2,709,255	44,574,102		44,334,002

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J. GAMBLE

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)	Disability ($)		Death ($)
Severance payments	0	0	(1)	288,462	(2)	2,775,000	(3)	0	0		0
Pension/supplemental retirement plan(4)	5,208,400	5,208,400		5,208,400		5,208,400		5,208,400	5,208,400		2,340,400	(5)
Executive compensation deferral program(6)	222,744	222,744		222,744		222,744		222,744	222,744		222,744
Life insurance benefits	0	0		0		0		0	0		1,250,000	(7)
Disability benefits	0	0		0		0		0	495,300	(8)	0
Healthcare benefits	0	0		0		29,805	(9)	0	28,300	(10)	8,600	(11)
Perquisites and other personal benefits(12)	0	0		10,000		10,000		10,000	10,000		10,000
Tax gross-up	0	0		0		0		0	0		0
Market value of stock options vesting on termination	0	0		0		174,800	(13)	0	174,800	(13)	174,800	(13)
Market value of restricted stock units and performance shares vesting on termination	0	0		0		5,217,771	(14)	0	5,217,771	(14)	5,217,771	(14)
TOTAL	5,431,144	5,431,144		5,729,606		13,638,520		5,441,144	11,357,315		9,224,315

R. PLODER

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)		Disability ($)		Death ($)
Severance payments	0	0	(1)	538,462	(2)	2,590,000	(3)	0		0		0
Pension/supplemental retirement plan(4)	7,935,300	7,935,300		7,935,300		7,935,300		7,935,300		7,935,300		3,755,800	(5)
Executive compensation deferral program(6)	0	0		0		0		0		0		0
Life insurance benefits	0	0		0		0		0		0		3,000,000	(7)
Disability benefits	0	0		0		0		0		493,000	(8)	0
Healthcare benefits	0	0		0		34,607	(9)	23,900	(15)	28,300	(10)	8,600	(11)
Perquisites and other personal benefits(12)	0	0		10,000		10,000		10,000		10,000		10,000
Tax gross-up	0	0		0		0		0		0		0
Market value of stock options vesting on termination	0	0		0		142,227	(13)	0		142,227	(13)	142,227	(13)
Market value of restricted stock units and performance shares vesting on termination	0	0		0		4,430,828	(14)	0		4,430,828	(14)	4,430,828	(14)
TOTAL	7,935,300	7,935,300		8,483,762		15,142,962		7,969,200		13,039,655		11,347,455

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B. KOEHLER

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)	Disability ($)		Death ($)
Severance payments	0	0	(1)	156,923	(2)	2,380,000	(3)	0	0		0
Pension/supplemental retirement plan(4)	488,593	488,593		488,593		488,593		488,593	579,853		579,853
Executive compensation deferral program(6)	0	0		0		0		0	0		0
Life insurance benefits	0	0		0		0		0	0		250,000	(7)
Disability benefits	0	0		0		0		0	1,148,000	(8)	0
Healthcare benefits	0	0		0		47,108	(9)	0	28,500	(10)	3,000	(11)
Perquisites and other personal benefits(12)	0	0		10,000		10,000		0	10,000		10,000
Tax gross-up	0	0		0		0		0	0		0
Market value of stock options vesting on termination	0	0		0		118,699	(13)	0	118,699	(13)	118,699	(13)
Market value of restricted stock units and performance shares vesting on termination	0	0		0		3,957,257	(14)	0	3,957,257	(14)	3,957,257	(14)
TOTAL	488,593	488,593		655,516		7,001,657		488,593	5,842,309		4,918,809

J. KELLEY

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)	Disability ($)		Death ($)
Severance payments	0	0	(1)	275,262	(2)	2,027,760	(3)	0	0		0
Pension/supplemental retirement plan(4)	4,000,900	4,000,900		4,000,900		4,000,900		4,000,900	4,000,900		1,948,400	(5)
Executive compensation deferral program(6)	0	0		0		0		0	0		0
Life insurance benefits	0	0		0		0		0	0		250,000	(7)
Disability benefits	0	0		0		0		0	493,000	(8)	0
Healthcare benefits	0	0		0		31,607	(9)	0	28,300	(10)	8,600	(11)
Perquisites and other personal benefits(12)	0	0		10,000		10,000		10,000	10,0000		10,000
Tax gross-up	0	0		0		0		0	0		0
Market value of stock options vesting on termination	0	0		0		126,933	(13)	0	126,933	(13)	126,933	(13)
Market value of restricted stock units and performance shares vesting on termination	0	0		0		3,308,464	(14)	0	3,308,464	(14)	3,308,464	(14)
TOTAL	4,000,900	4,000,900		4,286,162		9,505,664		4,010,900	7,967,597		5,652,397

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(1)	The broad-based Equifax Inc. Severance Plan as described on page 92 does not pay a benefit for termination for cause by the Company.
(2)	For Mr. Begor, reflects the amount payable under the terms of his employment agreement. For NEOs other than Mr. Begor, reflects the amount payable to such executive under the broad-based Equifax Inc. Severance Plan.
(3)	For Mr. Begor, reflects the amount payable under the terms of his employment agreement. For NEOs other than Mr. Begor, reflects the value of lump-sum severance payment to a Tier I participant in the CIC Plan.
(4)	For Messrs. Begor and Koehler, reflects the account balance as of December 31, 2022 under the Supplemental Contribution Program as described under “Non-Qualified Deferred Compensation” on page 86, including a company contribution for 2022 made in February 2023 in the event of disability or death. For Messrs. Gamble, Ploder and Kelley, reflects pension benefits as described under the “Pension Benefits at 2022 Fiscal Year-End” table on page 84, including commencement at the earliest age for unreduced retirement (age 60 or current age of executives over 60), and determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements under FASB ASC Topic 715.
(5)	Reflects the present value of the death benefit payable under the SERP to a surviving spouse at the executive’s earliest retirement age (age 55 or current age, if older).
(6)	Reflects amounts previously earned but deferred by the NEO, as described in the “Non-Qualified Deferred Compensation” table on page 86.
(7)	For Mr. Ploder, reflects the executive life insurance death benefit payable assuming the executive’s death occurred on December 31, 2022. For the other NEOs, who were hired after the date on which the executive life program was closed to new entrants, reflects one-times annual base salary (limited to $250,000) of basic life insurance coverage. In addition, Mr. Gamble elected two-times base annual salary supplemental life coverage limited to $1 million. The Company also maintains a travel and accidental death insurance policy for most employees, including executive officers that would provide an additional $1 million benefit payable to the executive’s estate if the executive’s death occurred during Company-related travel.
(8)	Reflects the present value of the executive’s disability income benefits as of December 31, 2022 determined by (a) assuming full disability at December 31, 2022 and continuing until age 65 for those under age 60, for 60 months for those between ages 60 and 65, and to age 70 for those over age 65, (b) assuming mortality according to the Pri-2012 disabled retiree mortality table with fully generational projections using scale MP-2021 published by the Society of Actuaries, and (c) applying a discount rate of 5.73% per annum.
(9)	Reflects 24 months of health, dental and vision coverage using our COBRA premium rate.
(10)	Reflects the actuarial present value of the employer cost of providing continuation medical coverage assuming disablement at December 31, 2022, with coverage until the earlier of 36 months and age 65, determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements under FASB ASC Topic 715.
(11)	Reflects the actuarial present value of the employer cost of providing surviving spouse continuation medical coverage for a period of 12 months from the employee’s date of death, or, if earlier, employee’s age 65, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements under FASB ASC Topic 715.
(12)	Reflects the estimated cost to us of continuing financial planning and tax services for one year.
(13)	Pursuant to the applicable award agreement, executive would become immediately vested in all outstanding stock options. This value reflects the difference between the closing market price of the Company’s common stock ($194.36) on December 30, 2022, the last trading date of the year, as reported on the NYSE and the exercise price of all outstanding unvested options.
(14)	Pursuant to our 2008 Omnibus Incentive Plan and Mr. Begor’s employment agreement, the executive would become immediately vested in all outstanding RSUs and performance shares upon death, disability or termination following a change in control. The amount reported represents, based on the closing market price of the Company’s common stock ($194.36) on December 31, 2022, as reported on the NYSE, (a) the value of unvested RSUs and (b)(i) for a termination following a change in control, the value of the unvested performance shares, determined for each outstanding award as follows: if at least one calendar year of performance during the performance period has been completed prior to the change in control, (1) the TSR performance shares will be paid based on the Company’s cumulative TSR percentile rank at December 31, 2022 and (2) the Adjusted EBITDA performance shares will be paid based upon the Adjusted EBITDA performance multiplier calculated at December 31, 2022, otherwise the target award payout level (100%) will be used, and (ii) for a termination as a result of death or disability, the value of the unvested performance shares at December 31, 2022, based on the target award payout level (100%).
(15)	Reflects the actuarial present value of the employer cost of providing continuation medical coverage assuming retirement at December 31, 2022 based on the assumptions for year-end disclosure under FASB ASC Topic 715.

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Singh Transition Agreement

On December 5, 2022, Mr. Singh and the Company entered into a transition agreement and general release relating to his termination without cause from the Company. Mr. Singh received a lump sum separation payment of $1,549,558, minus applicable taxes and withholdings, when his employment ended on March 1, 2023. Mr. Singh will also receive a pro rata payment of his annual cash incentive award under the 2023 AIP, subject to the achievement of the applicable performance metrics.

Payments Made Upon Termination

Regardless of the manner in which an NEO’s employment terminates, the executive is entitled to receive amounts earned during the executive’s term of employment. The amounts include:

•	annual incentive compensation earned during the fiscal year for termination due to retirement, job elimination, death or disability;
•	vested shares awarded under the 2008 Omnibus Incentive Plan;
•	amounts contributed under the 401(k) Plan for termination due to retirement, job elimination, death or disability;
•	amounts contributed under executive compensation deferral programs for termination due to death or disability; and
•	accrued but unused vacation pay and amounts accrued and vested under the USRIP and the SERP.

Equifax Inc. Severance Plan

Under this plan, our full-time U.S. salaried employees are eligible for a severance benefit in the event: (i) their employment is terminated because of the elimination of their position, unless they were offered replacement employment as defined in the plan; (ii) their office is relocated to a place requiring a commute more than 35 miles longer than their prior commute; or (iii) they are terminated due to inability or failure to meet job expectations, provided the employee signs a general release of claims. The amount of the severance benefit is determined based on the employee’s length of service and base salary. In general, for job elimination or relocation, an eligible exempt employee is entitled to receive four weeks of severance for any portion of their first year of service plus two weeks for each year of completed service, up to 52 weeks. Termination for inability or failure to meet job expectations of eligible exempt employees entitles the employee to four weeks of severance for less than five years of service, eight weeks of severance for at least five but less than 10 years of service, and 12 weeks of severance for 10 or more years of service.

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Payments Made Upon Retirement

In the event of the retirement of an NEO, in addition to the items identified above, outstanding and unvested equity awards will be treated as followed:

Equity Award Type	Treatment
Premium-priced stock options granted under 2020 annual LTI program (6-year term; exercise price equal to 110% and 120% of closing stock price on grant date)	Award will continue to vest (except for stock options granted to Mr. Begor, which would immediately vest) and remain exercisable for the lesser of five years following the executive’s retirement or the remainder of the outstanding 6-year term
Premium-priced stock options granted under 2021 and 2022 annual LTI program to our CEO (7-year term; exercise price equal to 110% and 120% of closing stock price on grant date)	Award will continue to vest and remain exercisable for the remainder of the outstanding 7-year term
Market-priced stock options	Award will continue to vest and remain exercisable for the lesser of five years following the executive’s retirement or the remainder of the outstanding 10-year term
Market-priced stock options granted to NEOs other than our CEO under 2022 annual LTI program	A portion of the award will continue to vest and remain exercisable for the lesser of five years following the executive’s retirement or the remainder of the outstanding 10-year term, and a portion of the award will be forfeited
TSR performance shares	Award will remain eligible to vest, subject to completion of the performance milestones
TSR performance shares granted to NEOs other than our CEO under 2022 annual LTI program	A portion of the award will remain eligible to vest, subject to completion of the performance milestones, and a portion of the award will be forfeited
Adjusted EBITDA performance shares granted to our CEO	Award will remain eligible to vest, subject to completion of the performance milestones
Adjusted EBITDA performance shares granted to NEOs other than our CEO under 2022 annual LTI program	A portion of the award will remain eligible to vest, subject to completion of the performance milestones, and a portion of the award will be forfeited
Time-based RSUs	Award will continue to vest (except for RSUs granted to Mr. Begor, which would immediately vest)
Time-based RSUs granted to NEOs other than our CEO under 2022 annual LTI program	A portion of the award will continue to vest, and a portion of the award will be forfeited
TSR performance shares, premium-priced stock options and time-based RSUs granted to our CEO in July 2022	Award will be forfeited

In addition, in the event of retirement, our NEOs will:

•	receive reimbursement by the Company for an executive physical in the year of retirement and retain access to retiree medical benefits for life (assuming the plan is not terminated and the executive is eligible and pays applicable premiums), including benefits for his or her dependents, as applicable, pursuant to the terms of the Company’s retiree medical plan; and

•	receive reimbursement by the Company for up to $10,000 of financial planning and tax services incurred in the year of retirement and the subsequent year ($50,000 for the CEO).

Payments Made Upon Death or Disability

In the event of the death or disability of an NEO, in addition to the benefits listed above, the executive will receive benefits under our disability plan or payments under our group life insurance plan and executive life insurance plan, as appropriate. In addition, pursuant to our 2008 Omnibus Incentive Plan, upon death or disability, the executive would become immediately vested in all outstanding RSUs, performance shares and stock options.

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Payments Made Upon a Change in Control

Change in Control Severance Plan

In February 2019, the Compensation Committee adopted the CIC Plan. The CIC Plan applies to each of our NEOs, except Mr. Begor whose severance benefits upon a change in control are contained in his employment agreement (see “CEO Employment Agreement” on pages 71-72).

The Compensation Committee adopted the CIC Plan to ensure a uniform set of provisions among participating NEOs that is aligned with best practices. The CIC Plan supports the creation of shareholder value by mitigating economic anxiety that could arise due to uncertainty about future job continuity, which is intended to ensure the delivery of an intact leadership team to the successor organization and focus the team on shareholder objectives rather than how the outcome may affect them personally. The CIC Plan is not intended to replace or affect other compensation elements.

The CIC Plan provides the participating NEOs with severance benefits in the event that (i) a “change in control” of the Company occurs, and (ii) within 6 months prior to or within 24 months after the change in control, a participating NEO is terminated by the Company without “cause” or by the NEO for “good reason” (referred to as a “CIC Qualifying Termination”). If a CIC Qualifying Termination occurs, the NEO is eligible to receive:

•	a cash payment equal to two times the NEO’s current base salary and target annual incentive for the year of termination;
•	a pro rata target annual incentive for the year of termination;
•	a cash payment equal to 24 months of the cost of COBRA coverage for the NEO and his or her dependents; and
•	full vesting of any unvested supplemental retirement benefits.

Severance payments to an NEO are generally capped such that the payments will be reduced to satisfy the “parachute payment” limits of Code Section 280G.

Pursuant to the CIC Plan, a “change in control” is deemed to occur upon:

•	an accumulation by any person, entity or group of 20% or more of the Company’s common stock;
•	a business combination resulting in shareholders immediately prior to the combination owning less than two-thirds of the Company’s common stock;
•	the members of the current Board of Directors ceasing to constitute a majority of the Board of Directors, except for new directors that are regularly elected; or
•	shareholder approval of a plan of complete liquidation or dissolution of the Company or an agreement for the sale of disposition of all or substantially all of the Company’s assets.

Under the terms of the CIC Plan, the participating NEOs become subject to standard definitions of “Cause” and “Good Reason” that align with contemporary best practices and severance benefits become subject to the Company’s compensation clawback policy. An NEO can be terminated for “cause” as a result of: (i) conviction or plea of guilty or nolo contendere to a felony or other serious crime involving moral turpitude; (ii) willful misconduct that is materially injurious to the Company or any of its subsidiaries (whether financially, reputationally, or otherwise); (iii) willful and continued failure of an NEO to perform his or her duties and responsibilities (other than as a result of physical or mental illness or injury) after receipt of written notice of such failure, provided that the NEO shall have 30 days after the date of receipt of such notice in which to cure such failure (to the extent cure is possible); (iv) gross negligence in managing the material risks of the Company or its subsidiaries; (v) material breach of the CIC Plan or of the restrictive covenants after receipt of written notice of such breach, provided, that the NEO shall have 30 days after the date of receipt of such notice in which to cure such breach (to the extent cure is possible); or (vi) material violations of law or the Company’s Code of Conduct or insider trading policy, any of which results in material financial or reputational harm to the Company. An NEO can terminate his or her employment for “good reason” based upon (i) a material adverse change in the NEO’s duties, authority, or responsibilities; (ii) a material reduction in the NEO’s base salary (which for purposes of the CIC Plan shall mean a reduction of 10% or more) or the target percentage of base salary under the Annual Incentive Plan; (iii) a material reduction in the value of the NEO’s annual equity or long term incentive award opportunity; (iv) a relocation of the NEO’s primary work location of more than 35 miles; or (v) the material breach by the Company of the terms of the CIC Plan.

In order to be eligible to receive severance benefits, the NEO must execute a release of claims against the Company and comply with confidentiality, non-competition and non-solicitation restrictive covenants. In addition, severance benefits are subject to the Company’s clawback policy.

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Change in Control and Termination Provisions of Other Plans

Annual Incentive Plan

Under the AIP, which is established under the 2008 Omnibus Incentive Plan, an NEO would forfeit his or her award if he or she voluntarily terminated his or her employment other than for “good reason” (as defined in the plan) prior to year-end or if he or she is terminated by us for “cause” (as defined in the plan). However, the executive would receive a pro rata award under the plan if the executive’s employment is terminated prior to year-end as a result of death, disability, retirement or job elimination. If there is a change in control event and an NEO is terminated without cause or terminates for “good reason,” payments for annual incentive opportunities would be made to the executive in the manner described under “Payments Made Upon a Change in Control” on page 94.

2008 Omnibus Incentive Plan

Although subject to the discretion of the Compensation Committee, under the 2008 Omnibus Incentive Plan and applicable award agreements, equity awards to our NEOs include a “double-trigger” change in control provision to limit accelerated vesting in the event of a change in control of Equifax to those situations where an executive is terminated without cause, the executive terminates for good reason or the acquirer fails to assume the awards.

Rabbi Trust

We maintain a trust agreement with an independent trustee establishing a springing rabbi trust for the purpose of funding benefits payable to participants (including participating NEOs) under our SERP. The trust is a grantor trust, irrevocable except in the event of an unfavorable ruling by the IRS as to the tax status of the trust or certain changes in tax law. It is currently funded with a nominal amount of cash. Future contributions will be made to the grantor trust if and when required by the provisions of the trust or at the discretion of the Company. If there is a change in control, the grantor trust must be fully funded, within 10 days following the change in control, with an amount equal to the entire benefit to which each participant would be entitled under the covered plan as of the date of the change in control (calculated on the basis of the present value of the projected future benefits payable under the covered plan). “Change in Control” is defined in substantially the same manner as in the CIC Plan described under “Payments Made Upon a Change in Control,” except that (i) there is no “double trigger,” (ii) a business combination resulting in shareholders immediately prior to the combination owning equal to or less than two-thirds of the Company’s common stock constitutes a change in control, (iii) a business combination in which there is not a change in at least a majority of the members of the Board of Directors does not constitute a change in control and (iv) a change in a majority of the members of the Board of Directors does not constitute a change in control. The assets of the grantor trust are required to be held separate and apart from the other funds of Equifax and its subsidiaries, but remain subject to the claims of general creditors under applicable state and federal law.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information concerning the ratio of the pay of our CEO to the median pay of all other employees.

•	For fiscal 2022: (i) the annual total compensation of our median employee (excluding our CEO) was $107,256 (comprised of base salary, an annual incentive, an award from a points-based employee recognition program and a company match to the 401(k) Plan); and (ii) the annual total compensation of our CEO was $37,245,853 as reported on the Summary Compensation Table on page 76. Based on this information, the ratio of the annual total compensation of our CEO to the median employee is 347 to 1.
•	The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described below.
–	We are using the same median employee that we identified on November 30, 2020 using annual base salary as of November 30, 2020, which was annualized for all permanent employees who did not work the entire fiscal year, plus short-term incentives paid in the twelve month period ended November 30, 2020. We do not believe there has been a change in employee population or employee compensation arrangements that would result in a significant change in the pay ratio disclosure.
–	Our employee population on November 30, 2022 consisted of 14,238 individuals. Our median employee is a full time, non-exempt employee located in the U.S. No employee groups were excluded from the employee population.

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Pay Versus Performance

In accordance with rules adopted by the Securities and Exchange Commission, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO NEOs and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(1)(2)(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(1) ($)	Average Compensation Actually Paid to Non-PEO NEOs(1)(2)(3) ($)	Value of Initial Fixed $100 Investment based on:(4)
Year					TSR ($)	Peer Group TSR ($)	Net Income(5) ($ Millions)	Adjusted EBITDA(6) ($ Millions)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	37,245,853	(19,023,223)	3,705,930	(4,976,312)	142.15	94.38	700	1,722
2021	16,065,575	84,901,421	3,997,020	13,836,953	212.44	116.82	749	1,670
2020	13,701,224	50,134,364	3,470,581	8,371,189	139.00	86.25	526	1,495
(1)	The PEO for each year was Mark W. Begor. The Non-PEO NEOs for each year were John W. Gamble, Jr., Rodolfo O. Ploder, Bryson R. Koehler and Sid Singh. In addition, John J. Kelley III was also a Non-PEO NEO for 2022.
(2)	The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table total with certain adjustments as described in footnote 3 below.
(3)	Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table. Amounts in the Exclusion of Change in Pension Value column reflect the amounts attributable to the Change in Pension Value reported in the Summary Compensation Table. Amounts in the Inclusion of Pension Service Cost are based on the service cost for services rendered during the listed year.

Year	Summary Compensation Table Total for PEO ($)	Exclusion of Change in Pension Value for PEO ($)	Exclusion of Stock Awards and Option Awards for PEO ($)	Inclusion of Pension Service Cost for PEO ($)	Inclusion of Equity Values for PEO ($)	Compensation Actually Paid to PEO ($)
2022	37,245,853	—	(35,099,949)	—	(21,169,127)	(19,023,223)
2021	16,065,575	—	(10,100,018)	—	78,935,864	84,901,421
2020	13,701,224	—	(8,100,093)	—	44,533,233	50,134,364

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Change in Pension Value for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Pension Service Cost for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2022	3,705,930	(26,920)	(2,690,029)	301,260	(6,266,553)	(4,976,312)
2021	3,997,020	(695,800)	(1,437,511)	221,525	11,751,719	13,836,953
2020	3,470,581	(515,025)	(1,175,090)	191,875	6,398,848	8,371,189

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The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for PEO ($)	Total - Inclusion of Equity Values for PEO ($)
2022	30,272,378	(22,538,666)	—	(28,902,839)	—	—	(21,169,127)
2021	25,863,220	43,944,377	—	9,128,267	—	—	78,935,864
2020	12,132,649	32,244,416	—	156,169	—	—	44,533,233

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non- PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2022	2,161,999	(2,843,849)	—	(5,584,703)	—	—	(6,266,553)
2021	3,521,290	7,838,539	—	391,890	—	—	11,751,719
2020	1,760,090	4,337,937	—	300,821	—	—	6,398,848
(4)	The Peer Group TSR set forth in this table utilizes the S&P 500 Banks Index (Industry Group), which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Form 10-K for the year ended December 31, 2022. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the S&P 500 Banks Index (Industry Group), respectively. Historical stock performance is not necessarily indicative of future stock performance.
(5)	This column presents the Company’s consolidated net income as reported in our Form 10-K for each covered year.
(6)	We determined Adjusted EBITDA to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2022. This performance measure may not have been the most important financial performance measure for years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years. Adjusted EBITDA is defined in Annex A to this Proxy Statement.

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Relationship Between Compensation Actually Paid and Company Total Shareholder Return (“TSR”)

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years.

PEO and Average NEO Compensation Actually Paid Versus Company TSR

Relationship Between Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and our Consolidated Net Income during the three most recently completed fiscal years.

PEO and Non-PEO NEO Compensation Actually Paid Versus Consolidated Net Income

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Relationship Between Compensation Actually Paid and Adjusted EBITDA

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Adjusted EBITDA during the three most recently completed fiscal years.

PEO and Non-PEO NEO Compensation Actually Paid Versus Adjusted EBITDA

Description of Relationship Between Company TSR and Peer Group TSR

The following chart compares our cumulative TSR over the three most recently completed fiscal years to that of the S&P 500 Banks Index (Industry Group) over the same period.

Comparison of Cumulative Company TSR and S&P 500 Banks Index (Industry Group)

Tabular List of Most Important Financial Performance Measures

The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and Non-PEO NEOs for 2022 to Company performance.

The measures in this table are not ranked.

Adjusted EBITDA
Revenue
TSR
Relative TSR

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Equity Compensation Plan Information

The following table shows information, as of December 31, 2022, concerning shares of the Company’s common stock authorized for issuance under the Company’s equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights(1)(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	3,039,624	(3)	$ 164.72	3,259,641	(4)
Equity compensation plans not approved by shareholders	0		$ 0	0
Total Equity Compensation Plans	3,039,624		$ 164.72	3,259,641
(1)	The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs and performance shares, which have no exercise price.
(2)	The weighted-average remaining contractual term of the Company’s outstanding options as of December 31, 2022 was 5.0 years.
(3)	This number includes 3,039,624 shares for issuance under the 2008 Omnibus Incentive Plan, of which 1,964,331 shares were subject to outstanding options, 492,541 shares were subject to outstanding RSU awards and 582,752 shares were subject to outstanding performance share awards (assumes the maximum 200% of target award payout is realized and includes dividend equivalent units).
(4)	Shares issued in respect of awards other than stock options and stock appreciation rights granted under the 2008 Omnibus Incentive Plan count against the shares available for grant thereunder as 2.99 shares for every share granted.

See Part II, Item 8, “Financial Statements and Supplementary Data,” of our 2022 Annual Report on Form 10-K in the Notes to Consolidated Financial Statements at Note 8, “Stock-Based Compensation,” for further information regarding our equity compensation plans.

Compensation Committee Report

The Compensation, Human Resources and Management Succession Committee (the “Compensation Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Submitted by the Compensation Committee:

Robert D. Marcus (Chair)	Mark L. Feidler	Robert W. Selander	Melissa D. Smith

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Director Compensation

The table below sets forth the compensation received by our non-management directors during 2022:

DIRECTOR COMPENSATION TABLE

Name(3)	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Mark L. Feidler	272,500	180,119	239	452,858
G. Thomas Hough	120,000	180,119	239	300,358
Robert D. Marcus	125,000	180,119	10,239	315,358
Scott A. McGregor	120,000	180,119	239	300,358
John A. McKinley	135,000	180,119	239	315,358
Robert W. Selander	117,500	180,119	10,000	307,619
Melissa D. Smith	112,500	180,119	0	292,619
Audrey Boone Tillman	100,000	180,119	10,239	290,358
Heather H. Wilson	120,000	180,119	10,000	310,119
(1)	Represents the grant date fair value for RSU awards made on May 5, 2022 (865 RSUs for each director then serving), computed in accordance with FASB ASC Topic 718.
(2)	Reflects the market price of annual membership to certain of our credit monitoring products and Company-matching charitable contributions under the Equifax Matching Gift Program. Under this program, the Company will match contributions to eligible non-profit organizations, up to a maximum of $10,000 per director per calendar year. In 2022, the Company made or committed to make matching contributions on behalf of our outside directors as follows: Mr. Marcus ($10,000); Mr. Selander ($10,000); Ms. Tillman ($10,000); and Ms. Wilson ($10,000).
(3)	Karen L. Fichuk was elected to the Board on February 2, 2023 and is not included in this table.

Director Fees

Director cash compensation in 2022 consisted of an annual cash retainer of $90,000 and an annual cash retainer of $30,000 for the Audit Committee Chair, $25,000 for the Compensation Committee Chair, $20,000 for the Governance Committee Chair and $30,000 for the Technology Committee Chair. An annual cash retainer is also paid, in the amount of $15,000 for Audit Committee members, $12,500 for Compensation Committee members, $10,000 for Governance Committee members and $15,000 for Technology Committee members. An annual cash retainer of $150,000 was paid to Mr. Feidler as Independent Chairman.

By paying directors an annual retainer, the Company compensates each non-management director for his or her role and judgment as an advisor to the Company, rather than for his or her attendance or effort at individual meetings. Directors with added responsibility are recognized with higher cash compensation as noted above.

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Equity Awards

Each independent director receives an initial and an annual long-term incentive grant of RSUs under our shareholder-approved 2008 Omnibus Incentive Plan on the date of the annual meeting of shareholders to further align their interests with those of our shareholders and to attract and retain highly-qualified directors through equity ownership. For 2022, directors received a fixed value in shares, computed as of the grant date ($200,000 for the initial one-time grant to new directors and $180,000 for the annual grant awarded each May). The annual grants and initial grants vest one year and three years, respectively, after the grant date with accelerated vesting in the event of the director’s death, disability, retirement or a change in control of the Company. RSUs accrue dividend equivalent units. Effective January 1, 2023, the annual grant value increased to $200,000.

Stock Ownership Requirement

Each independent director is required to own Equifax common stock with a market value of at least five times his or her annual cash retainer. New directors have five years to achieve the ownership requirement. Under our insider trading policy, our directors are prohibited from purchasing or selling financial instruments (including prepaid variable forward contracts, equity swaps, collars, exchange funds and other derivative securities), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Equifax securities. We also prohibit our directors from holding our stock in a margin account or pledging our stock as collateral for a loan.

Equifax 2005 Director Deferred Compensation Plan (frozen December 31, 2021)

The Equifax 2005 Director Deferred Compensation Plan was frozen by the Board, effective as of December 31, 2021, and no deferral elections may be made under the plan in respect of compensation earned for services performed after such date. Prior to the freezing of the plan, each director could elect to defer receipt of up to 100% of his or her stock-based or cash retainer fees. A director who elected to defer his or her fees is credited with a number of share units having an equivalent value at the end of each quarter based on his or her advance deferral election, with credit for dividends beginning with grants made in 2020. Share units are equivalent to shares of the Company’s common stock, except that share units have no voting rights. In general, amounts deferred are not paid until the director retires from the Board. However, directors may also establish sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director. At the end of the applicable deferral period, the director receives a share of common stock for each share unit awarded. Such shares are received either in a lump sum or over a period not to exceed 15 years for retirement distributions, or up to five years for a scheduled withdrawal, as elected in advance by each director.

Director and Executive Stock Deferral Plan (frozen December 31, 2021)

The Director and Executive Stock Deferral Plan was frozen by the Board, effective as of December 31, 2021, and no deferral elections may be made under the plan in respect of compensation earned for services performed after such date. Prior to the freezing of the plan, each director could elect to defer up to 100% of his or her annual and/ or new director RSU grant, including dividend equivalent units, plus taxes otherwise due upon the vesting of RSUs. A director who elected to defer his or her annual and/or new director RSU grant is credited with a number of share units as of the vesting date based on his or her advance deferral election. In general, amounts deferred under the plan are not paid until the director retires from the Board. However, directors may also establish sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director. Amounts deferred are paid in shares of our common stock, at the director’s option, either in a lump sum or in annual installments over a period of up to 15 years for retirement distributions, or up to five years for a scheduled withdrawal.

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Equifax Inc. Board of Directors Deferred Compensation Plan (2022)

The Equifax Inc. Board of Directors Deferred Compensation Plan was adopted by the Board, effective as of November 4, 2021. This nonqualified plan allows for non-employee members of the Board to defer the receipt of compensation earned for services performed in calendar years commencing on or after January 1, 2022. The plan is a tax deferred compensation program and provides a tax favorable vehicle for deferring stock-based and cash retainer fees. Under the plan, a director may defer up to 100% of his or her stock-based and/or cash retainer fees. Any compensation that is deferred by a director is credited in shares of deferred stock, which are notional shares equal in value to one share of our common stock. If any cash dividends or other distributions are paid with respect to our common stock between the date the deferred stock is credited to the director’s account under the plan and the date the deferred stock is delivered to the director, dividend equivalent units will be credited in respect of the director’s deferred stock and will be deemed reinvested in additional deferred stock. Deferred stock credited to the plan is paid in shares of our common stock.

Amounts deferred under the Equifax Inc. Board of Directors Deferred Compensation Plan are paid, at the director’s option, either in a lump sum or in annual installments over a period of up to 10 years for distributions upon a termination of services as a member of the Board, or up to five years for a scheduled withdrawal. Participants in the Equifax Inc. Board of Directors Deferred Compensation Plan will be charged a proportionate share of the administrative fees incurred in connection with its administration.

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Security Ownership of Management and Certain Beneficial Owners

Securities Owned by Certain Beneficial Owners

The table below contains information as of March 3, 2023, unless otherwise indicated, with respect to the beneficial ownership of the Company’s common stock by each person the Company believes beneficially holds more than 5% of the outstanding shares of the Company’s common stock, based solely on the Company’s review of SEC filings.

	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Number of Shares	% of Class(1)
The Vanguard Group(2)	13,532,743	11.0%
Massachusetts Financial Services Company(3)	11,567,998	9.4%
T. Rowe Price Investment Management, Inc.(4)	8,935,666	7.3%
BlackRock, Inc.(5)	8,452,346	6.9%
Capital International Investors(6)	7,524,775	6.1%

(1)	Based upon 123,227,316 shares of common stock outstanding as of March 3, 2023. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/ or voting power.
(2)	Based on a Schedule 13G/A filed on February 9, 2023 by The Vanguard Group (“Vanguard”), which listed its address as 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, Vanguard possesses sole voting power with respect to 0 shares of common stock, shared voting power with respect to 175,316 shares of common stock, sole dispositive power with respect to 13,026,035 shares of common stock and shared dispositive power with respect to 506,708 shares of common stock.
(3)	Based on a Schedule 13G/A filed on February 8, 2023 by Massachusetts Financial Services Company (“MFS”), which listed its address as 111 Huntington Avenue, Boston, MA 02199, MFS possesses sole voting power with respect to 11,004,464 shares of common stock, shared voting power with respect to 0 shares of common stock, sole dispositive power with respect to 11,567,998 shares of common stock and shared dispositive power with respect to 0 shares of common stock.
(4)	Based on a Schedule 13G filed on February 14, 2023 by T. Rowe Price Investment Management, Inc. (“T. Rowe Price”), which listed its address as 101 E. Pratt Street, Baltimore, Maryland 21201, T. Rowe Price possesses sole voting power with respect to 2,923,048 shares of common stock, shared voting power with respect to 0 shares of common stock, sole dispositive power with respect to 8,935,666 shares of common stock and shared dispositive power with respect to 0 shares of common stock.
(5)	Based on a Schedule 13G/A filed on February 7, 2023 by BlackRock, Inc. (“BlackRock”), which listed its address as 55 East 52nd Street, New York, New York 10055, BlackRock possesses sole voting power with respect to 7,594,442 shares of common stock, shared voting power with respect to 0 shares of common stock, sole dispositive power with respect to 8,452,346 shares of common stock and shared dispositive power with respect to 0 shares of common stock.
(6)	Based on a Schedule 13G filed on February 13, 2023 by Capital International Investors (“CII”), which listed its address as 333 South Hope Street, 55th Fl, Los Angeles, California 90071, CII possesses sole voting power with respect to 7,496,216 shares of common stock, shared voting power with respect to 0 shares of common stock, sole dispositive power with respect to 7,524,775 shares of common stock and shared dispositive power with respect to 0 shares of common stock.

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Securities Owned by Directors and Management

The table below contains information as of March 3, 2023 (except where otherwise indicated), concerning the beneficial ownership of Company common stock by (i) each director and nominee, (ii) each NEO listed in the Summary Compensation Table, and (iii) all directors, nominees and other executive officers as a group. Except as otherwise noted, the named individuals had sole voting and investment power with respect to such securities. In accordance with our insider trading policy, none of these shares were pledged or hedged. All persons named in the table can be reached at 1550 Peachtree Street, N.W., Atlanta, Georgia 30309.

Name	Number of Shares Owned(1)		Exercisable Stock Options(2)	Number of Deferred Share Equivalent Units(3)	% of Common Stock Outstanding(4)
Mark W. Begor	155,201	(5)	484,609	0	*
Mark L. Feidler	22,125	(6)	0	5,917	*
Karen L. Fichuk	0		0	0	*
John W. Gamble, Jr.	41,991		128,213	0	*
Bryson R. Koehler	19,423		68,688	0	*
G. Thomas Hough	5,348		0	6,070	*
Robert D. Marcus	13,471		0	647	*
Scott A. McGregor	6,448		0	0	*
John A. McKinley	12,995		0	23,396	*
Rodolfo O. Ploder	76,669		68,551	0	*
Robert W. Selander	6,430		0	0	*
Sid Singh(7)	14,490		22,217	0	*
Melissa D. Smith	1,435		0	0	*
Audrey Boone Tillman	0		0	768	*
Heather H. Wilson	4,938		0	0	*
John J. Kelley III	7,182		65,004	0	*
All directors, nominees and executive officers as a group (20 persons including those named above)(8)	1,022,620		969,799	36,798	1.75%
*	Less than one percent.
(1)	Includes shares held of record and Company shares owned through a bank, broker, trust or other nominee. It also includes all shares owned through our 401(k) Plan, vested RSUs and related dividend equivalent units. Excludes unvested RSUs and related unvested dividend equivalent units for: Mr. Begor (54,447); Mr. Feidler (870); Ms. Fichuk (971); Mr. Gamble (10,996); Mr. Kelley (6,176); Mr. Koehler (8,855); Mr. Hough (870); Mr. Marcus (870); Mr. McGregor (870); Mr. McKinley (870); Mr. Ploder (9,752); Mr. Selander (870); Mr. Singh (6,710); Ms. Smith (2,043); Ms. Tillman (1,869); and Ms. Wilson (870). The RSUs represent a contingent right to receive one share of common stock. There are no voting rights associated with RSUs.
(2)	This column lists the number of shares that the directors, nominees and executive officers had a right to acquire as of or within 60 days after March 3, 2023 through the exercise of director or employee stock options, as applicable.
(3)	Reported in this column are share equivalent units credited to a director or executive officer account under the Company’s Director and Executive Stock Deferral Plan and/or Director Deferred Compensation Plan. The units track the performance of Company common stock but do not confer on the holder voting or investment power over shares of common stock. The units are payable in shares on final distribution and include the reinvestment of dividends for compensation deferred in 2020 and thereafter.
(4)	Based upon 123,227,316 shares of common stock outstanding as of March 3, 2023. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/ or voting power.
(5)	Includes 120,765 shares held in grantor retained annuity trusts for which Mr. Begor is the sole trustee.
(6)	Includes 7,823 shares held in a 501(c)(3) charitable family foundation in which Mr. Feidler has no pecuniary interest.
(7)	Based on the most recent Form 4 filed by the Company on behalf of Mr. Singh, whose employment ended on March 1, 2023.
(8)	Includes 600,000 shares (0.5% of the shares outstanding on March 3, 2023) as to which beneficial ownership is disclaimed by executive officers of the Company who, in their capacity as investment officers and/or plan administrators for certain Company employee benefit plans, have shared voting and/or investment power with respect to shares of Company common stock held in such benefit plans.

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Proposal 3   Advisory Vote on Frequency of Future Say-on-Pay Votes

Summary

As described in Proposal 2 beginning on page 43, our shareholders are being asked to cast an advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement. In addition, we are asking our shareholders to cast an advisory vote on how often we should include a say-on-pay vote in our proxy materials for future shareholder meetings. Shareholders may vote to request the say-on-pay vote every year, every two years or every three years, or may abstain from voting.

Our Board believes that say-on-pay votes should be conducted every year so that our shareholders may provide us with their direct input on our compensation philosophy, policies and practices, as disclosed in our Proxy Statement each year. Our Board’s determination was based upon the premise that NEO compensation is evaluated, adjusted and approved on an annual basis by our Compensation Committee and that the metrics that are used in determining performance-based award achievements are annual metrics. Our Compensation Committee, which administers our executive compensation programs, values the opinions expressed by our shareholders in these votes and will consider the outcome of these votes in making its decisions on executive compensation.

You may cast your vote on your preferred voting frequency by choosing an option of one year, two years or three years, or abstain from voting, when you vote in response to the resolution set forth below. Shareholders are not voting to approve or disapprove the Board’s recommendation.

“RESOLVED, that the option of once every one year, two years or three years that receives the highest number of votes cast in person or by proxy at this meeting will be determined to be the preferred frequency of the shareholders with which Equifax Inc. is to hold a shareholder vote to approve, on an advisory basis, the compensation of its named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure shall include the CD&A the Summary Compensation Table, and the other related tables and disclosure).”

The option of one year, two years or three years that receives the highest number of votes cast in person or by proxy at the Annual Meeting will be the frequency for the advisory vote on executive compensation that has been recommended by shareholders. Abstentions and broker non-votes will have no effect on the outcome of this proposal. However, because this vote is advisory and not binding on the Board or the Company in any way, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS ANNUAL FREQUENCY FOR FUTURE SAY-ON-PAY VOTES.

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Audit Committee Report

The Audit Committee consists of the four directors named below. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, which is reviewed annually by the Audit Committee. The Board has determined that each member of the Audit Committee is independent and qualified to serve in accordance with the NYSE listing standards, applicable SEC rules and the Audit Committee charter.

The Audit Committee assists the Board in its oversight of: (i) the integrity of the Company’s financial statements and other financial information provided to its shareholders; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the qualifications, independence and performance of the Company’s independent auditor; (iv) the performance of the Company’s internal audit function; (v) and the integrity of the Company’s internal control over financial reporting and its financial reporting processes. The Audit Committee also oversees risk management with respect to cybersecurity in coordination with the Technology Committee.

Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting, and maintaining procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and Ernst & Young the audited financial statements for the fiscal year ended December 31, 2022. The Audit Committee has reviewed and discussed with management and Ernst & Young the quarterly financial statements for each quarter in such fiscal year, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022, Ernst & Young’s evaluation of the Company’s internal control over financial reporting as of that date, and audit plans and results. The Audit Committee has also discussed with Ernst & Young the matters required to be discussed with the independent auditor by the applicable requirements of the PCAOB.

The Audit Committee has received from Ernst & Young the written disclosures required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence. The Audit Committee has also considered whether the provision of specific non-audit services by Ernst & Young is compatible with maintaining its independence and determined that the services provided by Ernst & Young for fiscal year 2022 were compatible with, and did not impair, its independence.

In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Submitted on February 21, 2023 by the Audit Committee:

G. Thomas Hough (Chair)	Scott A. McGregor	John A. McKinley	Heather H. Wilson

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Proposal 4   Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2023

The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for fiscal year 2023, and the Board is asking shareholders to ratify that selection. Although current laws, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the Company’s independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of shareholder concern and is submitting the selection of Ernst & Young for ratification by shareholders as a matter of good corporate practice. Additionally, in conjunction with the mandated rotation of the Audit Firm’s lead engagement partner, the Audit Committee and its chair are directly involved in the selection of Ernst & Young’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young is in the best interests of the Company and its shareholders. If the shareholders do not ratify the selection of Ernst & Young, the Audit Committee will review the Company’s relationship with Ernst & Young and take such action as it deems appropriate, which may include continuing to retain Ernst & Young as the Company’s independent registered public accounting firm.

Ernst & Young has served as our independent registered public accounting firm since 2002. A representative of Ernst & Young will be available during the 2023 Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The following table sets forth the fees of Ernst & Young for services rendered to the Company for the fiscal years ended December 31, 2022 and 2021:

AUDIT AND NON-AUDIT FEES

Fee Category	2022	2021
Audit Fees(1)	$5,814,144	$6,537,067
Audit-Related Fees(2)	0	21,787
Tax Fees(3)	541,737	547,221
All Other Fees(4)	5,200	6,710
TOTAL	$6,361,081	$7,112,785
(1)	Consists of fees and expenses for professional services rendered for the integrated audit of our annual consolidated financial statements and internal control over financial reporting and review of the interim consolidated financial statements included in our quarterly reports to the SEC, and services normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements, accounting consultations on matters addressed during the audit or interim reviews, and SEC filings, including comfort letters, consents and comment letters.
(2)	Consists of fees and expenses for services that reasonably are related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits in 2021.
(3)	Consists of fees and expenses for professional services related to tax planning and tax advice.
(4)	Consists of fees for products and services provided by Ernst & Young which are not included in the first three categories above.

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Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

The Company maintains a pre-approval policy that mandates that the Audit Committee approve the audit and non-audit services in advance. All audit and non-audit services for the fiscal year ended December 31, 2022 were either pre-approved by the Audit Committee or were approved pursuant to the Audit Committee’s pre-approval policy. The Audit Committee has authorized its Chair to pre-approve certain permissible audit and non-audit services that arise between Audit Committee meetings, provided the Audit Committee is informed of the decision to pre-approve the services at its next scheduled meeting. In its pre-approval of non-audit services and fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditor’s independence. The Audit Committee has determined that performance of services other than audit services is compatible with maintaining the independence of the Company’s independent registered public accounting firm. See “Audit Committee Report” on page 107.

To avoid potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. In 2021 and 2022, we did not obtain any of these prohibited services from Ernst & Young. The Company uses other accounting firms for these types of non-audit services.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 4.

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Proposal 5   Approval of the 2023 Omnibus Incentive Plan

Summary of Proposal

The Board is seeking approval from our shareholders of the Equifax Inc. 2023 Omnibus Incentive Plan (the “2023 Plan”), which the Board approved on March 22, 2023. If the 2023 Plan is approved by our shareholders, 4,970,000 shares of our common stock, par value $1.25 per share, will be available for awards under the 2023 Plan, less one share for every one share that was subject to an award granted under the shareholder-approved Equifax Inc. Amended and Restated 2008 Omnibus Incentive Plan (the “2008 Plan”) after December 31, 2022 and prior to the effective date of the 2023 Plan.

The two complementary purposes of the 2023 Plan are (i) to attract and retain outstanding individuals to serve as directors, officers, employees, consultants and advisors; and (ii) to increase shareholder value. The Board desires to provide participants incentives to increase shareholder value by offering them the opportunity to acquire shares of our common stock, to receive monetary payments based on the value of our common stock, or to receive other incentive compensation, on the potentially favorable terms that the 2023 Plan provides.

Effect of Proposal on the 2008 Plan

We have in effect the 2008 Plan, under which there were 3,259,641 shares of common stock available for future equity grants as of December 31, 2022. If our shareholders approve the 2023 Plan, the 2008 Plan will terminate, no new awards will be granted under the 2008 Plan, and the authority to issue the remaining shares of common stock available under the 2008 Plan will terminate. All awards that we granted under the 2008 Plan that are outstanding as of the date of the approval of the 2023 Plan will remain outstanding and will continue to be governed by the 2008 Plan. As of March 3, 2023 (the “Record Date”), there were 3,043,786 shares of common stock subject to outstanding awards under the 2008 Plan.

Effect on 2008 Plan if Proposal is Not Approved

If the 2023 Plan is not approved, the 2008 Plan will remain in effect in accordance with its terms.

2023 Plan Highlights

The Board believes that approval of the 2023 Plan is in the best interests of the Company and its shareholders and that the 2023 Plan is preferable to the 2008 Plan. Some of the key features of the 2023 Plan that reflect Company’s commitment to effective management of incentive compensation and related best practices are summarized as follows:

•	Plan Limits. Total awards under the 2023 Plan are limited to 4,970,000 shares, subject to adjustment as described below. If the 2023 Plan is approved by our shareholders, shares remaining authorized and available for future issuance under the 2008 Plan will no longer be available for issuance.
•	Counting of Awards. Under the 2023 Plan, the authorized share reserve would be reduced by one share of our common stock for every one share subject to any award type granted.

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•	Minimum Vesting Periods. Subject to limited exceptions as described below and in the 2023 Plan, equity-based awards may not become exercisable or vest (in full or any portion) in less than one year from the date of grant.
•	No Repricing. Repricing of stock options and SARs (including reduction in the exercise price of stock options or replacement of an award with cash or another award type) is prohibited without prior shareholder approval.
•	Exercise Price. The exercise price of stock options and SARs may not be less than 100% of fair market value on the date of grant, except for stock options and SARs assumed in connection with the acquisition of another company.
•	Limitation on Non-Employee Director Awards. The 2023 Plan contains an annual limit on the total equity and cash compensation that can be paid or granted to any non-employee director in a single calendar year.
•	No Liberal Change in Control Definition; No Automatic Vesting. The 2023 Plan does not include a “liberal” change in control definition (i.e., mergers require actual consummation). Furthermore, awards do not automatically accelerate upon a change in control (there is no “single trigger” vesting).
•	Prohibition on Liberal Recycling for Appreciation Awards. Shares tendered by a participant or withheld by the Company to satisfy any tax withholding obligation or to pay an exercise price with respect to any option or SAR do not become available for issuance as future awards under the 2023 Plan.
•	Forfeiture/Clawback. The Company has a clawback policy that covers all employees, including executive officers, and applies to equity awards awarded to such employees. The Company’s clawback policy, as may be amended from time to time, is described in more detail on pages 73-74 of this Proxy Statement.
•	Dividends and Dividend Equivalent Units. Dividends and dividend equivalents are subject to restrictions and risk of forfeiture to the same extent as the underlying award with respect to which such dividends or dividend equivalents are accrued and will not be paid unless and until such award has vested.
•	No Evergreen Provision. The 2023 Plan does not include an evergreen provision, which would automatically add shares to the share authorization each year.
•	Transfer Restrictions. The 2023 Plan contains robust transfer restrictions.
•	Limitation on Amendments. No material amendments to the 2023 Plan can be made without shareholder approval if any such amendment would materially increase the number of shares reserved under the 2023 Plan, or that would diminish the prohibitions on repricing or backdating stock options or SARs granted under the 2023 Plan.

Significant Award Information

Common measures of a stock plan’s cost include burn rate, dilution and overhang. The burn rate, or run rate, refers to how fast a company uses the supply of shares authorized for issuance under its stock plan. Over the last three years, we have maintained an average equity run rate of only 0.6% of shares outstanding per year. Dilution measures the degree to which our shareholders’ ownership has been diluted by stock-based compensation awarded under a stock plan, and also includes shares which may be awarded under a stock plan in the future (“overhang”).

The following tables shows how our key equity metrics have changed over the past three years or, in the case of overhang and dilution, may change if the 2023 Plan is approved by shareholders:

	December 31,
	2022	2021	2020
Equity run rate(1)	0.7%	0.5%	0.5%

(1)	Equity run rate is calculated by dividing the number of shares subject to equity awards granted during the year by the weighted-average number of shares outstanding during the year.

	December 31,
	2022	2021	2020
Overhang(2)	4.9%	4.6%	6.6%
Dilution(3)	2.2%	2.0%	2.3%

(2)	Overhang is calculated by dividing (a) the sum of (x) the number of shares subject to equity awards outstanding at the end of the fiscal year and (y) the number of shares available for future grants, by (b) the number of shares outstanding at the end of the fiscal year.
(3)	Dilution is calculated by dividing the number of shares subject to equity awards outstanding at the end of the fiscal year by the number of shares outstanding at the end of the fiscal year.

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Overhang

The 2008 Plan is the only equity-based plan under which we can currently grant equity awards. The following table sets forth certain information about the 2008 Plan, as of December 31, 2022:

Total number of shares that will be authorized for future grant after stockholder approval of the 2023 Plan(1)	4,970,000
Number of shares relating to outstanding stock options under the 2008 Plan	1,964,331
Number of shares outstanding relating to awards of restricted stock, restricted stock units, and stock settled performance shares/units	783,917
Weighted average remaining term of outstanding options under 2008 Plan	5.0
Weighted average exercise price of outstanding options under 2008 Plan	$164.72

(1)	The authorization will also be reduced by the number of shares granted under the 2008 Plan between December 31, 2022 and the date of shareholder approval of the 2023 Plan. The 4,970,000 total share authorization is the sum of 1,831,754 new shares, plus the 3,138,246 shares that were available for grant under the 2008 Plan as of December 31, 2022.

Authorized Shares and Stock Price

Our amended and restated articles of incorporation authorize the issuance of 300,000,000 shares of common stock. There were 123,227,316 shares of our common stock issued and outstanding as of the Record Date for the Annual Meeting and the closing price of a share of our common stock as of that date was $207.52.

Summary of the 2023 Plan

The major features of the 2023 Plan as proposed are summarized below. The summary is qualified in its entirety by reference to the full text of the 2023 Plan, which is attached to this Proxy Statement as Appendix C.

Plan Purpose

The 2023 Plan is intended to advance the interests of our company and its shareholders by enabling the Company and our affiliated entities to attract and retain qualified individuals to serve as officers, directors, employees, consultants and advisors through opportunities for equity participation in our company, and to reward those individuals who contribute to the achievement of our financial and strategic business goals and create long-term shareholder value through equity- and cash-based compensation.

Administration

The 2023 Plan will be administered by the Compensation Committee of our Board, also referred to as the administrator. The administrator has the authority to interpret the provisions of the 2023 Plan; to make, change and rescind rules and regulations relating to the 2023 Plan; and to change or reconcile any inconsistency in any award or agreement covering an award. To the extent consistent with applicable law, the administrator has discretion to delegate its authority under the 2023 Plan to a sub-committee, to executive officers (with respect to awards to participants other than executive officers) or, in connection with nondiscretionary administrative duties, to other parties as it deems appropriate.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2023 Plan prohibits the administrator from repricing (including a cancellation and regrant of) any outstanding stock option or SAR at a lower exercise, base or purchase price without prior approval of our shareholders, or taking any other action (including the cancellation, replacement, or cash-out of any underwater options), that has the effect of a repricing, without shareholder approval or as permitted in the event of a change in control.

The administrator may not grant a stock option or SAR with a grant date that is effective prior to the date the administrator takes action to approve such award.

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Eligible Participants

The administrator may grant awards to any employee, officer, non-employee director of the Company or its affiliates or consultant or advisor who performs services for the Company or its affiliates. The selection of participants will be based upon the administrator’s determination that the participant is in a position to contribute materially to our continued growth and development and to our long-term financial success. We expect that substantially all award grants pursuant to the 2023 Plan will be made to the Company’s employees and non-employee directors. As of the Record Date, the approximate number of total persons eligible to participate in the 2023 Plan is 580 (consisting of 571 employees and 9 non-employee director nominees). Although not necessarily indicative of future grants under the 2023 Plan, approximately 2,068 of our employees and non-employee directors have been granted awards under the 2008 Plan through December 31, 2022.

To assure the viability of awards granted to participants employed or residing in foreign countries, the administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the administrator may approve such supplements to, or amendments, restatements or alternative versions of, the 2023 Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the administrator approves for purposes of using the 2023 Plan in a foreign country will not affect the terms of the 2023 Plan for any other country.

Available Shares

Subject to adjustment as provided in the 2023 Plan and as described below, a total of 4,970,000 shares of our common stock are available for issuance under the 2023 Plan, less one share for every one share that was subject to an award granted under the 2008 Plan after December 31, 2022 and prior to the effective date of the 2023 Plan, any of which may be granted as incentive stock options. The pool of shares available for issuance under the 2023 Plan may be used for all types of equity awards available under the 2023 Plan, as described in more detail below. The shares of common stock covered by the 2023 Plan are authorized but unissued shares or shares currently held (or subsequently acquired) by the Company as treasury shares.

Shares of common stock that are granted under the 2023 Plan will reduce the maximum number of shares remaining for issuance under the 2023 Plan by one share for each share issued or issuable pursuant to an award.

In general, if an award granted under the 2023 Plan (or, after December 31, 2022, awards that had been granted under the 2008 Plan) expires, is canceled or terminates without the issuance of shares, or if shares are forfeited under an award, then the shares subject to such award (or 2008 Plan award) will again be available for issuance under the 2023 Plan. Shares subject to an award other than an option or SAR (or, after December 31, 2022, shares subject to an award other than an option or SAR granted under the 2008 Plan) tendered or withheld to satisfy tax withholding obligations, will again be available for making awards under the 2023 Plan. Any such shares that again become available for grant under the 2023 Plan shall be available in the same number as such shares were counted against their respective share limit.

The number of shares of common stock available for issuance under the 2023 Plan will not be increased by the number of shares of common stock (whether applicable to an award granted under the 2023 Plan or after December 31, 2022, with respect to an award granted under the 2008 Plan): (i) tendered or withheld in connection with the payment of the option price upon exercise of an option or in connection with tax withholding obligations with respect to options or stock-settled SARs, (ii) that were not issued upon the net settlement or net exercise of a stock-settled SAR, or (iii) purchased by the Company with proceeds from option exercises.

Types of Awards

Awards under the 2023 Plan may include stock options, SARs, performance shares, performance units, restricted stock, restricted stock units, dividend equivalent units, incentive cash awards or other equity-based awards. The administrator may grant any type of award to any participant, but only our and our subsidiaries’ employees may receive grants of incentive stock options. Awards may be granted alone or in addition to, in tandem with, or subject to certain restrictions explained below, in substitution for any other award (or any other award granted under another plan of ours or of any of our affiliates).

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Stock Options

The administrator may grant to a participant options to purchase our common stock that qualify as incentive stock options for purposes of Section 422 of the Code (“incentive stock options”), options that do not qualify as incentive stock options (“non-qualified stock options”) or a combination thereof. The terms and conditions of stock option grants, including the number of shares, exercise price, vesting periods, and other conditions on exercise, will be determined by the administrator.

The per share exercise price for stock options will be determined by the administrator in its discretion, but may not be less than the fair market value of the common stock on the date when the stock option is granted. Stock options must be exercised within a period fixed by the administrator that may not exceed ten years from the date of grant.

At the administrator’s discretion, payment for shares of common stock on the exercise of stock options may be made in cash, in shares of common stock held by the participant (including by attestation), by withholding a number of shares otherwise deliverable upon exercise of the option, or in any manner acceptable to the administrator (including one or more forms of broker-assisted “cashless” exercise).

Stock Appreciation Rights

The administrator may grant to a participant an award of SARs, which entitles the participant to receive, upon its exercise, a payment equal to (i) the excess of the fair market value of a share of common stock on the exercise date over the SAR exercise price, times (ii) the number of shares of common stock with respect to which the SAR is exercised. The payment upon exercise of a SAR may be made in cash, shares of common stock, or any combination thereof, as approved by the administrator in its sole discretion.

The per share exercise price of an SAR will be determined by the administrator in its discretion, but may not be less than 100% of the fair market value of one share of our common stock on the date when the SAR is granted. SARs must be exercised within the period fixed by the administrator that may not exceed ten years from the date of grant.

Performance Share Units and Performance Share Awards

The administrator may grant to a participant an award of performance shares and performance units. Performance shares means the right to receive shares of common stock to the extent performance goals are achieved. Performance unit means the right to receive a payment valued in relation to a unit that has a designated dollar value or the value of which is equal to the fair market value of one or more shares of common stock, to the extent performance goals are achieved. The administrator will determine all terms and conditions of the awards, including: the number of shares of common stock and/or units to which such award relates; the performance goals to be achieved for the participant to realize any portion of the benefit provided under the award; whether any portion of the performance goals subject to an award will be deemed achieved upon a participant’s death, disability or retirement; with respect to performance units, whether to measure the value of each unit in relation to a designated dollar value or the fair market value of one or more shares of common stock; and, with respect to performance units, whether the awards will settle in cash, in shares of common stock, or in a combination of the two.

In connection with granting awards subject to performance goals, the administrator may establish goals that may relate to one or more of the following with respect to the Company or any one or more of its subsidiaries, affiliates or other business units, in absolute terms or relative to performance at other companies: gross sales, net sales, revenue, sales or revenue growth, organic revenue growth, gross profit margin, operating profit, operating profit margin, EBITDA (defined as operating income plus depreciation and amortization), EBITDA growth, EBITDA margin, pre-tax income, net income, growth in net income, net income as a percent of revenue, diluted earnings per share (diluted EPS), adjusted earnings per share (diluted earnings per share adjusted for acquisition-related amortization expense), growth in diluted EPS or adjusted EPS, price per share, share price growth, price/earnings ratio, book value per share, return on shareholder’s equity, total shareholder return, return on total capital, return on assets or return on net assets, economic value added (net operating profit after tax minus the product of capital multiplied by the cost of capital), cash flow, cash from operations, free cash flow (cash from operations less capital expenditures), growth in cash from operations or free cash flow, net working capital (excluding cash and short term investments), days sales outstanding, sales performance, sales quota attainment, cross-sales, integrated solution sales, customer satisfaction, client engagement, new client acquisition, client retention, market share, productivity ratios, expense or cost targets, operating efficiency, capital utilization, strategic business objectives including objective project milestones, or other financial, business, strategic or individual goals as determined in the discretion of the administrator.

The administrator, in evaluation of achievement of performance goals, will measure performance in accordance with United States generally accepted accounting principles, if applicable; provided that, the administrator may, at the time of grant of any

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performance-based award or thereafter, determine whether to include or exclude any material changes that occur during an applicable performance period, including, without limitation: (a) asset write-downs; (b) litigation or claim adjudication, judgments or settlements; (c) the effect of changes in tax or accounting standards or principles, or other laws, regulations or provisions affecting reported results; (d) changes in business, operations, corporate or capital structure; (e) extraordinary, unusual and/ or nonrecurring items as determined under generally accepted accounting principles; (f) mergers, acquisitions or divestitures and/or the diluted impact of goodwill on acquisitions; and (g) foreign exchange gains and losses.

Performance goals may also be expressed, without limitation, in terms of attaining a specified level of the particular criterion or the attainment of an increase or decrease (expressed as absolute numbers or a percentage) in the particular criterion or achievement in relation to a peer group or other index. The performance goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

Restricted Stock and Restricted Stock Units

The administrator may award to a participant shares of common stock subject to specified restrictions (“restricted stock”). Shares of restricted stock are subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified vesting period and/or attainment of specified Company performance objectives over a specified performance period.

The administrator may also award to a participant RSUs, each representing the right to receive in the future, in cash and/or shares of our common stock as determined by the administrator, the fair market value of a share of common stock subject to the achievement of one or more goals relating to the completion of a specified period of service by the participant and/or the achievement of a specified performance or other objectives.

The terms and conditions of restricted stock and RSU awards are determined by the administrator. The foregoing restrictions shall not apply to RSUs and restricted stock awards assumed in connection with mergers, reorganizations, separations or other transactions to which Code Section 424(a) applies.

Incentive Awards

The administrator may grant to a participant cash-based annual and long-term performance-based incentive awards. The administrator will determine all terms and conditions of such awards, including the performance goals (as described below), the performance period, the potential amount payable, and the timing of the payment.

Other Stock-Based Awards

The administrator may grant equity-based or equity-related awards, referred to as “other stock-based awards,” other than options, SARs, restricted stock or RSUs. The terms and conditions of each other stock-based award will be determined by the administrator. Payment under any other stock-based award will be made in common stock or cash, as determined by the administrator. Any other stock-based award that provides for purchase rights must be priced at 100% of the fair market value of our common stock on the date of grant of the award.

Cash-Based Awards

The administrator may grant cash-based incentive compensation awards. The terms and conditions of each cash-based award will be determined by the administrator.

Dividend Equivalents

The administrator may provide for the payment of dividend equivalents with respect to any units or share equivalents subject to an RSU award or any other stock-based award under the 2023 Plan. Dividend equivalents are not permitted in connection with stock options and SARs. Dividends, distributions and comparable dividend equivalents will be subject to the same restrictions and risks of forfeiture as the underlying shares, units or share equivalents, and will not be paid until and unless the underlying award vests.

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Non-Employee Director Award Limits

The award limits in the 2023 Plan were established in order to provide us with maximum flexibility, and are not necessarily indicative of the size of award that we expect to make to any particular director. Under the 2023 Plan, the aggregate grant date fair value of awards granted during any calendar year to any non-employee director, plus the total cash compensation paid to such director for services rendered for such calendar year (excluding amounts paid to a non-employee director during any period in which such individual was an employee or consultant or severance and other payments such as consulting fees paid to a non-employee director for such director’s prior or current service to the Company or any subsidiary other than serving as a director), may not exceed $800,000.

Transferability

Awards are not transferable other than by will or the laws of descent and distribution, unless the administrator allows a participant to designate in writing a beneficiary to exercise the award or receive payment under an award after the participant’s death or to transfer an award for no consideration.

Adjustments

If any change in corporate capitalization, such as a stock split, reverse stock split, stock dividend, or any corporate transaction, such as a reorganization, reclassification, merger or consolidation or separation, including a spin-off, occurs with respect to us or there is a sale or other disposition by us of all or a portion of our assets, any other change in our corporate structure, or any distribution to our shareholders (other than a regular cash dividend) results in the outstanding shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of shares or other securities of us, or for shares of stock or other securities of any other corporation; or new, different or additional shares or other securities of us or of any other corporation being received by the holders of outstanding shares; then the administrator shall make equitable adjustments in the manner it deems necessary and appropriate to prevent an increase or decrease in the benefits or potential benefits intended to be made available under the 2023 Plan and subject to certain provisions of the Code, adjust the number and type of shares of common stock subject to the 2023 Plan and which may, after the event, be made the subject of awards; the number and type of shares of common stock subject to outstanding awards; and the grant, purchase or exercise price with respect to any award.

The administrator may, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, and without affecting the number of shares of common stock otherwise reserved or available under the 2023 Plan, authorize the issuance or assumption of awards upon terms it deems appropriate.

Change in Control of the Company

If a change in control (as defined in the 2023 Plan) of our Company occurs, the consequences will be as described in this paragraph unless the Compensation Committee provides otherwise in an applicable employment, retention, change in control, severance, award or similar agreement.

The successor or purchaser in the change in control transaction may assume an award or provide a substitute award with similar terms and conditions, and preserving the same benefits, as the award it is replacing. If the awards are not so assumed or replaced, then unless otherwise determined by the Board prior to the date of the change in control, immediately prior to the date of the change in control:

•	each stock option or SAR that is then held by a participant who is employed by or in the service of us or one of our affiliates will become fully vested, and all stock options and SARs will be cancelled in exchange for a cash payment equal to the excess of the change of control price (as determined by the administrator) of the shares of common stock covered by the option or SAR over the purchase or grant price of such shares under the award;
•	restricted stock and RSUs that are not then vested will vest;
•	all incentive awards that are earned but not yet paid will be paid, and all incentive awards that are not yet earned will be cancelled in exchange for a cash payment equal to the amount that would have been due based upon the performance goals (assuming target level performance was achieved), multiplied by a percentage based on the portion of the performance period that has elapsed as of the date of the change in control;
•	all stand-alone dividend equivalent units that are not vested will vest and be paid in cash; and
•	all other awards that are not vested will vest and if an amount is payable under such vested award, then such amount will be paid in cash based on the value of the award.

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For purposes of the 2023 Plan, a change in control generally occurs if (i) a person or group acquires 20% or more of our outstanding voting power, (ii) certain changes occur in the composition of the Board, or (iii) a corporate transaction is consummated (unless our voting securities immediately prior to the transaction continue to represent over 66-2/3% of the voting power of our company or the surviving entity immediately after the transaction).

Minimum Vesting

No equity-based award or portion of any award granted under the 2023 Plan may become exercisable or vested prior to the one-year anniversary of the grant date of such award (excluding, for this purpose, any (i) awards granted or shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any subsidiary or with which the Company or any subsidiary combines and (ii) shares delivered in lieu of fully vested cash awards); provided that the Compensation Committee may provide for the acceleration or continuation of the vesting or exercisability of an award upon or after a termination of employment or service or otherwise, including, without limitation, as a result of a termination without cause, death, disability, retirement or constructive termination.

Amendment and Termination

The Board or the administrator may at any time amend, terminate or modify the 2023 Plan or any award agreement issued thereunder. No such action may be taken that adversely affects in any material way any award previously granted under the 2023 Plan without the consent of the participant, except for amendments necessary to comply with applicable laws or stock exchange rules. In addition, no material amendment of the 2023 Plan may be made without shareholder approval if shareholder approval is required by law, regulation or stock exchange rules, and no option or SAR may be repriced in any manner (except for anti-dilution adjustments) without prior shareholder approval (see “Administration” on page 112). Unless the Board earlier terminates the 2023 Plan pursuant its terms, the 2023 Plan will terminate when all shares reserved for issuance have been issued. If the term of the 2023 Plan extends beyond March 22, 2033, no incentive stock options may be granted after such time unless our shareholders have approved an extension of the 2023 Plan. In no event may any awards be made under the 2023 Plan after May 4, 2033.

Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to the Company and to participants subject to U.S. taxation with respect to awards granted under the 2023 Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside. Plan participants should consult with their own tax advisors with respect to the tax consequences inherent in the ownership and/or exercise of the awards, and the ownership and disposition of any underlying securities.

Incentive Stock Options

A participant who is granted an incentive stock option, or ISO, will not recognize any taxable income for federal income tax purposes either on the grant or exercise of the ISO. If the participant disposes of the shares purchased pursuant to the ISO more than two years after the date of grant and more than one year after the issuance of the shares to the participant (the required statutory “holding period”), (a) the participant will recognize long-term capital gain or loss, as the case may be, equal to the difference between the selling price and the option price; and (b) we will not be entitled to a deduction with respect to the shares of stock so issued. If the holding period requirements are not met, any gain realized upon disposition will be taxed as ordinary income to the extent of the excess of the lesser of (i) the excess of the fair market value of the shares at the time of exercise over the option price, and (ii) the gain on the sale. Also in that case, we will be entitled to a deduction in the year of disposition in an amount equal to the ordinary income recognized by the participant. Any additional gain will be taxed as short-term or long-term capital gain depending upon the holding period for the stock. A sale for less than the option price results in a capital loss.

The excess of the fair market value of the shares on the date of exercise over the option price is, however, includable in the option holder’s income for alternative minimum tax purposes.

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Nonqualified Stock Options

A participant who is granted a nonqualified stock option under the 2023 Plan will not recognize any income for federal income tax purposes on the grant of the option. Generally, on the exercise of the option, the participant will recognize taxable ordinary income equal to the excess of the fair market value of the shares on the exercise date over the option price for the shares. We generally will be entitled to a deduction on the date of exercise in an amount equal to the ordinary income recognized by the participant. Upon disposition of the shares purchased pursuant to the stock option, the participant will recognize long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount realized on such disposition and the basis for such shares, which basis includes the amount paid for the shares and the amount previously recognized by the participant as ordinary income.

Stock Appreciation Rights

A participant who is granted SARs will normally not recognize any taxable income on the receipt of the SARs. Upon the exercise of a SAR, (a) the participant will recognize ordinary income equal to the amount received (the difference between the fair market value of one share of our common stock on the date of exercise and the grant price per share of the SAR, multiplied by the number of shares as to which the SAR is being exercised); and (b) we will be entitled to a deduction on the date of exercise in an amount equal to the ordinary income recognized by the participant.

Restricted Stock

A participant will not be taxed at the date of grant of an award of restricted stock, but will be taxed at ordinary income rates on the fair market value of any shares of restricted stock as of the date that the restrictions lapse and the shares vest, unless the participant elects under Section 83(b) of the Code to include in income the fair market value of the restricted stock as of the date of such grant. We will be entitled to a corresponding deduction.  Any disposition of shares after restrictions lapse will be subject to the regular rules governing long-term and short-term capital gains and losses, with the basis for this purpose equal to the fair market value of the shares at the end of the restricted period (or on the date of the grant of the restricted shares, if the participant has made an election under Section 83(b) of the Code). To the extent unrestricted dividends are paid during the restricted period under the applicable award agreement, any such dividends will be taxable to the participant at ordinary income tax rates and will be deductible by the company unless the participant has made a Section 83(b) election, in which case the dividends will thereafter be taxable to the participant as dividends and will not be deductible by the Company.

Restricted Stock Units

A participant will normally not recognize taxable income upon an award of RSUs, but will generally recognize ordinary income at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. We will be entitled to a corresponding deduction at the same time.

Other Stock-Based Awards and Cash-Based Awards

Normally, a participant will not recognize taxable income upon the grant of other stock-based awards and cash-based awards. Subsequently, when the conditions and requirements for the grants have been satisfied and the payment determined, any cash received and the fair market value of any common stock received will constitute ordinary income to the participant. We also will then be entitled to a deduction in the same amount.

Deferred Compensation Limitations

If an award is subject to Section 409A of the Code, and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Restricted stock awards, stock options and SARs granted under the 2023 Plan are designed to be exempt from the application of Code Section 409A. Restricted stock units, performance shares and performance units granted under the 2023 Plan would be subject to Section 409A unless they are designed to satisfy the short-term deferral exemption. If not exempt, such awards must be specially designed to meet the requirements of Code Section 409A in order to avoid early taxation and penalties.

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Other Considerations

If payments contingent on a change in control are determined to exceed certain limitations, such payments may be subject to a 20% nondeductible excise tax under Section 4999 of the Code, and the Company’s deduction for the associated compensation expense may be disallowed in whole or in part under Section 280G of the Code.

Benefits to Directors, Named Executive Officers and Others

Each non-employee director receives an initial grant of RSUs on the date of election to the Board and an annual long-term incentive grant of RSUs on the date of the annual meeting of shareholders (for 2022, non-employee directors received a fixed value in shares, computed as of the grant date, in amounts equal to $200,000 for the initial one-time grant to new directors and $180,000 for the annual grant).

Future equity and non-equity based awards under the 2023 Plan to executive officers, other employees and consultants or advisors performing services for the Company or its affiliates, and any additional future discretionary equity awards to non-employee directors in addition to those granted automatically pursuant to the grant formula, are discretionary and cannot be determined at this time. By way of background, please see the “2022 Annual Cash Incentive Structures and Outcomes” on page 55, and “2022 Grants of Plan-Based Awards” table on page 78 for information concerning annual cash incentive awards and equity plan-based awards, respectively, to our named executive officers in 2022, and “Director Compensation—Equity Awards” on page 102 for more information on the terms of annual awards to non-employee directors and initial awards to new non-employee directors. See “Equity Compensation Plan Information” on page 100 for additional information regarding our existing equity plans.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 5.

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Proposal 6   Shareholder Proposal Regarding Racial Equity Audit

The City of Philadelphia Public Employees Retirement System, located at Two Penn Center Plaza, 16th Floor, Philadelphia, Pennsylvania 19102, owner of at least $2,000 worth of shares of the Company’s common stock, has notified the Company that it intends to present a proposal for consideration at the Annual Meeting. As required by the Exchange Act, the text of the shareholder proposal and supporting statement appear as submitted to the Company by the proponent. The Board and the Company accept no responsibility for the contents of the proposal or the supporting statement.

Shareholder Proposal

RESOLVED that shareholders of Equifax urge the Board of Directors to oversee a third-party racial equity audit analyzing Equifax’s adverse impacts on nonwhite stakeholders and communities of color, above and beyond legal and regulatory matters, and the steps Equifax is taking to mitigate such impacts. Input from civil rights organizations, employees, and customers should be considered in determining the specific matters to be analyzed. A report on the audit, prepared at reasonable cost and omitting confidential or proprietary information, should be publicly disclosed on the company’s website.

SUPPORTING STATEMENT

Following the 2020 racial justice protests, Equifax signed on to the CEO Action for Diversity & Inclusion Pledge.1 The company states that “at the core of the Equifax purpose is helping people to live their financial best.”2 As a major credit rating agency, Equifax plays a significant role in the development of wealth creation among communities of color beyond just its pledges. Approximately 54% of Black and 41% of Hispanic individuals have “no credit or a poor to fair credit score,” according to a 2021 survey.3 Lack of credit history or a poor credit score directly impacts housing, qualifying for a car loan, and in some cases even securing a new job.

The ability to build credit depends on both credit scores and credit reports, which are furnished by credit ratings agencies like Equifax. The FICO score, the most common credit score, effectively incorporates centuries of racism and bias through its modeling. For example, 35%4 of a FICO score is based on payment history, a large component of which is on-time mortgage payments, but not rental payments.5 As of 2020, only 43.4% of Black Americans owned a home, suggesting the majority of Black Americans rent and would not see an improvement in their credit score despite paying rent on time.6 Further, although 41% of Vantage Score, a credit model developed by Equifax and other credit agencies, is based on timely rental payments,7 the score will only include such information if it is furnished to the credit agency.8

Black consumers may also be disproportionately impacted by credit report errors. In 2021, the Consumer Financial Protection Bureau (“CFPB”) found consumers living in majority Black neighborhoods were twice as likely to have a dispute appear on their report compared to consumers living in white neighborhoods.9 Further, in October 2022, a House Subcommittee requested the CFPB investigate Equifax and its fellow credit agencies for possible violations of the Fair Credit Reporting Act and failing to follow up on consumer disputes.10 A third-party racial equity audit would assist in remedying the disparate impact of Equifax’s policies on communities of color and minimizing legal, regulatory, reputational and other material financial risks to shareholders.

1	https://www.ceoaction.com/ceos/?Sort=Alphabet&page=13
2	https://www.equifax.com/newsroom/all-news/-/story/head-of-equifax-foundation-talks-financial-inclusion-with-authority-magazine/
3	https://www.cnbc.com/2021/01/28/black-and-hispanic-americans-often-have-lower-credit-scores.html
4	https://www.myfico.com/credit-education/whats-in-your-credit-score
5	https://www.myfico.com/credit-education/credit-scores/payment-history
6	https://www.nar.realtor/newsroom/u-s-homeownership-rate-experiences-largest-annual-increase-on-record-though-black-homeownership-remains-lower-than-decade-ago
7	https://www.nerdwallet.com/article/finance/vantagescore-4-0
8	https://vantagescore.com/can-rent-and-utilities-improve-your-credit-scores/
9	https://www.consumerfinance.gov/about-us/newsroom/cfpb-finds-credit-report-disputes-far-more-common-in-majority-black-and-hispanic-neighborhoods/
10	https://coronavirus.house.gov/news/press-releases/clyburn-cfpb-chopra-equifax-experian-Equifax

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Board’s Statement Opposing Proposal 6

The Board of Directors has carefully considered this proposal and believes it is not in the best interests of the Company or its shareholders. The Board recommends a vote “AGAINST” Proposal 6 for the following reasons:

Equifax stands against racism and inequality in all its forms. Our dedicated team of nearly 14,000 people around the world is united by a singular purpose: helping people live their financial best. In line with our purpose, we are committed to expanding access to credit for the 92 million U.S. consumers with little-to-no credit history, many of whom are forced to access higher cost financial products. Credit reports do not contain race, gender, marital status or other kinds of demographic information and are governed by laws like the Fair Credit Reporting Act (“FCRA”) and the Equal Credit Opportunity Act (“ECOA”), and we believe that financial equity means making products, services and pathways to prosperity available for all, regardless of age, race, gender, sexual orientation, income or geography. Broadening access to credit for underserved populations is a commitment that we consistently reiterate to our stakeholders in our public statements and transparent public reporting, and a stance that we translate into action.

The actions requested by the proposal are unnecessary and would be a duplicative and unproductive use of resources because Equifax is already taking the steps that the Board believes are best suited to support financial inclusion, empower consumers and decrease the racial wealth gap:

•	Equifax is a leader in alternative data that supports financial inclusion and expands access to credit for consumers with little or no credit history.
	–	Through acquisitions and partnerships, we continue to invest in rental, telecommunications (telco), pay TV, utilities and specialty finance data.
	–	This alternative data – or information not found in traditional credit reports – has the potential to provide uplift to 21% of credit thin or credit invisible U.S. consumers by helping them create a credit score or improve their financial profile to allow them to enter the lower-cost formal financial services market.
•	We are undertaking new actions to promote financial inclusion and empower consumers, including:
	–	Leveraging our rental payment and other alternative data to promote greater access to credit and financially inclusive lending practices;
	–	Dedicating more resources to the reporting of renters’ on-time housing payments, thereby giving credit thin or credit invisible consumers the chance to build a credit history;
	–	Expanding consumer resources on our recently-launched Financial Inclusion Content Hub on Equifax.com and using it as a platform to further our commitment to driving a more inclusive financial ecosystem; and
	–	Improving the consumer experience at every touchpoint when dealing with Equifax and making substantive progress toward our goal of becoming the most consumer-friendly national consumer reporting agency (“NCRA”).
•	Our continuing investments, partnerships and education to support underserved, underbanked and credit-rebuilding communities already provide us with perspectives of key stakeholders on a range of issues, including racial equity considerations.
•	We have established diversity and inclusion structures that enable employees to identify strengths and opportunities in this area, which provide an ongoing and dynamic source of feedback and help us to improve.
•	We already promote transparency and accountability on financial inclusion through regulatory oversight, shareholder engagement and Board-level oversight.
In addition, we believe that the audit and report requested by this proposal are not in the best interests of shareholders as the proposal fails to recognize the following issues:
•	Equifax is a credit reporting agency that does not make the lending decisions that impact individual consumers or have a direct lending relationship with consumers; and
•	Equifax does not collect race data and the credit reports we provide do not contain race data or other kinds of demographic information and are governed by laws like the FCRA and the ECOA.

Financial inclusion is at our core and Equifax is dedicated to helping consumers and small businesses access useful and affordable financial products and services that meet their needs. We are committed to leveraging our position as an NCRA to drive a more inclusive financial ecosystem and our work in support of these outcomes has already resulted in meaningful progress. Under the effective oversight of our Board and our regulators, we will continue to transparently communicate our progress to our employees, communities, consumers and investors.

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We are undertaking new initiatives to drive a more inclusive financial ecosystem and the proposed audit would divert time and resources from these important actions that promote access to credit and financially inclusive lending and empower consumers.

•	We are increasing our investments in alternative data that supports financially inclusive lending and access to credit.
	–	We are dedicating more resources to the reporting of renters’ on-time housing payments, and thereby giving credit thin or credit invisible consumers the chance to build a credit history, by:
• Pursuing opportunities to incorporate more renters’ on-time housing payments on their credit reports and in their credit scores;
• Partnering with the Credit Builders Alliance (a nonprofit network dedicated to expanding access to credit by connecting equity-focused nonprofits and credit bureaus) to help housing providers develop and implement rent reporting initiatives; and
• Strengthening our partnerships with rent aggregators to enable landlords to report rental payments and exploring opportunities to expand consumer-permissioned rental data.
	–	We are developing new scoring models for lenders that leverage alternative data insights to increase financial visibility for underserved consumers.
•	We are collaborating with other financial institutions, business, communities and policymakers to help drive greater awareness around financial inclusion and consumer education.
	–	In February 2023, we launched a Financial Inclusion Content Hub at www.equifax.com/financialinclusion to provide a single source for information on this important issue. Throughout the year, we plan to supplement the site with additional content, including financial education resources for consumers and referrals to our non-profit partners.
	–	We are also devoting additional resources to promote and amplify the importance of financial inclusion within the financial services system, including through our publications and presentations at industry conferences and events.
•	Through our journey to become the most consumer-friendly NCRA, we are improving the consumer experience by reducing friction and making communications easier to understand.
	–	Our goal is to improve the consumer experience at every touchpoint when engaging with Equifax, so we are rewriting the communications we send to consumers after we review their credit dispute to make them easier to understand.
	–	We are also adding new user-friendly content on myEquifax.com – in the form of easy-to-understand video clips – to help consumers navigate the dispute process.
	–	We are reviewing and rewriting other consumer communications, outside the dispute process, to ensure every touchpoint with Equifax is consumer-friendly.

Equifax is already taking actions the Board believes are best suited to support financial inclusion, empower consumers and decrease the racial wealth gap.

•	Equifax is a leader in alternative data that supports financial inclusion and access to credit.
	–	Alternative data can create a credit score for previously-unscorable consumers or help them improve their financial profile to allow them to enter the lower-cost formal financial services market.
	–	We have invested heavily in new alternative data sets – such as rental, telecommunications (telco), pay TV, utilities and specialty finance data, including small-dollar installment lenders, rent-to-own businesses, furniture financing companies, auto financiers and subprime credit card issuers.
	–	Our internal data shows that alternative data has the potential to provide uplift to 21% of credit thin or credit invisible U.S. consumers by helping them create a credit score or improve their financial profile to allow them to enter the lower-cost formal financial services market.
	–	In 2023, we became the first in the industry to provide certain alternative data attributes (telco, pay TV and utilities) to the mortgage industry. Delivering these alternative data insights to mortgage lenders alongside traditional credit reports can help create greater home ownership opportunities for more than 191 million U.S. consumers, 80% of whom have traditional credit files, but may benefit from additional insights into their financial profile that can make mortgage underwriting faster and easier.
• Our research into the potential benefits of telco, pay TV and utilities attributes found that among 255 million U.S. consumers, 30% could potentially increase their credit score and millions of subprime consumers could see an average increase of 29 points if the attributes are included.
	–	We partner with rent aggregators, such as property management companies, to enable landlords to report rental payments. Our direct-to-consumer partnerships allow consumers an opportunity to leverage on-time rent payment history in their credit reports. We are also working with rental data processors to expand our rental data reporting.

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•	Equifax is empowering consumers by improving their experience with the credit reporting system.
	–	We have committed significant resources to enhancing our compliance programs and our processes for consumers to file a credit report dispute. The Consumer Financial Protection Bureau’s recent annual report of credit and consumer reporting complaints indicated that Equifax and the other NCRAs have shown improvements in the areas of providing more substantive and tailored complaint responses and greater rates of relief in response to complaints.
	–	Equifax is the first and only credit bureau to provide a free, translated U.S. credit report in Spanish online or by mail. This vital service helps 62 million Spanish speakers in the U.S. better understand their credit profiles.
	–	In 2020, Equifax and the other NCRAs began offering free weekly credit reports to all U.S. consumers to help them protect their financial health during the sudden and unprecedented hardship caused by COVID-19. The free reports are available via AnnualCreditReport.com through the end of 2023.

We are committed to supporting underserved, underbanked and credit-rebuilding communities through investments, partnerships, education and more. This work already provides us with perspectives of key stakeholders on a range of issues, including racial equity considerations, which is a goal cited by the proponent.

•	Equifax is a leading sponsor of On The Rise Financial Center, a non-profit that delivers a suite of financial empowerment services designed to help community members reach their financial goals, including financial literacy education, one-on-one financial coaching, access to affordable banking services and home mortgage solutions and homeownership counseling.
	–	In 2022, 60% of On The Rise Financial Center clients decreased their outstanding credit card debt, 70% improved their credit score and one-third moved from credit invisible to credit visible (i.e. able to obtain a credit score).
•	Equifax partners with Prosperity Connection, a non-profit that provides services to underbanked community members as a means to decrease the racial wealth gap, including free financial coaching and money management education, as well as low-cost banking options for people who cannot open an account or access affordable credit.
	–	In 2022, clients of Prosperity Connection increased their credit score by an average of 61 points.
•	Equifax partners with Credit Builders Alliance, a national nonprofit network that connects equity-focused nonprofits and credit bureaus in order to help the millions of consumers with little or no credit participate in the mainstream financial system by building credit.
	–	Through Credit Builders Alliance, Equifax is connected with nonprofit lenders, financial educators and asset builders that help tens of thousands of low-to-moderate income individuals across the nation build credit.
	–	In 2023, we will be partnering with Credit Builders Alliance to support housing providers to develop and implement rent reporting initiatives through the provision of training and technical assistance.
•	We have a well-established supplier diversity program that is designed to create opportunities for the engagement of small and diverse suppliers, including minority-owned businesses, and to positively impact the communities where they operate.
	–	We have made supplier diversity a cornerstone of how we conduct business. Since we began tracking in 2015, we have spent over $350 million with small and diverse suppliers, including minority-owned businesses.
	–	We will continue to expand the use of small and diverse suppliers, with the goal of creating jobs and generating economic growth in these communities.
•	In 2022, Equifax initiated a research partnership with the Georgia Institute of Technology Financial Services Innovation Lab to develop new ways to reach underserved, underbanked and credit-rebuilding consumers.

We have established diversity and inclusion structures that enable employees to identify strengths and opportunities in this area, which help us to improve. We believe this ongoing and dynamic source of feedback for the Board and management is a more constructive approach than a separate third-party racial equity audit.

•	Nearly 60% of our senior leadership team members identify as female or as having a diverse racial or ethnic background. In addition, two of our three business unit leaders are diverse in terms of gender, race or ethnicity. In 2022, 42% of our U.S. employees identified with diverse racial and ethnic groups, a 1% increase over the previous year.
	–	We have expanded the requirements for diverse candidate interview slates to encompass all professional and management roles.

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•	We invest annually in unconscious bias and inclusive leadership training. To date, our teams have completed over 125,000 hours of professional and technical development, including 25,000 hours of inclusion and diversity training.
•	Our employee affinity groups, including our Black employee network (BOLD), help activate our commitment to financial inclusion by driving meaningful community initiatives that help members of the Black community live their financial best.

The proposed audit is unnecessary because we already promote transparency and accountability on financial inclusion through Board-level oversight, shareholder engagement, and regulatory oversight.

•	Board Oversight. Management’s work and progress with respect to financial inclusion and consumer impact initiatives is subject to the oversight of our Board of Directors, as well as our Audit and Technology Committees. Our Board receives regular reports on our activities related to consumer impact and data accuracy.
•	Shareholder Engagement. We regularly engage with our shareholders regarding the topics of financial inclusion, consumer impact, diversity, equity and inclusion, and investor feedback plays an important role in shaping our strategy, actions and disclosures related to these issues. Our investors have been broadly supportive of our efforts to date. Moreover, we engaged the proponent in a dialogue to better understand and address their views.
•	Regulatory Oversight. The Consumer Financial Protection Bureau (“CFPB”), our primary regulator, has a stated purpose of protecting consumers in the financial marketplace and has broad authority over our business. The CFPB is closely overseeing our ongoing programmatic changes to improve the consumer dispute resolution process, making a separate audit in that area unnecessary.

As an NCRA, Equifax does not compile, consider or report race data and does not make the lending decisions that impact individual consumers, which serves to limit the utility and effectiveness of the proposed audit.

•	We collect and store financial data about consumers submitted to us by creditors and other data providers. In connection with consumer-initiated transactions, such as mortgage applications, we provide credit reports, credit scores and other valuable information to our financial institution customers to assist in their risk analyses.
•	The proposal correctly notes that poor credit or a lack of credit can negatively impact a consumer’s ability to obtain a loan, however, although Equifax provides the credit reports and credit scores that help consumers apply for a loan, Equifax does not collect or transmit race data and does not decide whether to extend or deny credit with respect to any individual consumer.

As an NCRA, we are subject to a multitude of laws and regulations that limit the utility and effectiveness of the proposed audit.

•	Many of our U.S. operations are subject to the FCRA, which (i) governs the accuracy, fairness and privacy of information in the consumer credit files we maintain, (ii) limits the type of information we may report, (iii) limits the distribution and use of consumer reports and (iv) establishes consumer rights to access, freeze and dispute information in the credit files. The proposed audit is unnecessary because the FCRA already requires us to follow reasonable procedures to assure maximum possible accuracy of the information in the credit report and to conduct an investigation if a consumer disputes the accuracy of his or her file.
•	There are regulatory and other restrictions on the types of information that can be considered in the development of credit scores and granting of credit. For example, the ECOA prohibits discrimination against an applicant on a prohibited basis, including race, regarding any aspect of a credit transaction. Thus, Equifax is prohibited from using race and other prohibited factors as inputs in its credit scoring models. We could be subject to regulatory enforcement and sanctions in the event that the collection and use of such information violates the ECOA or other consumer protection laws.

We have devoted years of time and research focusing on how to increase financial inclusion and expand access to credit for underserved individuals and communities. We believe the initiatives we have described above represent the most effective way to use our position as an NCRA to drive a more inclusive financial ecosystem and our work in support of these outcomes has already resulted in meaningful progress. If we were to undertake an independent audit of our initiatives as requested by the proponent, it would divert time and resources, and we believe that instead consumers, shareholders and other stakeholders will be best served if we allocate our resources to propel our Equifax initiatives, as opposed to engaging a third party to conduct a separate audit of these initiatives.

Equifax remains fully committed to promoting diversity and fostering an inclusive environment for our employees, and to supporting financial inclusion efforts more broadly. We do not view a separate racial equity audit as the most effective tool for us to drive financial inclusion and access to credit. Instead, we believe that our shareholders, employees and communities are better served by our continued focus on our strategy-aligned efforts to help people live their financial best.

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Questions and Answers about the Annual Meeting

How do I attend the 2023 Annual Meeting?

Only Equifax shareholders as of the March 3, 2023 record date are entitled to attend the 2023 Annual Meeting in person.

To attend the meeting in person, you must be a shareholder as of the record date. In addition, you will be required to present proof of stock ownership and a valid government-issued photo ID. If your shares are held in the name of a bank, broker or other holder of record (also known as “street name”) and you wish to attend the meeting, you must present proof of ownership as of the record date, such as the voting instruction card that is sent to you or a current bank or brokerage account statement.

Please note that cameras, sound or video recording equipment, or other similar equipment, electronic devices, large bags, briefcases or packages will not be allowed in the meeting room.

How do I ask questions at the 2023 Annual Meeting?

Shareholders as of the March 3, 2023 record date will be able to submit questions during the meeting by attending in person.

Only questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, products and services or individual disputes, are not pertinent to meeting matters and therefore will not be answered.

Who may vote at the 2023 Annual Meeting?

Shareholders as of the close of business on March 3, 2023 may vote at the 2023 Annual Meeting. As of such date, there were 123,227,316 shares of Company common stock outstanding, each entitled to one vote.

How do I vote shares at the 2023 Annual Meeting?

Shareholders who have not voted their shares prior to the meeting or who wish to change their vote will be able to vote their shares at the 2023 Annual Meeting.

Whether or not shareholders plan to attend the meeting, they are encouraged to vote their shares prior to the meeting by one of the methods described in the proxy materials. Shareholders may continue to use the proxy materials to vote their shares in connection with the meeting.

Shareholders who have already voted do not need to vote again unless they wish to change their prior vote.

How can I review the list of shareholders entitled to vote?

A printed copy of the shareholders of record will be available for examination by shareholders at the physical meeting location in Atlanta, Georgia.

Can I attend the meeting if I am not a shareholder?

Only Equifax shareholders as of the record date are entitled to attend the 2023 Annual Meeting.

What is the difference between holding shares as a registered shareholder and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the “registered stockholder” of those shares. We mail the proxy materials and our Annual Report to you directly.

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If your shares are held in street name with a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares that are registered in street name. In this case, the proxy materials and our Annual Report will be forwarded to you by your broker, bank, or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by following the voting instructions included in the materials.

Employees with shares allocated in an employee benefit plan account will vote shares allocated to their benefit plan account electronically and will not receive a paper mailing for those shares. Employees should review the information on procedures for voting by employees on page 127.

What am I voting on and what are the Board’s voting recommendations?

Agenda Item		Board Voting Recommendation	Page Reference (for more detail)
Proposal 1	Election of 10 Director Nominees	FOR EACH NOMINEE	26
Proposal 2	Advisory Vote to Approve Named Executive Officer Compensation	FOR	43
Proposal 3	Advisory Vote on Frequency of Future Say-on-Pay Votes	ANNUAL VOTE	106
Proposal 4	Ratification of Appointment of Ernst & Young LLP as Independent	FOR	108
	Registered Public Accounting Firm for 2022
Proposal 5	Approval of the 2023 Omnibus Incentive Plan	FOR	110
Proposal 6	Shareholder proposal as described in this Proxy Statement, if	AGAINST	120
	properly presented at the meeting and not previously withdrawn

Can other matters be decided at the 2023 Annual Meeting?

The Company is not aware, as of the date of this Proxy Statement, of any other matters to be voted on at the 2023 Annual Meeting. If any other matters are properly brought before the meeting for a vote, the persons named as proxies on the proxy card will vote all shares represented at the meeting (other than shares that are voted by the holder during the meeting) on such matters in accordance with the Board’s recommendation.

What is the procedure for voting?

Shareholders of record

Shareholders of record may attend and cast their votes by attending the 2023 Annual Meeting in person, as described on page 125.

In addition, shareholders of record may cast their vote by proxy and participants in the Company’s benefit plans described on page 127 may submit their voting instructions by:

•	Using the internet at the web address noted in the proxy materials email or proxy card you received (if you have access to the internet, we encourage you to vote in this manner);
•	Using the toll-free telephone number listed on the proxy card (if you received one); or
•	Signing, completing and returning a proxy card (if you received one) in the provided postage-paid envelope.

Votes cast through internet and telephone voting procedures are authenticated by use of a personal identification number. This procedure allows shareholders to appoint a proxy (or Company benefit plan participants to provide voting instructions) and to confirm that their actions have been properly recorded. Specific instructions to be followed are set forth on the proxy materials email or proxy card (if you received one).

Beneficial owners

If you are the beneficial owner of shares held in “street name,” you have the right to direct your bank, broker or other nominee on how to vote your shares by using the voting instruction form provided to you by them, or by following their instructions for voting through the Internet or by telephone. In the alternative, you may attend and cast your vote during the meeting as described on page 125. If you are a beneficial owner but do not have a control number, you may gain access to the meeting by contacting your broker or by following the instructions included with your proxy materials. In order for your shares to be voted on all matters presented at the meeting, we urge all shareholders whose shares are held in street name by a bank, brokerage firm or other nominee to provide voting instructions to your bank, brokerage firm or other nominee.

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Can I change my proxy vote?

Yes. If you are a registered shareholder, you can change your proxy vote or revoke your proxy at any time before the 2023 Annual Meeting by:

•	Authorizing a new vote electronically through the Internet or by telephone up until 11:59 p.m., Eastern Time, on May 3, 2023;
•	Delivering a written revocation of your proxy to Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302, before your original proxy is voted at the Annual Meeting;
•	Returning a signed proxy card with a later date; or
•	Voting during the Annual Meeting.

If you are a beneficial owner of shares, you can submit new voting instructions by contacting your broker, bank or other nominee. You can also vote during the 2023 Annual Meeting as described above.

Your attendance at the 2023 Annual Meeting does not revoke your proxy. Unless you vote during the meeting, your last valid proxy prior to or at the 2023 Annual Meeting will be used to cast your vote.

What if I return my proxy card but do not provide voting instructions?

Proxies that are signed and returned but do not contain voting instructions will be voted:

•	FOR the election of the 10 director nominees listed in Proposal 1.
•	FOR the advisory vote to approve the compensation of our NEOs (Proposal 2).
•	To submit future say-on-pay proposals to shareholders on an ANNUAL basis (Proposal 3).
•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2023 fiscal year (Proposal 4).
•	FOR the approval of the 2023 Omnibus Incentive Plan (Proposal 5).
•	AGAINST the shareholder proposal described in this Proxy Statement (Proposal 6) regarding a racial equity audit.

In accordance with the Board’s recommendation by the individuals named as proxy holders in the proxy card, if any other matters are properly brought before the 2023 Annual Meeting.

How do I vote if I participate in one of the Company’s 401(k) or defined contribution plans?

Participants in the Equifax Inc. 401(k) Plan and the Equifax Canada Retirement Savings Program for Salaried Employees (collectively, the “Company Plans”) may instruct the applicable plan trustee how to vote all shares of Company common stock allocated to their accounts. To allow sufficient time for the plan trustees to vote, the trustees must receive your voting instructions no later than 11:59 p.m., Eastern Time, on May 2, 2023. The 401(k) Plan trustee will vote shares for which it has not received instructions in the same proportion as the shares for which it has received instructions. The Canada Retirement Savings Program trustee will only vote those plan shares for which voting instructions are received prior to this deadline. Participants in the Company Plans may not vote the shares owned through such plans after this deadline, including at the Annual Meeting.

How many shares must be present to hold the 2023 Annual Meeting?

In order for us to lawfully conduct business at our 2023 Annual Meeting, a majority of the shares outstanding and entitled to vote as of March 3, 2023 must be present or represented by proxy. This is referred to as a quorum. Your shares are counted as present at the meeting if you attend the 2023 Annual Meeting and vote during the meeting or if you properly return a proxy by Internet, by telephone, or by mail in advance of the meeting and do not revoke the proxy. If a quorum is not present, the meeting may be adjourned from time to time until a quorum is present.

Will my shares be voted if I do not provide my proxy or instruction card?

Registered Shareholders

If your shares are registered in your name, your shares will not be voted unless you provide a proxy by internet, telephone or mail, or vote during the 2023 Annual Meeting.

Plan Participants

If you are a participant in one of our employee 401(k) or defined contribution plans and you do not provide timely instructions to the plan trustee, shares allocated to your account(s) will be voted by the plan trustee depending on the terms of your plan and other legal requirements.

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Beneficial Owners

If you hold shares through an account with a broker and you do not provide voting instructions, under NYSE rules, your broker may vote your shares on routine matters only. The ratification of the appointment of Ernst & Young LLP (Proposal 4) is considered a routine matter, and your nominee can therefore vote your shares on that proposal even if you do not provide voting instructions. Proposals 1, 2, 3, 5 and 6 are not considered routine matters, and your nominee cannot vote your shares on these proposals unless you provide voting instructions. Votes withheld by brokers in the absence of voting instructions from a beneficial owner are referred to as “broker non-votes.”

Multiple Forms of Ownership

The Company cannot provide a single proxy or instruction card for shareholders who own shares in different forms of accounts (employee benefit plan shares, registered shares, and beneficially-owned shares). As a result, if your shares are held in multiple types of accounts, you must submit your votes for each type of account in accordance with the instructions you receive for that account.

What is the vote required for each proposal?

For Proposal 1, Election of Director Nominees, each director nominee for whom more shares are voted “for” than “against” his or her election will be elected as a director at the meeting. Under our Bylaws, if more votes are cast “against” than are cast “for” a nominee, the nominee shall offer his or her resignation. The independent members of the Board will determine and promptly publicly announce the action to be taken with respect to acceptance or rejection of the resignation offer.

For each of Proposal 2, Advisory Vote to Approve Named Executive Officer Compensation, Proposal 4, Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2023, Proposal 5, Approval of the 2023 Omnibus Incentive Plan, and Proposal 6, Shareholder Proposal Regarding Racial Equity Audit, the proposal will be approved if more votes are cast “for” than are cast “against” the proposal. With respect to Proposal 3, Advisory Vote on Frequency of Future Say-on-Pay Votes, the alternative receiving the greatest number of votes —every year, every two years or every three years — will be the frequency that shareholders approve. Proposals 2, 3, 4 and 6 are advisory and nonbinding. The Board will review the voting results on these proposals and take the results into account when making future decisions regarding these matters. “Votes cast” exclude abstentions and broker non-votes.

What is the effect of an abstention?

A shareholder who abstains on some or all matters is considered present for purposes of determining if a quorum is present at the 2023 Annual Meeting, but an abstention is not counted as a vote cast. An abstention has no effect for the vote on any proposal.

What is the effect of a broker non-vote?

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the 2023 Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum, will not affect the outcome with respect to the election of directors, and will not otherwise affect the outcome of the vote on a proposal that requires the affirmative vote of a majority of the votes cast on the proposal.

Who will count the votes?

A representative of Broadridge Financial Services will tabulate the votes and act as independent inspector of election for the 2023 Annual Meeting.

Where can I find the voting results of the 2023 Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and disclosed by the Company in a Current Report on Form 8-K filed with the SEC within four business days following the 2023 Annual Meeting.

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What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, we send only one Annual Report and Proxy Statement to eligible shareholders who share a single address, unless we have received instructions to the contrary from any shareholder at that address. The practice is designed to reduce our printing and postage costs. Shareholders who participate in householding will continue to be able to separately vote their proxies. We do not use householding for any other shareholder mailings, such as dividend checks, Form 1099, or account information statements.

If you are eligible for householding, but received multiple copies of our Annual Report and Proxy Statement and prefer to receive only a single copy for your household, please contact Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302, telephone (404) 885-8000. If you are a registered shareholder residing at an address with other registered shareholders and wish to receive a separate Annual Report or Proxy Statement at this time or in the future, we will provide you with a separate copy. To obtain this copy, please contact the Office of Corporate Secretary. If you own shares through a broker, bank or other nominee, you should contact the nominee concerning householding procedures.

The Company cannot provide a single proxy or voting instruction card for shareholders who own shares in different forms of accounts (employee benefit plan shares, registered shares, and beneficially-owned shares). Accordingly, you will receive a separate solicitation and proxy for each type of account in which shares are held and you must submit your votes for each type of account in accordance with the instructions received for that account.

Can I receive a copy of the Annual Report?

Yes. We will provide a copy of our Annual Report without charge, upon written request, to any registered or beneficial owner of common stock entitled to vote at the 2023 Annual Meeting. Requests should be made in writing addressed to the Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302, or by calling (404) 885-8000.

Can I view the Proxy Statement and Annual Report on the Internet?

Yes. The Proxy Statement and Annual Report are available on the internet at https://investor.equifax.com/financial-information/annual-reports-and-proxy-statements. Most shareholders will receive their annual meeting materials via electronic delivery. The SEC also maintains a website at https://www.sec.gov that contains reports, proxy statements and other information regarding Equifax.

Can I choose to receive the Proxy Statement and Annual Report on the internet instead of receiving them by mail?

Yes. If you are a registered shareholder or beneficial owner, you can elect to receive future annual reports and proxy statements on the internet only and not receive copies in the mail by following the instructions on your proxy card or voting instruction form. Your request for electronic transmission will remain in effect for all future annual reports and proxy statements, unless withdrawn. Most active employees who participate in the Company’s savings plans will receive an online notification announcing Internet availability of the annual report and proxy statement; a paper copy will not be provided unless requested by following the instructions in the email notification.

Who pays the cost of this proxy solicitation?

The Company has retained Innisfree M&A Incorporated to assist in soliciting proxies for an annual fee of $25,000 plus expenses, and will bear the cost of soliciting proxies. Directors, officers and other Company associates also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

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How do I recommend a director nominee or submit a proposal or director nominee for the 2024 Annual Meeting of Shareholders?

The Governance Committee will consider for possible nomination qualified Board candidates that are submitted by our shareholders using the same process that applies to candidates identified by other sources. Shareholders wishing to make such a submission may do so by sending the following information to the Governance Committee no later than November 24, 2023 and no earlier than October 25, 2023, c/o Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302: (1) a nomination notice in accordance with the procedures set forth in Section 1.12 of our Bylaws; (2) a request that the Governance Committee consider the shareholder’s candidate for inclusion in the Board’s slate of nominees for the applicable meeting; and (3) along with the shareholder’s candidate, an undertaking to provide all other information the Committee or the Board may request in connection with their evaluation of the candidate. A copy of our Bylaws is available on our website at www.equifax.com/about-equifax/corporate-governance or by writing to the Corporate Secretary.

Any shareholder’s nominee must satisfy the minimum qualifications for any director described above in the judgment of the Governance Committee and the Board. In evaluating shareholder nominees, the Governance Committee and the Board may consider all relevant information, including the factors described above, and additionally may consider the size and duration of the nominating shareholder’s holdings in the Company; whether the nominee is independent of the nominating shareholder and able to represent the interests of the Company and its shareholders as a whole; and the interests and/or intentions of the nominating shareholder.

Shareholders may also submit proposals and director nominations through our proxy access procedures for consideration at the 2024 Annual Meeting, including proposals submitted for inclusion in the Company’s proxy materials for the 2024 Annual Meeting. Notice of such proposals or director nominations must be delivered to us no later than November 24, 2023 (and, in the case of a director nomination pursuant to proxy access, no earlier than October 25, 2023). The proposal or director nomination must satisfy the information and other requirements specified in our Bylaws and, if to be included in our proxy materials for the 2024 Annual Meeting, must comply with SEC Rule 14a-8 and other applicable rules and interpretations of the SEC.

Any shareholder proposal or director nomination submitted to the Company in connection with the 2024 Annual Meeting should be addressed to the Corporate Secretary at the address above. In addition, the shareholder proponent or a duly authorized representative must appear in person at the 2024 Annual Meeting to present the proposal.

In addition to satisfying the foregoing advance notice requirements under our Bylaws, to comply with the universal proxy rules under the Securities Exchange Act of 1934, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than March 5, 2024.

How can I contact the Company’s directors?

Shareholders and other interested parties who wish to communicate with our directors, a committee of the Board of Directors, the Independent Chairman, the non-management directors as a group, or the Board generally should address their correspondence accordingly and send by mail to Equifax Inc., c/o Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302. Correspondence will be forwarded as directed by the shareholder. The Company may first review such communications and screen out solicitations for goods and services and similar inappropriate communications unrelated to the Company or its business. All concerns related to audit or accounting matters will be referred to the Audit Committee.

Can I find additional information on the Company’s website?

Yes. Although information contained on our website is not part of this Proxy Statement, you will find information about the Company and our corporate governance practices at www.equifax.com/about-equifax/corporate-governance. Our website contains information about our Board, Board committees, Articles of Incorporation and Bylaws, Code of Ethics and Business Conduct, Governance Guidelines, and information about insider transactions. Shareholders may obtain, without charge, hard copies of the above documents by writing to Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302, telephone (404) 885-8000.

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ANNEX A: Reconciliation of Non-GAAP Financial Measures

We refer in this Proxy Statement to Adjusted EPS and Adjusted EBITDA, which are non-GAAP financial measures.

Adjusted EPS attributable to Equifax is diluted EPS attributable to Equifax adjusted (to the extent noted below for different periods) for acquisition-related amortization expense, legal expenses related to the 2017 cyber security incident, fair value adjustment and gain on sale of equity investments, pension mark-to-market fair value adjustment, foreign currency impact of certain intercompany loans, acquisition-related costs other than acquisition amortization, legal settlement unrelated to the 2017 cybersecurity incident, realignment of internal resources and other costs, the income tax effect of stock awards recognized upon vesting or settlement, Argentina highly inflationary foreign currency impacts, gain on settlement of Canada pension plan, adjustments to deferred tax balances and the income tax impact of these adjustments. All adjustments are net of tax, with a reconciling item with the aggregated tax impact of the adjustments.

Adjusted EBITDA is defined as net income attributable to Equifax plus net interest expense, income taxes, depreciation and amortization, legal expenses related to the 2017 cybersecurity incident, fair market value adjustment and gain on sale of equity investments, pension mark-to-market fair value adjustment, foreign currency impact of certain intercompany loans, acquisition related costs other than acquisition amortization, legal settlement unrelated to the 2017 cybersecurity incident, realignment of internal resources and other costs, Argentina highly inflationary foreign currency impacts and gain on settlement of Canada pension, including presentation of Adjusted EBITDA Margin.

Adjusted EPS and Adjusted EBITDA are provided to show the performance of our core operations without the effect of the excluded items, consistent with how our management reviews and assesses our historical performance when measuring operating profitability, evaluating performance trends and setting performance objectives. This non-GAAP measure is not a measurement of financial performance under GAAP and should not be considered as an alternative to EPS, and may not be comparable to non-GAAP financial measures used by other companies.

The following table reconciles Adjusted EPS to net income attributable to Equifax, the most directly comparable financial measure calculated in accordance with GAAP:

	Twelve Months Ended December 31,
(In millions, except per share amounts)	2022	2021
Net income attributable to Equifax	$696.2	$744.2
Acquisition-related amortization expense of certain acquired intangibles(1)	236.7	176.4
Legal expenses related to the 2017 cybersecurity incident(2)	1.5	(0.1)
Fair market value adjustment and gain on sale of equity investments(3)	(33.2)	64.0
Pension mark-to-market fair value adjustment(4)	(1.4)	20.2
Foreign currency impact of certain intercompany loans(5)	(1.3)	(4.3)
Acquisition-related costs other than acquisition amortization(6)	68.2	19.1
Legal settlement(7)	—	(6.5)
Realignment of internal resources and other costs(8)	24.0	8.6
Income tax effects of stock awards that are recognized upon vesting or settlement(9)	(6.8)	(14.2)
Argentina highly inflationary foreign currency adjustment(10)	(0.2)	(0.8)
Gain on settlement of Canada pension plan(11)	(2.2)	—
Adjustments to deferred tax balances(12)	3.9	—
Tax impact of adjustments(13)	(52.8)	(61.9)
Net income attributable to Equifax, adjusted for items listed above	$932.6	$944.7
Diluted EPS attributable to Equifax, adjusted for items listed above	$7.56	$7.64
Weighted-average shares used in computing diluted EPS	123.3	123.6
(1)	For the year ended December 31, 2022, we recorded acquisition-related amortization expense of certain acquired intangibles of $236.7 million ($192.5 million net of tax). The $44.2 million of tax is comprised of $60.4 million of tax expense net of $16.2 million of a cash income tax benefit. For the year ended December 31, 2021, we recorded acquisition-related amortization expense of certain acquired intangibles of $176.4 million ($147.6 million net of tax). The $28.8 million of tax is comprised of $45.2 million of tax expense net of $16.4 million of a cash income tax benefit. See the Notes to this reconciliation for additional detail.

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(2)	For the year ended December 31, 2022, we recorded legal expenses related to the 2017 cybersecurity incident of $1.5 million ($1.2 million, net of tax). For the year ended December 31, 2021, we recorded a net benefit for legal fees net of recoveries related to the 2017 cybersecurity incident of $0.1 million ($0.1 million, net of tax).
(3)	For the year ended December 31, 2022, we recorded a $33.2 million ($17.4 million, net of tax) gain on the fair market value adjustment of an equity investment and gain on sale of equity method investments. For the year ended December 31, 2021, we recorded a $64.0 million ($41.1 million, net of tax) loss on the fair market value adjustment of an equity investment. The changes in fair value were recorded to the Other Income (Expense), net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional detail.
(4)	During the fourth quarter of 2022, we recorded a $1.4 million gain ($1.0 million, net of tax) related to the mark-to-market fair value adjustment of our pension and postretirement benefit plans. During the fourth quarter of 2021 we recorded a $20.2 million loss ($14.8 million, net of tax) related to the mark-to-market fair value adjustment of our pension and postretirement benefit plans. See the Notes to this reconciliation for additional detail.
(5)	For the year ended December 31, 2022, we recorded foreign currency gain of $1.3 million related to certain intercompany loans. For the year ended December 31, 2021, we recorded a foreign currency gain of $4.3 million related to certain intercompany loans.The impact was recorded to the Other Income (Expense), net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional detail.
(6)	For the year ended December 31, 2022, we recorded $68.2 million ($50.6 million, net of tax) for acquisition costs other than acquisition-related amortization. For the year ended December 31, 2021, we recorded $19.1 million ($14.6 million, net of tax) for acquisition costs other than acquisition-related amortization. These costs primarily related to transaction costs resulting from acquisitions and were recorded in operating income. See the Notes to this reconciliation for additional detail.
(7)	During the fourth quarter of 2021, we recorded a $6.5 million ($4.9 million, net of tax) true-up related to a legal settlement that was initially settled in the third quarter of 2018, which was not related to the 2017 cyber security incident. See the Notes to this reconciliation for additional detail.
(8)	During the fourth quarter of 2022 and the fourth quarter of 2021, we recorded $24.0 million ($18.0 million, net of tax) and $8.6 million ($6.5 million, net of tax), respectively, of restructuring charges for the realignment of internal resources and other costs, which predominantly relates to the reduction of headcount and the realignment of our internal resources to support the Company’s strategic objectives and increase the integration of our global operations. See the Notes to this reconciliation for additional detail.
(9)	For the year ended December 31, 2022, we recorded a tax benefit of $6.8 million related to the tax effects of deductions for stock compensation in excess of amounts recorded for compensation costs. For the year ended December 31, 2021, we recorded a tax benefit of $14.2 million related to the tax effects of deductions for stock compensation in excess of amounts recorded for compensation costs. See the Notes to this reconciliation for additional detail.
(10)	Argentina experienced multiple periods of increasing inflation rates, devaluation of the peso, and increasing borrowing rates. As such, Argentina was deemed a highly inflationary economy by accounting policymakers. For the year ended December 31, 2022, we recorded a $0.2 million foreign currency gain related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy. For the year ended December 31, 2021, we recorded a $0.8 million foreign currency gain related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy. See the Notes to this reconciliation for additional detail.
(11)	During the third quarter of 2022 and the year ended December 31, 2022, we recorded a gain on the settlement of our Canada pension plan of $2.2 million ($3.1 million, net of tax). We received a tax deduction for the settlement payments made resulting in a tax benefit. The impact is recorded to the Other income, net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional details.
(12)	During the first quarter of 2022 and the year ended December 31, 2022, we recorded a tax expense of $3.9 million related to adjustments to deferred tax balances resulting from changes in state tax law. See Notes to this reconciliation for additional detail.
(13)	For the year ended December 31, 2022, we recorded the tax impact of adjustments of $52.8 million comprised of (i) acquisition-related amortization expense of certain acquired intangibles of $44.2 million ($60.4 million of tax expense net of $16.2 million of a cash income tax benefit), (ii) a tax adjustment of $0.3 million related to legal expenses for the 2017 cybersecurity incident, (iii) a tax adjustment of $15.8 million related to the gain on fair market value adjustment and gain on sale of equity investments, (iv) a tax adjustment of $0.4 million related to the fourth quarter mark-to-market fair value adjustment of our pension and postretirement benefit plans, (v) a tax adjustment of $17.6 million related to acquisition costs other than acquisition-related amortization, (vi) a tax adjustment of $6.0 million related to the realignment of internal resources and (vii) a tax adjustment of $0.9 million related to the gain on settlement of Canada pension plan. For the year ended December 31, 2021, we recorded the tax impact of adjustments of $61.9 million comprised of (i) acquisition-related amortization expense of certain acquired intangibles of $28.8 million ($45.2 million of tax expense net of $16.4 million of a cash income tax benefit), (ii) a tax adjustment of $0.2 million related to net benefit for legal fees net of recoveries related to the 2017 cybersecurity incident, (iii) a tax adjustment of $22.9 million related to the loss on fair market value adjustment of equity investments, (iv) a tax adjustment of $5.4 million related to the fourth quarter mark-to-market fair value adjustment of our pension and postretirement benefit plans, (v) a tax adjustment of $4.5 million related to acquisition costs other than acquisition-related amortization, (vi) a tax adjustment of $1.6 million related to a legal settlement true-up not related to the 2017 cyber security incident and (vii) a tax adjustment of $2.1 million related to the realignment of internal resources.

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The following table reconciles Adjusted EBITDA to net income attributable Equifax, the most directly comparable financial measure calculated in accordance with GAAP, and presents Adjusted EBITDA Margin:

	Twelve Months Ended December 31,
(In millions)	2022	2021
Revenue	$5,122.2	$4,923.9
Net income attributable to Equifax	$696.2	$744.2
Income taxes	229.5	200.7
Interest expense, net*	180.4	144.3
Depreciation and amortization	560.1	480.4
Legal expenses related to 2017 cybersecurity incident(1)	1.5	(0.1)
Fair market value adjustment and gain on sale of equity investments(2)	(33.2)	64.0
Pension mark-to-market fair value adjustment(3)	(1.4)	20.2
Foreign currency impact of certain intercompany loans(4)	(1.3)	(4.3)
Acquisition-related costs other than acquisition amortization(5)	68.2	19.1
Legal settlement(6)	—	(6.5)
Realignment of internal resources and other costs(7)	24.0	8.6
Argentina highly inflationary foreign currency adjustment(8)	(0.2)	(0.8)
Gain on settlement of Canada pension plan(9)	(2.2)	—
Adjusted EBITDA, excluding the items listed above	$1,721.6	$1,669.8
Adjusted EBITDA margin	33.6%	33.9%

*	Excludes interest income of $1.6 million and $0.4 million for the fourth quarter of 2022 and 2021, respectively. Also, excludes interest income of $2.6 million and $1.3 million for the years ended December 31, 2022 and 2021, respectively.
(1)	For the year ended December 31, 2022, we recorded legal expenses related to the 2017 cybersecurity incident of $1.5 million ($1.2 million, net of tax). For the year ended December 31, 2021, we recorded a net benefit for legal fees net of recoveries related to the 2017 cybersecurity incident of $0.1 million ($0.1 million, net of tax).
(2)	For the year ended December 31, 2022, we recorded a $33.2 million ($17.4 million, net of tax) gain on the fair market value adjustment of an equity investment and gain on sale of equity method investments. For the year ended December 31, 2021, we recorded a $64.0 million ($41.1 million, net of tax) loss on the fair market value adjustment of an equity investment. The changes in fair value were recorded to the Other Income (Expense), net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional detail.
(3)	During the fourth quarter of 2022, we recorded a $1.4 million gain ($1.0 million, net of tax) related to the mark-to-market fair value adjustment of our pension and postretirement benefit plans. During the fourth quarter of 2021 we recorded a $20.2 million loss ($14.8 million, net of tax) related to the mark-to-market fair value adjustment of our pension and postretirement benefit plans. See the Notes to this reconciliation for additional detail.
(4)	For the year ended December 31, 2022, we recorded foreign currency gain of $1.3 million related to certain intercompany loans. For the year ended December 31, 2021, we recorded a foreign currency gain of $4.3 million related to certain intercompany loans. The impact was recorded to the Other Income (Expense), net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional detail.
(5)	For the year ended December 31, 2022, we recorded $68.2 million ($50.6 million, net of tax) for acquisition costs other than acquisition-related amortization. For the year ended December 31, 2021, we recorded $19.1 million ($14.6 million net of tax) for acquisition costs other than acquisition-related amortization. These costs primarily related to transaction costs resulting from acquisitions and were recorded in operating income. See the Notes to this reconciliation for additional detail.
(6)	During the fourth quarter of 2021, we recorded a $6.5 million ($4.9 million, net of tax) true-up related to a legal settlement that was initially settled in the third quarter of 2018, which was not related to the 2017 cyber security incident. See the Notes to this reconciliation for additional detail.
(7)	During the fourth quarter of 2022 and the fourth quarter of 2021, we recorded $24.0 million ($18.0 million, net of tax) and $8.6 million ($6.5 million, net of tax), respectively, of restructuring charges for the realignment of internal resources and other costs, which predominantly relates to the reduction of headcount and the realignment of our internal resources to support the Company’s strategic objectives and increase the integration of our global operations. See the Notes to this reconciliation for additional detail.
(8)	Argentina experienced multiple periods of increasing inflation rates, devaluation of the peso, and increasing borrowing rates. As such, Argentina was deemed a highly inflationary economy by accounting policymakers. For the year ended December 31, 2022, we recorded a $0.2 million foreign currency gain related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy. For the year ended December 31, 2021, we recorded a $0.8 million foreign currency gain related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy. See the Notes to this reconciliation for additional detail.
(9)	During the third quarter of 2022 and the year ended December 31, 2022, we recorded a gain on the settlement of our Canada pension plan of $2.2 million ($3.1 million, net of tax). We received a tax deduction for the settlement payments made resulting in a tax benefit. The impact is recorded to the Other income, net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional details.

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Notes to Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures

Acquisition-related amortization expense, net of tax - For the years ended December 31, 2022 and 2021, we recorded acquisition-related amortization expense of certain acquired intangibles of $236.7 million ($192.5 million net of tax) and $176.4 million ($147.6 million net of tax), respectively.

We calculate this financial measure by excluding the impact of acquisition-related amortization expense and including a benefit to reflect the material cash income tax savings resulting from the income tax deductibility of amortization for certain acquired intangibles. These financial measures are not prepared in conformity with GAAP. Management believes excluding the impact of amortization expense is useful because excluding acquisition-related amortization, and other items that are not comparable allows investors to evaluate our performance for different periods on a more comparable basis. Certain acquired intangibles result in material cash income tax savings which are not reflected in earnings. Management believes that including a benefit to reflect the cash income tax savings is useful as it allows investors to better value Equifax. Management makes these adjustments to earnings when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital.

Legal expenses related to the 2017 cybersecurity incident - Legal expenses related to the 2017 cybersecurity incident include legal fees to respond to subsequent litigation and government investigations for the periods presented. For the year ended December 31, 2022, we recorded legal expenses related to the 2017 incident of $1.5 million ($1.2 million, net of tax). For the year ended December 31, 2021, we recorded pre-tax benefit of $0.1 million ($0.1 million, net of tax). Management believes excluding these charges is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. Management makes these adjustments to net income when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods. The legal expenses related to the 2017 cybersecurity incident do not include losses accrued for certain legal proceedings and government investigations related to the 2017 cybersecurity incident.

Fair market value adjustment and gain on sale of equity investments - For the year ended December 31, 2022, we recorded a $33.2 million ($17.4 million, net of tax) unrealized gain related to adjusting our investment in Brazil to fair value and gain related to the sale of equity method investments. For the year ended December 31, 2021, we recorded a $64.0 million ($41.1 million, net of tax) loss related to adjusting our investment in Brazil to fair value. The investment had previously been recorded on our books at cost less impairment, as it did not have a readily determinable fair value. Subsequent to the initial public offering, our investment in Brazil has been adjusted to fair value, and will continue to be adjusted to fair value at the end of each reporting period, with unrealized gains or losses to be recorded within the Consolidated Statements of Income in Other Income (Expense), net.

Pension mark-to-market fair value adjustment - We utilize a mark-to-market method of accounting for recognizing actuarial gains and losses and expected return on plan assets for our defined benefit pension and other postretirement benefit plans. Under our accounting methodology for recognizing actuarial gains and losses and expected return on plan assets for our defined benefit pension and other postretirement benefit plans, remeasurement of projected benefit obligation and plan assets are immediately recognized in earnings through net periodic benefit cost within Other Income (Expense) on the Consolidated Statements of Income, with pension and postretirement plans to be remeasured annually in the fourth quarter, or on an interim basis as triggering events require remeasurement. During the fourth quarter of 2022 and for the year ended December 31, 2022, we recorded a $1.4 million ($1.0 million, net of tax) gain related to the mark-to-market fair value adjustment of our pension and postretirement benefit plans. During the fourth quarter of 2021 and for the year ended December 31, 2021, we recorded a $20.2 million ($14.8 million, net of tax) loss related to the mark-to-market fair value adjustment of our pension and postretirement benefit plans. Management believes excluding these charges from certain financial results provides meaningful supplemental information regarding our financial results, since the non-operating gains and losses are not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Gain on settlement of Canada pension plan - During the third quarter of 2022, we recorded a gain on the settlement of our Canada pension plan of $2.2 million ($3.1 million, net of tax). We received a tax deduction for the settlement payments made resulting in a tax benefit. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. The impact is recorded to the Other income, net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional details.

Foreign currency impact of certain intercompany loans - For the year ended December 31, 2022, we recorded a $1.3 million foreign currency gain related to certain intercompany loans. For the year ended December 31, 2021, we recorded a $4.3 million foreign currency gain related to certain intercompany loans. The impact was recorded to the Other Income (Expense), net line item within the Consolidated Statements of Income. Management believes excluding

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this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Acquisition-related costs other than acquisition amortization - For the year ended December 31, 2022, we recorded $68.2 million ($50.6 million, net of tax) for acquisition costs other than acquisition-related amortization. For the year ended December 31, 2021, we recorded $19.1 million ($14.6 million, net of tax) for acquisition costs other than acquisition-related amortization. These costs primarily related to transaction and integration costs resulting from recent acquisitions and were recorded in operating income. Management believes excluding this charge from certain financial results provides meaningful supplemental information regarding our financial results, since a charge of such an amount is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting, and analyzing future periods.

Legal Settlement - During the third quarter of 2018, we recorded an $18.5 million ($14.1 million, net of tax) charge for legal fees and a legal settlement that was not related to the 2017 cybersecurity incident. As of December 31, 2021, the claims period related to the settlement is over and we have recorded a true-up of $6.5 million ($4.9 million, net of tax) for the final settlement amount. Management believes excluding this charge from certain financial results provides meaningful supplemental information regarding our financial results for the year ended December 31, 2021, since a charge of such an amount is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Charge related to the realignment of internal resources and other costs - During the fourth quarter of 2022 and the fourth quarter of 2021, we recorded a restructuring charge of $24.0 million ($18.0 million, net of tax) and $8.6 million ($6.5 million, net of tax), respectively, related to the realignment of internal resources and other costs, which predominantly relates to the reduction of headcount and the realignment of our internal resources to support the Company’s strategic objectives and increase the integration of our global operations. Management believes excluding this charge from certain financial results provides meaningful supplemental information regarding our financial results for the years ended December 31, 2022 and 2021, since the charges are not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Income tax effects of stock awards that are recognized upon vesting or settlement - For the year ended December 31, 2022, we recorded a tax benefit of $6.8 million related to the tax effects of deductions for stock compensation in excess of amounts recorded for compensation costs. For the year ended December 31, 2021, we recorded a tax benefit of $14.2 million related to the tax effects of deductions for stock compensation in excess of amounts recorded for compensation costs. Management believes excluding this tax effect from financial results provides meaningful supplemental information regarding our financial results for the three and twelve months ended December 31, 2022, as compared to the corresponding periods in 2021, because this amount is non-operating and relates to income tax benefits or deficiencies for stock awards recognized when tax amounts differ from recognized stock compensation cost. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Argentina highly inflationary foreign currency adjustment - Argentina experienced multiple periods of increasing inflation rates, devaluation of the peso, and increasing borrowing rates. As such, Argentina was deemed a highly inflationary economy by accounting policymakers. For the year ended December 31, 2022, we recorded a foreign currency gain of $0.2 million, related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy. For the year ended December 31, 2021, we recorded a foreign currency gain of $0.8 million. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Adjustments to deferred tax balances - For the first quarter of 2022, we recorded a tax expense of $3.9 million related to adjustments to deferred tax balances resulting from changes in U.S. state tax law. Management believes excluding this tax effect from certain financial results provides meaningful supplemental information regarding our financial results for the twelve months ended December 31, 2022, since a charge of such amount for 2022 is not comparable among the periods. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Adjusted EBITDA and EBITDA margin - Management defines adjusted EBITDA as consolidated net income attributable to Equifax plus net interest expense, income taxes, depreciation and amortization, and also excludes certain one-time items. Management believes the use of adjusted EBITDA and adjusted EBITDA margin allows investors to evaluate our performance for different periods on a more comparable basis.

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ANNEX B: Forward-Looking Statements

This Proxy Statement contains information that may constitute “forward-looking statements.” Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “may” and similar expressions identify forward-looking statements, which generally are not historical in nature. All statements that address future operating performance and events or developments that we expect or anticipate will occur in the future, including statements relating to future operating results, improvements in our information technology and data security infrastructure, including as a part of our cloud data and technology transformation, our strategy, the expected financial and operational benefits, synergies and growth from our acquisitions, changes in U.S. and worldwide economic conditions, such as rising interest rates and inflation, that materially impact consumer spending, consumer debt and employment and the demand for Equifax’s products and services, our culture, our ability to innovate, the market acceptance of new products and services and similar statements about our business plans are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections, including without limitation our expectations regarding the Company’s outlook, long-term organic and inorganic growth, and customer acceptance of our business solutions referenced in “Item 1. Business” and in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation — Business Overview” of our Annual Report on Form 10-K for the year ended December 31, 2022. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2022, and those described from time to time in our future reports filed with the United States Securities and Exchange Commission. As a result of such risks and uncertainties, we urge you not to place undue reliance on any such forward-looking statements. Forward-looking statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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ANNEX C: 2023 Omnibus Incentive Plan

EQUIFAX INC.

2023 Omnibus Incentive Plan

Effective May 4, 2023

1. Purpose and Effective Date.
(a)	Purpose. The Equifax Inc. 2023 Omnibus Incentive Plan (as amended from time to time, the “Plan”) has two complementary purposes: (i) to attract and retain outstanding individuals to serve as directors, officers, employees, consultants and advisors; and (ii) to increase shareholder value. The Plan will provide participants incentives to increase shareholder value by offering the opportunity to acquire shares of the Company’s common stock, receive monetary payments based on the value of such common stock, or receive other incentive compensation, on the potentially favorable terms that this Plan provides.
(b)	Adoption and Term. The Plan was approved by the Board of Directors of the Company on March 22, 2023 and shall become effective on May 4, 2023 (the “Effective Date”), if approved by the shareholders of the Company at the Company’s 2023 Annual Meeting of Shareholders. The Plan shall remain in effect until terminated by action of the Board; provided, however, that no Awards may be granted hereunder after the tenth anniversary of the Effective Date.
2. Definitions.
Capitalized terms used in this Plan have the following meanings:
(a)	“Administrator” means the Committee.
(b)	“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act. Notwithstanding the foregoing, for purposes of determining those individuals to whom an Option or Stock Appreciation Right may be granted, the term “Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with the Company within the meaning of Code Sections 414(b) or (c); provided that, in applying such provisions, the phrase “at least 20 percent” shall be used in place of “at least 80 percent” each place it appears therein.
(c)	“Award” means a grant of Options, Stock Appreciation Rights, Performance Shares, Performance Units, Restricted Stock, Restricted Stock Units, Dividend Equivalent Units, an Annual Incentive Award, a Long-Term Incentive Award, or any other type of award permitted under the Plan.
(d)	“Award Agreement” means the written agreement (which may also be in electronic form) between the Company and the Participant evidencing the grant of an Award and setting the terms and conditions thereof. The Administrator may, but need not, require the Participant to execute a copy of the Award Agreement before the Award becomes effective.
(e)	“Beneficial Owner” means a Person who owns any securities:
(i) which such Person or any of such Person’s Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, (A) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase, or (B) securities issuable upon exercise of common stock purchase rights issued pursuant to the terms any stock purchase rights that the Company may authorize and issue in the future, at any time before the issuance of such securities; or
(ii) which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this clause (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent

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solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act; and (B) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or
	(iii)	which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has had any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (ii) above) or disposing of any voting securities of the Company.
(f)	“Board” means the Board of Directors of the Company.
(g)	“Cause” means, except as otherwise determined by the Administrator and set forth in an Award Agreement: (i) if a Participant is subject to an employment, retention or similar agreement with the Company or an Affiliate that includes a definition of “Cause,” such definition; and (ii) for all other Participants, (A) conviction of a felony or a plea of no contest to a felony, (B) willful misconduct that is materially and demonstrably detrimental to the Company or an Affiliate, (C) willful refusal to perform duties consistent with a Participant’s office, position or status with the Company or an Affiliate (other than as a result of physical or mental disability) after being requested to do so by a person or body with the authority to make such request, or (D) other conduct or inaction that the Administrator determines in its discretion constitutes Cause.
(h)	“Change of Control” means, except as otherwise determined by the Administrator and set forth in an Award Agreement, the occurrence of any of the following events:
	(i)	any Person (other than (A) the Company or its subsidiaries, (B) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company (“Excluded Persons”) or (E) unless otherwise determined by the Board or the Committee,a Person which has acquired Stock in the ordinary course of business for investment purposes only and not with the purpose or effect of changing or influencing the control of the Company, or in connection with or as a participant in any transaction having such purpose or effect (“Investment Intent”), as demonstrated by the filing by such Person of a statement on Schedule 13G (including amendments thereto) pursuant to Regulation 13D under the Exchange Act, as long as such Person continues to hold such Stock with an Investment Intent) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates pursuant to express authorization by the Board of Directors that refers to this exception) representing 20% or more of either the then outstanding shares of Stock of the Company or the combined voting power of the Company’s then outstanding voting securities; or
	(ii)	the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: (A) individuals who, on the Effective Date, constituted the Board of Directors; and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved (collectively the “Continuing Directors”); provided, however, that individuals who are appointed to the Board of Directors pursuant to or in accordance with the terms of an agreement relating to a merger, consolidation, or share exchange involving the Company (or any direct or indirect Subsidiary of the Company) shall not be Continuing Directors for purposes of this Agreement until after such individuals are first nominated for election by a vote of at least two-thirds (2/3) of the then Continuing Directors and are thereafter elected as directors by shareholders of the Company at a meeting of shareholders held following consummation of such merger, consolidation, or share exchange; provided further, that in the event the failure of any such persons appointed to the Board of Directors to be Continuing Directors results in a Change of Control, the subsequent qualification of such persons as Continuing Directors shall not alter the fact that a Change of Control occurred; or
	(iii)	upon the consummation of a merger, consolidation or share exchange of the Company with any other corporation or the issuance of voting securities of the Company in connection with a merger, consolidation or share exchange of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements, other than (A) a merger, consolidation or share exchange which would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 66-2/3% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or share exchange, or (B) a merger, consolidation or share exchange effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the Beneficial

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Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after the Effective Date, pursuant to express authorization by the Board of Directors that refers to this exception) representing 20% or more of either the then outstanding shares of Stock or the Company or the combined voting power of the Company’s then outstanding voting securities; or
(iv) the shareholders of the Company approve of a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least 80% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.
Notwithstanding the foregoing, no “Change of Control of the Company” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the holders of the Stock of the Company immediately prior to such transaction or series of transactions continue to own, directly or indirectly, in the same proportions as their ownership in the Company, an entity that owns all or substantially all of the assets or voting securities of the Company immediately following such transaction or series of transactions.
If an Award is considered deferred compensation subject to the provisions of Code Section 409A, and if such Award contains provisions for payment upon a “Change of Control,” then the Administrator may include in such Award a definition of “Change of Control” consistent with the requirements of Section 409A; provided, however, in no event will a “Change of Control” be deemed to have occurred for purposes of settlement and delivery of the cash or shares of Stock subject to such Award if the transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).
(i)	“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.
(j)	“Committee” means the Compensation, Human Resources and Management Succession Committee of the Board (or a successor committee with the same or similar authority).
(k)	“Company” means Equifax Inc., a Georgia corporation, or any successor thereto.
(l)	“Director” means a member of the Board, and “Non-Employee Director” means a Director who is not also an employee of the Company or its Subsidiaries.
(m)	“Disability” means, except as otherwise determined by the Administrator and set forth in an Award Agreement (i) with respect to a Participant who is eligible to participate in the Company’s program of long-term disability insurance, if any, a condition with respect to which the Participant is entitled to commence benefits under such program, and (ii) with respect to any Participant (including a Participant who is eligible to participate in the Company’s program of long-term disability insurance, if any), the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of six (6) months or more. For a Director, Disability shall mean the inability of the Director to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of six (6) months or more. The determination of Disability shall be made by the Administrator based upon the information provided to it.
(n)	“Dividend Equivalent Unit” means the right to receive a payment, in cash or Shares, equal to the cash dividends or other distributions paid with respect to a Share.
(o)	“Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.
(p)	“Fair Market Value” means the fair market value of a Share, as determined in good faith by the Committee on a particular date, as follows: (i) the closing sales price on such date on the New York Stock Exchange (“NYSE”), or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale on such market; (ii) if the Shares are not listed on the NYSE, but are traded on another national securities exchange or in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) for the Shares on the particular date, or on the last preceding date on which there was a sale of Shares on that exchange or market; or (iii) if the Shares are neither listed on a national securities exchange nor traded in an over-the-counter market, the price determined by the Administrator.
(q)	“Incentive Award” means the right to receive a cash payment to the extent Performance Goals are achieved, and shall include “Annual Incentive Awards” as described in Section 10 and “Long-Term Incentive Awards” as described in Section 12.

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(r)	“Option” means the right to purchase Shares at a stated price for a specified period of time.
(s)	“Participant” means an individual selected by the Administrator to receive an Award.
(t)	“Performance Goals” means any goals the Administrator establishes that may relate to one or more of the following with respect to the Company or any one or more of its Subsidiaries, Affiliates or other business units, in absolute terms or relative to performance at other companies: gross sales, net sales, revenue, sales or revenue growth, organic revenue growth, gross profit margin, operating profit, operating profit margin, EBITDA (defined as operating income plus depreciation and amortization), adjusted EBITDA, EBITDA growth, EBITDA margin, pre-tax income, net income, growth in net income, net income as a percent of revenue, diluted earnings per share (diluted EPS), adjusted earnings per share (diluted earnings per share adjusted for acquisition-related amortization expense), growth in diluted EPS or adjusted EPS, price per share, share price growth, price/earnings ratio, book value per share, return on shareholder’s equity, total shareholder return, return on total capital, return on assets or return on net assets, economic value added (net operating profit after tax minus the product of capital multiplied by the cost of capital), cash flow, cash from operations, free cash flow (cash from operations less capital expenditures), growth in cash from operations or free cash flow, net working capital (excluding cash and short term investments), days sales outstanding, sales performance, sales quota attainment, cross-sales, integrated solution sales, customer satisfaction, client engagement, new client acquisition, client retention, market share, productivity ratios, expense or cost targets, operating efficiency, capital utilization, strategic business objectives including objective project milestones, or other financial, business, strategic or individual goals as determined in the discretion of the Administrator.
The Administrator, in evaluation of achievement of Performance Goals, shall measure performance in accordance with United States generally accepted accounting principles, if applicable; provided that, the Administrator may, at the time of grant of any performance-based Award or thereafter, determine whether to include or exclude any changes that occur during an applicable performance period, including, without limitation: (a) asset write-downs; (b) litigation or claim adjudication, judgments or settlements; (c) the effect of changes in tax or accounting standards or principles, or other laws, regulations or provisions affecting reported results; (d) changes in business, operations, corporate or capital structure; (e) extraordinary, unusual and/or nonrecurring items as determined under generally accepted accounting principles; (f) mergers, acquisitions or divestitures and/or the diluted impact of goodwill on acquisitions; and (g) foreign exchange gains and losses.
Performance Goals may also be expressed, without limitation, in terms of attaining a specified level of the particular criterion or the attainment of an increase or decrease (expressed as absolute numbers or a percentage) in the particular criterion or achievement in relation to a peer group or other index. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).
(u)	“Performance Shares” means the right to receive Shares to the extent Performance Goals are achieved.
(v)	“Performance Unit” means the right to receive a payment valued in relation to a unit that has a designated dollar value or the value of which is equal to the Fair Market Value of one or more Shares, to the extent Performance Goals are achieved.
(w)	“Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.
(x)	“Plan” means this Equifax Inc. 2023 Omnibus Incentive Plan, as amended and restated.
(y)	“Prior Plan” means the Equifax Inc. 2008 Omnibus Incentive Plan, as amended and restated effective May 2, 2013, as subsequently amended.
(z)	“Restricted Stock” means a Share that is subject to a risk of forfeiture or restrictions on transfer, or both a risk of forfeiture and restrictions on transfer.
(aa)	“Restricted Stock Unit” means the right to receive a payment in the form of Shares, cash, or a combination of the two, equal to the Fair Market Value of one Share.
(bb)	“Retirement” means, except as otherwise determined by the Administrator and set forth in an Award Agreement, with respect to employee Participants, termination of employment from the Company and its Affiliates (for other than Cause): (i) for Participants who commenced employment prior to January 1, 2021, on or after attainment of age fifty (50) and the sum of the Participant’s age plus completed years of service with the Company and its Affiliates is at least 75; (ii) on or after attainment of age (A) fifty-five (55) for Participants who commenced employment prior to January 1, 2021 and (B) sixty (60) for Participants who commenced employment on or after January 1, 2021, and, in either case, completion of at least five (5) years of service with the Company and its Affiliates; or (iii) on or after attainment of age sixty-five (65); provided that, with respect to Non-Employee Director Participants, “Retirement” means the Director’s resignation or failure to be re-elected on or after attainment of age fifty-five (55) and completion of five (5) years of service with the Company as a director.
(cc)	“Section 16 Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act.

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(dd)	“Share” means a share of Stock.
(ee)	“Stock” means the Common Stock of the Company, par value of $1.25 per share.
(ff)	“Stock Appreciation Right” or “SAR” means the right to receive a payment in the form of Shares, cash, or a combination of the two, equal to the appreciation of the Fair Market Value of a Share during a specified period of time.
(gg)	“Subsidiary” means any corporation, limited liability company or other limited liability entity in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entities in the chain) owns the stock or equity interest possessing more than fifty percent (50%) of the total combined voting power of all classes of stock or other equity interests in one of the other entities in the chain.
(hh)	“Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
3. Administration.
(a)	Administration. In addition to the authority specifically granted to the Administrator in this Plan, the Administrator has full discretionary authority to administer this Plan, including but not limited to the authority to: (i) interpret the provisions of this Plan; (ii) prescribe, amend and rescind rules and regulations relating to this Plan; (iii) correct any defect, supply any omission, or reconcile any inconsistency in any Award or agreement covering an Award in the manner and to the extent it deems desirable to carry this Plan into effect; and (iv) make all other determinations necessary or advisable for the administration of this Plan. All Administrator determinations shall be made in the sole discretion of the Administrator and are final and binding on all interested parties.
(b)	Delegation to Other Committees or Officers. The Committee may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act. In addition, to the extent consistent with Section 16b-1 under the Exchange Act, the Committee may delegate the authority to grant Awards under the Plan to officers or employees of the Company. If the Board or the Committee has made such a delegation, then all references to the Administrator in this Plan include such other committee or one or more officers to the extent of such delegation. This delegation shall include modifications necessary to accommodate changes in the laws or regulations of jurisdictions outside the U.S.
4. Eligibility.
(a)	General Rule. The Administrator may designate any of the following as a Participant from time to time, to the extent of the Administrator’s authority: any officer or other employee of the Company or its Affiliates; an individual that the Company or an Affiliate has engaged to become an officer or employee; a Director, including a Non-Employee Director; or any consultant or advisor who is a natural person and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in securities of the Company) to the Company or any Affiliate. The Administrator’s granting of an Award to a Participant will not require the Administrator to grant an Award to such individual at any future time. The Administrator’s granting of a particular type of Award to a Participant will not require the Administrator to grant any other type of Award to such individual.
(b)	Code Section 409A Restrictions on Option and SAR Awards. Options or SARs shall only be granted to employees or Non-employee Directors providing direct services to any corporation in a chain of corporations or other entities in which each corporation or other entity, starting with the Company, has a controlling interest in another corporation or entity in the chain, starting with the corporation or other entity for which the service provider provides direct services on the date of grant of the Option or SAR. For this purpose, the term “controlling interest” has the same meaning as provided in Treas. Reg. Section 1.414(c)-2(b)(2)(i) of the Code, provided that the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treas. Reg. Section 1.414(c)-2(b)(2)(i). In addition, where the use of the Shares with respect to the grant of an Option or SAR to such service provider is based upon legitimate business criteria, the term “controlling interest” has the same meaning as provided in Treas. Reg. Section 1.414(c)-2(b)(2)(i) of the Code, provided that the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Treas. Reg. Section 1.414(c)-2(b)(2)(i). For purposes of determining ownership of an interest in an organization, the rules of Treas. Reg. Section 1.414(c)-(3) and 1.414(c)-4 of the Code apply.

5. Types of Awards.

Subject to the terms of this Plan, the Administrator may grant any type of Award to any Participant it selects, but only employees of the Company or a Subsidiary may receive grants of incentive stock options within the meaning of Code Section 422. Awards may be granted alone or in addition to, in tandem with, or, subject to Section 18, in substitution for any other Award (or any other award granted under another plan of the Company or any Affiliate).

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6. Shares Reserved under this Plan.
(a)	Number of Shares. Subject to adjustment as provided in Section 18 and Section 6(b) below, a total of 4,970,000 Shares shall be authorized for Awards granted under the Plan, less one (1) Share for every one (1) Share that was subject to an award granted after December 31, 2022 and prior to the Effective Date under the Prior Plan; any of the foregoing which may be granted as incentive stock options. Any Shares that are subject to Awards shall be counted against this limit as one (1) Share for every one (1) Share granted. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased in the open market or otherwise. After the Effective Date, no awards may be granted under the Prior Plan.
(b)	Reduction and Replenishment of Shares under this Plan. If (i) any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (ii) after December 31, 2022 any Shares subject to an award under the Prior Plan are forfeited, or an award under the Prior Plan expires or is settled for cash (in whole or in part), then in each such case, the Shares subject to such Award or award under the Prior Plan shall, to the extent of such forfeiture, expiration or cash settlement, be added on a one-for-one basis to the total number of Shares available for Awards under the Plan. In the event that withholding tax liabilities arising from an Award other than an Option or SAR or, after December 31, 2022, an award other than an option or stock appreciation right under the Prior Plan are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added on a one-for-one basis to the total number of Shares available for Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option or, after December 31, 2022, an option under the Prior Plan, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or SARs or, after December 31, 2022, options or stock appreciation rights under the Prior Plan, (iii) Shares subject to a Stock Appreciation Right or, after December 31, 2022, a stock appreciation right under the Prior Plan that are not issued in connection with its stock settlement on exercise thereof, and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or, after December 31, 2022, options under the Prior Plan.
(c)	Non-Employee Director Limitations. The aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all equity-based Awards granted to any Non-Employee Director during any single calendar year, plus the total cash compensation paid to such Director for services rendered for such calendar year, shall not exceed $800,000; provided, however, that the limitation described in this Section shall be determined without regard to amounts paid to a Non-Employee Director during any period in which such individual was an employee or consultant (other than grants of Awards paid for service in their capacity as a Non-Employee Director), and any severance and other payments such as consulting fees paid to a Non-Employee Director for such Director’s prior or current service to the Company or any Subsidiary other than serving as a Director shall not be taken into account in applying the limit provided above. For the avoidance of doubt, any compensation that is deferred shall be counted toward this limit for the year in which it was first earned, and not when paid or settled if later.

7. Options.

Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each Option, including but not limited to: (i) whether the Option is an “incentive stock option” which meets the requirements of Code Section 422, or a “nonqualified stock option” which does not meet the requirements of Code Section 422; (ii) the number of Shares subject to the Option; (iii) the exercise price, which may not be less than the Fair Market Value of the Shares subject to the Option as determined on the date of grant; (iv) the terms and conditions of exercise; and (v) the term, except that an Option must terminate no later than ten (10) years after the date of grant. In all other respects, the terms of any incentive stock option should comply with the provisions of Code Section 422 except to the extent the Administrator determines otherwise. If an Option that is intended to be an incentive stock option fails to meet the requirements thereof, the Option shall automatically be treated as a nonqualified stock option to the extent of such failure.

8. Stock Appreciation Rights.

Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each SAR, including but not limited to: (a) whether the SAR is granted independently of an Option or relates to an Option; (b) the number of Shares to which the SAR relates; (c) the grant price, provided that the grant price shall not be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant; (d) the terms and conditions of exercise or maturity; (e) the term, provided that an SAR must terminate no later than ten (10) years after the date of grant; and (f) whether the SAR will be settled in cash, Shares or a combination thereof. If an SAR is granted in relation to an Option, then unless otherwise determined by the Administrator, the SAR shall be exercisable or shall mature at the same time or times, on the same conditions and to the extent and in the proportion, that the related Option is exercisable and may be exercised or mature for all or part of the Shares subject to the related Option. Upon exercise of any number of SARs, the number of Shares subject to the related Option shall be reduced accordingly and such Option may not be exercised with respect to

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that number of Shares. The exercise of any number of Options that relate to an SAR shall likewise result in an equivalent reduction in the number of Shares covered by the related SAR.

9. Performance Share Units and Performance Share Awards.

Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Performance Shares or Performance Units, including but not limited to: (i) the number of Shares and/or units to which such Award relates; (ii) whether, as a condition for the Participant to realize all or a portion of the benefit provided under the Award, one or more Performance Goals must be achieved during such period as the Administrator specifies; (iii) whether the restrictions imposed on Performance Shares or Performance Units shall lapse, and all or a portion of the Performance Goals subject to an Award shall be deemed achieved, upon a Participant’s death, Disability or Retirement; (iv) with respect to Performance Units, whether to measure the value of each unit in relation to a designated dollar value or the Fair Market Value of one or more Shares; and (v) with respect to Performance Units, whether to settle such Awards in cash, in Shares, or a combination thereof.

10. Annual Incentive Awards.

Subject to the terms of this Plan, the Administrator will determine all terms and conditions of an annual incentive award (“Annual Incentive Award”), including but not limited to the Performance Goals, performance period, the potential amount payable, and the timing of the payment, subject to the following: (a) the Administrator may require that payment of all or any portion of the amount subject to the Annual Incentive Award is contingent on the achievement of one or more Performance Goals during the period the Administrator specifies, although the Administrator may specify that all or a portion of the Performance Goals subject to an Award are deemed achieved upon a Participant’s death, Disability or Retirement, or such other circumstances as the Administrator may specify.

11. Restricted Stock Unit and Restricted Stock Awards.

Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Restricted Stock and Restricted Stock Units, including but not limited to: (i) the number of Shares and/or units to which such Award relates; (ii) whether the restrictions imposed on Restricted Stock or Restricted Stock Units shall lapse upon a Participant’s death, Disability or Retirement; or (iii) with respect to Restricted Stock Units, whether to settle such Awards in cash, in Shares, or a combination thereof.

12. Long-Term Incentive Awards.

Subject to the terms of this Plan, the Administrator will determine all terms and conditions of a long-term incentive award (“Long-Term Incentive Award”), including but not limited to the Performance Goals, performance period, the potential amount payable, and the timing of payment, subject to the following: (a) the Administrator may require that payment of all or any portion of the amount subject to the Long-Term Incentive Award is contingent on the achievement of one or more Performance Goals during the period the Administrator specifies, although the Administrator may specify that all or a portion of the Performance Goals subject to an Award are deemed achieved upon a Participant’s death, Disability or Retirement, or such other circumstances as the Administrator may specify.

13. Dividend Equivalent Units.

Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Dividend Equivalent Units, including but not limited to whether: (a) such Award will be granted in tandem with another Award; (b) payment of the Award be made when the underlying Award vests or credited to an account for the Participant which provides for the deferral of such amounts until a stated time; and (c) the Award will be settled in cash or Shares; provided that no Dividend Equivalent Units shall be granted in connection with an Option, SAR or other “stock right” within the meaning of Code Section 409A. To the extent the payment of such dividend equivalents is considered deferred compensation, such written arrangement shall comply with the provisions of Code Section 409A. Notwithstanding anything to the contrary in this Plan, any Dividend Equivalent Units payable in connection with another Award, and any dividends payable pursuant to any Award, shall in all cases be subject to the same vesting terms and risks of forfeiture as the underlying Award, and shall not be paid unless and until the underlying Award vests.

14. Other Stock-Based Awards.

Subject to the terms of this Plan, the Administrator may grant to Participants other types of Awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, Shares, either alone or in addition to or in conjunction with other Awards, and payable in Stock or cash. Without limitation, such Award may include the issuance of shares of unrestricted Stock, which may be awarded in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, as a bonus, or upon the attainment of Performance Goals or otherwise, or rights to acquire Stock from the Company. The Administrator shall determine all terms and

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conditions of the Award, including but not limited to, the time or times at which such Awards shall be made, and the number of Shares to be granted pursuant to such Awards or to which such Award shall relate; provided that any Award that provides for purchase rights shall be priced at 100% of Fair Market Value on the date of the Award.

15. Transferability.

Awards are not transferable other than by will or the laws of descent and distribution, unless and to the extent the Administrator allows a Participant to: (a) designate in writing a beneficiary to exercise the Award or receive payment under an Award after the Participant’s death; or (b) transfer an Award for no consideration.

16. Termination and Amendment of Plan; Amendment, Modification or Cancellation of Awards.
(a)	Term of Plan. Unless the Board earlier terminates this Plan pursuant to Section 16(b), this Plan will terminate when all Shares reserved for issuance have been issued. If the term of this Plan extends beyond ten (10) years from March 22, 2023, no incentive stock options may be granted after such time unless the shareholders of the Company have approved an extension of this Plan.
(b)	Termination and Amendment. The Board or the Committee may amend, alter, suspend, discontinue or terminate this Plan at any time, subject to the following limitations:
(i) the Board must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) action of the Board, (B) applicable corporate law, or (C) any other applicable law;
(ii) shareholders must approve any amendment of this Plan by the required vote to the extent the Company determines such approval is required by: (A) Section 16 of the Exchange Act, (B) the Code, (C) the listing requirements of any principal securities exchange or market on which the Shares are then traded, or (D) any other applicable law; and
(iii) shareholders must approve any of the following Plan amendments: (A) an amendment to materially increase any number of Shares specified in Section 6(a) (except as permitted by Section 18), or (B) an amendment that would diminish the protections afforded by Section 16(e).
(c)	Amendment, Modification or Cancellation of Awards. Except as provided in Section 16(e) and subject to the requirements of this Plan, the Administrator may modify, amend or cancel any Award, or waive any restrictions or conditions applicable to any Award or the exercise of the Award; provided that any modification or amendment that materially diminishes the rights of the Participant, or the cancellation of the Award, shall be effective only if agreed to by the Participant or any other person(s) as may then have an interest in the Award, but the Administrator need not obtain Participant (or other interested party) consent for the adjustment or cancellation of an Award pursuant to the provisions of Section 18 or the modification of an Award to the extent deemed necessary to comply with any applicable law, the listing requirements of any principal securities exchange or market on which the Shares are then traded, or to preserve favorable accounting or tax treatment of any Award for the Company. Notwithstanding the foregoing, unless determined otherwise by the Administrator, any such amendment shall be made in a manner that will enable an Award intended to be exempt from Code Section 409A to continue to be so exempt, or to enable an Award intended to comply with Code Section 409A to continue to so comply.
(d)	Termination of Employment. Award Agreements may contain any provision approved by the Administrator relating to the period for exercise or vesting after termination of employment, and relating to the circumstances under which a termination is deemed to occur. Except as otherwise set forth in the applicable Award Agreement, each Award shall terminate upon the grantee’s termination of employment with the Company or a Subsidiary or Affiliate; provided, however, that in no event shall an Option or SAR be exercised following its expiration date.
(e)	Survival of Authority and Awards. Notwithstanding the foregoing, the authority of the Board and the Administrator under this Section 16 and to otherwise administer the Plan will extend beyond the date of this Plan’s termination. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.
(f)	Repricing and Backdating Prohibited. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Section 18, neither the Board, the Administrator nor their respective delegates shall have the authority to (i) reprice (or cancel and re-grant) any Option or, if applicable, other Award at a lower exercise, base or purchase price without first obtaining the approval of the Company’s shareholders, (ii) take any other action (whether in the form of an amendment, cancellation or replacement grant, or a cash-out of underwater Options) that has the effect of repricing an Option or other Award, without shareholder approval, or except as permitted in the event of a Change of Control, or (iii) grant any Option or other Award that contains a so-called “reload” feature under which additional Options or other Awards are granted automatically to the grantee upon exercise of the Option or other Award. In addition, the Administrator may not make a grant of an Option or SAR with a grant date that is effective

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prior to the date the Board or the Administrator (or its designee), whichever is applicable, takes action to approve such Award.
(g)	Foreign Participation. To assure the viability of Awards granted to Participants employed or residing in foreign countries, the Administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Administrator approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country. In addition, all such supplements, amendments, restatements or alternative versions must comply with the provisions of Section 16(b)(ii).
(h)	Code Section 409A. It is intended that the Plan and any Awards issued thereunder will comply with Code Section 409A to the extent the Awards are subject thereto, and the Plan and such Awards shall be interpreted on a basis consistent with such intent. The Plan and any Award Agreements issued thereunder may be amended in any respect deemed by the Administrator to be necessary in order to preserve compliance with Code Section 409A. Notwithstanding anything to the contrary in the Plan, should any payments made in accordance with the Plan to a “specified employee” (as defined under Code Section 409A) be determined to be payments from a nonqualified deferred compensation plan and to the extent required to avoid accelerated taxation and tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six-month period immediately following the Participant’s “separation from service” (as defined for purposes of Code Section 409A) will instead be paid in a lump sum on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). For purposes of Code Section 409A, the payments to be made to a Participant in accordance with this Plan shall be treated as a right to a series of separate payments.
17.	Taxes.
(a)	Withholding. In the event the Company or an Affiliate of the Company is required to withhold any Federal, state or local taxes or other amounts in respect of any income recognized by a Participant as a result of the grant, vesting, payment or settlement of an Award or disposition of any Shares acquired under an Award, the Company may deduct (or require an Affiliate to deduct) from any payments of any kind otherwise due the Participant cash, or Shares otherwise deliverable or vesting under an Award, to satisfy such required tax withholding obligations. Alternatively, the Company may require such Participant to pay to the Company, in cash, promptly on demand, or make other arrangements satisfactory to the Company regarding the payment to the Company of the aggregate amount of any such taxes and other amounts. If Shares are deliverable upon exercise or payment of an Award, the Committee may provide in the Award Agreement for the Participant to satisfy all or a portion of the Federal, state and local withholding tax obligations arising in connection with such Award by electing to: (a) have the Company withhold Shares otherwise issuable under the Award; (b) tender back Shares received in connection with such Award; or (c) deliver other previously owned Shares; provided that the amount to be withheld may not exceed the federal, state and local tax withholding obligations associated with the transaction to the extent needed for the Company to treat such award as an equity award for accounting purposes and to comply with applicable tax withholding rules. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Committee requires. In any case, the Company may defer making payment or delivery under any Award if any such tax may be pending unless and until indemnified to its satisfaction.
(b)	No Guarantee of Tax Treatment. Notwithstanding any provisions of the Plan, the Company does not guarantee to any Participant or any other Person with an interest in an Award that: (i) any Award intended to be exempt from Code Section 409A shall be so exempt; (ii) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply; and (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.
18.	Adjustment Provisions; Change of Control.
(a)	Adjustment of Shares. If any change in corporate capitalization, such as a stock split, reverse stock split, stock dividend, or any corporate transaction, such as a reorganization, reclassification, merger or consolidation or separation, including a spin-off, of the Company or sale or other disposition by the Company of all or a portion of its assets, any other change in the Company’s corporate structure, or any distribution to shareholders (other than a regular cash dividend) results in the outstanding Shares, or any securities exchanged therefore or received in their place, being exchanged for a different number or class of shares or other securities of the Company, or for shares of stock or other securities of any other corporation; or new, different or additional shares or other securities of the Company or of any other corporation being received by the holders of outstanding Shares; then equitable adjustments shall be made by the Committee, as it determines are necessary and appropriate, in:

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(i)	the limitation on the aggregate number of Shares that may be awarded as set forth in Section 6(a), including, without limitation, with respect to incentive stock options;
(ii)	the number and class of Shares that may be subject to an Award, and which have not been issued or transferred under an outstanding Award;
(iii)	the option price under outstanding Options and the number of Shares to be transferred in settlement of outstanding Stock Appreciation Rights; and
(iv)	the terms, conditions or restrictions of any Award and Award Agreement, including the price payable for the acquisition of Shares; provided, however, that all such adjustments made in respect of each incentive stock option shall be accomplished so that to the extent practical such Option shall continue to be an incentive stock option within the meaning of Code Section 422.

(b)	Issuance or Assumption. Notwithstanding any other provision of this Plan, and without affecting the number of Shares otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Administrator may authorize the issuance or assumption of Awards under this Plan upon such terms and conditions as it may deem appropriate.
(c)	Change of Control. If the Participant has in effect an employment, retention, change of control, severance, Award or similar agreement with the Company or any Affiliate that provides for the effect of a Change of Control on all or any portion of the Participant’s Awards, then such agreement shall control with respect to such Awards in the event of a Change of Control. In all other cases, unless provided otherwise in an Award Agreement, in the event of a Change of Control:
	(i)	The successor or purchaser in the Change of Control transaction may assume an Award or provide a substitute award with similar terms and conditions, and preserving the same benefits, as the Award it is replacing.
	(ii)	If the successor or purchaser in the Change of Control transaction does not assume the Awards or issue replacement awards as provided in clause (i), then unless otherwise determined by the Board prior to the date of the Change of Control, immediately prior to the Change of Control:

(A)	each Option or SAR that is then held by a Participant who is employed by or in the service of the Company or an Affiliate shall become immediately and fully vested, and all Options and SARs shall be cancelled on the date of the Change of Control in exchange for a cash payment equal to the excess of the Change of Control price of the Shares covered by the Option or SAR that is so cancelled over the purchase or grant price of such Shares under the Award;
(B)	Restricted Stock and Restricted Stock Units that are not then vested shall vest;
(C)	all Annual and Long-Term Incentive Awards that are earned but not yet paid shall be paid, and all Annual and Long-Term Incentive Awards that are not yet earned shall be cancelled in exchange for a cash payment in an amount determined by taking the product of: (1) the amount that would have been due under such Award(s) if the Performance Goals (as measured at the time of the Change of Control) were to continue to be achieved at the target level through the end of the performance period; and (2) a fraction, the numerator of which is the number of whole months that have elapsed from the beginning of the performance period to which the Award is subject to the date of the Change of Control and the denominator of which is the number of whole months in the performance period; and
(D)	all stand-alone Dividend Equivalent Units that are not vested shall vest and be paid in cash, and all other Awards that are not vested shall vest and if an amount is payable under such vested Award, such amount shall be paid in cash based on the value of the Award.
If the value of an Award is based on the Fair Market Value of a Share, Fair Market Value shall be deemed to mean the per share Change of Control price. The Administrator shall determine the per share Change of Control price paid or deemed paid in the Change of Control transaction.

19. Miscellaneous.
(a)	Other Terms and Conditions. The grant of any Award may also be subject to other provisions (whether or not applicable to the Award granted to any other Participant) as the Administrator determines appropriate, including, without limitation, provisions for:
	(i)	the payment of the purchase price of Options by delivery of cash or other Shares or other securities of the Company (including by attestation) having a then Fair Market Value equal to the purchase price of such Shares, or by delivery to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker dealer to sell or margin a sufficient portion of the Shares and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price;
	(ii)	restrictions on resale or other disposition of Shares; and
	(iii)	compliance with federal or state securities laws and stock exchange requirements.

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(b)	Minimum Vesting Requirements for Equity Awards. Notwithstanding any other provision of the Plan to the contrary, no equity-based Award or portion of any Award granted under the Plan shall become exercisable or vested prior to the one-year anniversary of the grant date of such Award (excluding, for this purpose, any (i) Substitute Awards and (ii) Shares delivered in lieu of fully vested cash Awards). For the avoidance of doubt, this Section 19(b) shall not restrict the right of the Committee to provide for the acceleration or continuation of the vesting or exercisability of an Award upon or after a termination of employment or service or otherwise, including, without limitation, as a result of a termination without Cause, death, disability, retirement or constructive termination.
(c)	Employment and Service. The issuance of an Award shall not confer upon a Participant any right with respect to continued employment or service with the Company or any Affiliate, or the right to continue as a Director. Unless determined otherwise by the Administrator, for purposes of the Plan and all Awards, the following rules shall apply:
(i) a Participant who transfers employment between the Company and its Affiliates, or between Affiliates, will not be considered to have terminated employment;
(ii) a Participant who ceases to be a Non-Employee Director because he or she becomes an employee of the Company or an Affiliate shall not be considered to have ceased service as a Director with respect to any Award until such Participant’s termination of employment with the Company and its Affiliates;
(iii) a Participant who ceases to be employed by the Company or an Affiliate and immediately thereafter becomes a Non-Employee Director, a non-employee director of an Affiliate, or a consultant to the Company or any Affiliate shall not be considered to have terminated employment until such Participant’s service as a director of, or consultant to, the Company and its Affiliates has ceased; and
(iv) a Participant employed by an Affiliate will be considered to have terminated employment when such entity ceases to be an Affiliate.
Notwithstanding the foregoing, for purposes of an Award that is subject to Code Section 409A, if a Participant’s termination of employment or service triggers the payment of compensation under such Award, then the Participant will be deemed to have terminated employment or service upon his or her “separation from service” within the meaning of Code Section 409A.
(d)	No Fractional Shares. No fractional Shares or other securities may be issued or delivered pursuant to this Plan, and the Administrator may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated.
(e)	Unfunded Plan. This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights are no greater than the rights of the Company’s general unsecured creditors.
(f)	Requirements of Law and Securities Exchange. The granting of Awards and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any Award Agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and unless and until the Participant has taken all actions required by the Company in connection therewith. The Company may impose such restrictions on any Shares issued under the Plan as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or the requirements of any national securities exchanges.
(g)	Governing Law. This Plan, and all agreements under this Plan, will be construed in accordance with and governed by the laws of the State of Georgia, without reference to any conflict of law principles. Any legal action or proceeding with respect to this Plan, any Award or any Award Agreement, or for recognition and enforcement of any judgment in respect of this Plan, any Award or any Award Agreement, may only be heard in a “bench” trial, and any party to such action or proceeding shall agree to waive its right to a jury trial.
(h)	Limitations on Actions. Any legal action or proceeding with respect to this Plan, any Award or any Award Agreement, must be brought within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint.
(i)	Construction. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Titles of sections are for general information only, and this Plan is not to be construed with reference to such titles.

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(j)	Severability. If any provision of this Plan or any Award Agreement or any Award (a) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (b) would disqualify this Plan, any Award Agreement or any Award under any law the Administrator deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of this Plan, Award Agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such Award Agreement and such Award will remain in full force and effect.

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Board of Directors

Mark W. Begor
Chief Executive Officer,
Equifax Inc.

Mark L. Feidler
Independent Chairman,
Equifax Inc. and
Founding Partner,
MSouth Equity Partners

Audrey Boone Tillman
Executive Vice President and
General Counsel,
Aflac Incorporated

Heather H. Wilson
Chief Executive Officer,
CLARA Analytics, Inc.

John A. McKinley
Founder,
Great Falls Ventures

Karen L. Fichuk
Former Chief
Executive Officer,
Randstad North America

Melissa D. Smith
Chair and Chief Executive Officer,
WEX Inc.

Robert D. Marcus
Former Chairman and
Chief Executive Officer,
Time Warner Cable Inc.

Robert W. Selander
Former President and
Chief Executive Officer,
Mastercard Incorporated and
Mastercard International

Scott A. McGregor
Former President and
Chief Executive Officer,
Broadcom Corporation

G. Thomas Hough
Retired Americas Vice Chair,
Ernst & Young LLP

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1550 Peachtree Street, N.W.
Atlanta, Georgia 30309

404.885.8000
equifax.com

Copyright © 2023, Equifax Inc., Atlanta, Georgia. All rights reserved. Equifax is a registered trademark of Equifax Inc. 23-12778186

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EQUIFAX

1550 PEACHTREE STREET, N.W.
ATLANTA, GEORGIA 30309

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on May 3, 2023. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, on May 3, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

PLEASE DO NOT MAIL YOUR PROXY CARD IF YOU VOTE BY INTERNET OR TELEPHONE.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V00758-Z84335-P86446 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

EQUIFAX INC.

The Board of Directors recommends that you vote "FOR" each of the following director nominees:

	For	Against	Abstain
1. Election of 10 Director Nominees:			
Nominees:	☐	☐	☐
1a. Mark W. Begor	☐	☐	☐
1b. Mark L. Feidler	☐	☐	☐
1c. Karen L. Fichuk	☐	☐	☐
1d. G. Thomas Hough	☐	☐	☐
1e. Robert D. Marcus	☐	☐	☐
1f. Scott A. McGregor	☐	☐	☐
1g. John A. McKinley	☐	☐	☐
1h. Melissa D. Smith	☐	☐	☐
1i. Audrey Boone Tillman	☐	☐	☐
1j. Heather H. Wilson	☐	☐	☐

The Board of Directors recommends that you vote "FOR" Item 2.	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation ("say-on-pay").	☐	☐	☐

The Board of Directors recommends "1 YEAR" frequency for future say-on-pay votes.	1 Year	2 Years	3 Years	Abstain
3. Advisory vote on frequency of future say-on-pay votes.	☐	☐	☐	☐

The Board of Directors recommends that you vote "FOR" Item 4.	For	Against	Abstain
4. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for 2023.	☐	☐	☐

The Board of Directors recommends that you vote "FOR" Item 5.	For	Against	Abstain
5. Approval of the 2023 Omnibus Incentive Plan.	☐	☐	☐

The Board of Directors recommends that you vote "AGAINST" Item 6.	For	Against	Abstain
6. Shareholder proposal regarding a racial equity audit.	☐	☐	☐

The proxies are authorized to vote in their discretion upon other matters that may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners must each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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If you participate in the Equifax Plans, your proxy card includes shares that the relevant plan has credited to this account.

To allow sufficient time for the Equifax Plans' trustees to vote, the trustees must receive your voting instructions no later than 11:59 p.m., Eastern Time, on May 2, 2023. The Equifax Inc. 401(k) Plan trustee will vote those plan shares that are not voted by this deadline in the same proportion as the shares held by the trustees for which voting instructions have been received. The Equifax Canada Retirement Savings Program for Salaried Employees trustee will only vote those plan shares for which voting instructions are received prior to this deadline. Participants in the Equifax Plans may not vote the shares owned through such plans after this deadline, including at the Annual Meeting.

TO CHANGE YOUR VOTE

If you vote again by any means prior to the meeting, it will cancel your prior vote. For example, if you voted by telephone, a later Internet vote will change your vote. The last vote received before 11:59 p.m., Eastern Time, on May 3, 2023 will be the one counted. You may also revoke your proxy by voting at the Annual Meeting.

V00759-Z84335-P86446

EQUIFAX

EQUIFAX INC.
Annual Meeting of Shareholders
May 4, 2023, at 9:30 a.m., Eastern Time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EQUIFAX INC.

This proxy, when properly executed, will be voted in the manner directed by the shareholder whose name appears on the reverse (the "Shareholder"). If no direction is given, this Proxy will be voted "For" the election of the 10 director nominees, each for a one-year term, in Item 1; "For" an advisory vote to approve named executive officer compensation in Item 2; "1 Year" frequency for future say-on-pay votes in Item 3; "For" the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for 2023 in Item 4; "For" the approval of the 2023 Omnibus Incentive Plan in Item 5; "Against" the shareholder proposal regarding a racial equity audit in Item 6; and with discretionary authority on all other matters that may properly come before the Annual Meeting.

By this document, the Shareholder appoints Mark W. Begor and Mark L. Feidler, and each of them, with power of substitution in each, proxies to appear and vote all common stock of the Shareholder in Equifax Inc. at the Annual Meeting of Shareholders to be held at Equifax's Corporate Headquarters located at 1550 Peachtree Street, N.W., Atlanta, Georgia 30309 on Thursday, May 4, 2023, at 9:30 a.m., Eastern Time, and at any adjournment thereof.

Continued and to be signed on reverse side